EXHIBIT 10.1

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND REGULATIONS PROMULGATED THEREUNDER AND APPLICABLE STATE SECURITIES LAWS. IN ADDITION, TRANSFERS OF THE LIMITED LIABILITY COMPANY INTERESTS IS RESTRICTED AS PROVIDED HEREIN.

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AIS INVESTMENT HOLDINGS LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

DATED AS OF SEPTEMBER 30, 2022

Page

i.

(continued)
Page

-ii-

(continued)
Page

-iii-

(continued)
Page

Section 14.12 Expenses	71
Section 14.13 Attorneys’ Fees	71
Section 14.14 Counterparts	71
Section 14.15 Adjustments	71
Schedule A:    Members and Units
Schedule B:    Form of Joinder
Schedule C:    Permitted Related Party Arrangements
Schedule D:    Initial Officers of the Company
Schedule E:    Initial Budget

-iv-

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
AIS INVESTMENT HOLDINGS LLC

This First Amended and Restated Limited Liability Company Agreement of AIS Investment Holdings LLC, a Delaware limited liability company (the “Company”), dated as of September 30, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among (i) Fernweh AIS Acquisition LP, a Delaware limited partnership (“FA Acquisition”), (ii) AZZ Inc., a Texas corporation (“Aztec”), (iii) Atkinson Holding Company LLC, a Delaware limited liability company and wholly owned Subsidiary of Aztec (“Atkinson”), and (iv) each other Person who at any time becomes a Member pursuant to the terms of this Agreement. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Transaction Agreement (as defined below).
Whereas, the Company was formed on May 10, 2022, by the filing of a Certificate of Formation (as amended or otherwise modified from time to time, the “Certificate of Formation”) with the Secretary of State of the State of Delaware and the adoption of that certain Limited Liability Company Agreement of the Company, dated as of May 20, 2022 (as amended prior to the date hereof, the “Original LLC Agreement”), in accordance with the Act (as defined below);
Whereas, FA Acquisition, Aztec and the Company have entered into that certain Contribution and Purchase Agreement, dated as of June 23, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”) pursuant to which, on the terms and subject to the conditions contained therein (i) Aztec agreed to complete the Pre-Closing Reorganization, pursuant to which, among other things, (A) the Infrastructure Solutions business of Aztec would be directly or indirectly contributed to Atkinson and the Company and (B) the Infrastructure Solutions business of Aztec contributed to Atkinson would be directly contributed by Atkinson to the Company and (ii) FA Acquisition agreed to acquire 60% of the Common Units at the Closing (the “Acquired Units”) from Aztec and Atkinson, with Aztec and Atkinson in the aggregate retaining the remaining 40% of the Common Units; and
Whereas, the parties hereto desire to enter into this Agreement in order to memorialize the transfer of the Acquired Units to FA Acquisition in accordance with the Transaction Agreement and admit the FA Acquisition as a Member; to set forth the binding agreement of the parties as to the affairs of the Company, the conduct of the Company’s business, and the rights and obligations of the Members; and to amend, restate and supersede the Original LLC Agreement in its entirety.
Now, Therefore, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINED TERMS
Section 1.01    Definitions.
“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., or any successor statute, in each case, as amended from time to time.
“Additional Member” has the meaning given in Section 3.08(a).
“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations, and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable Law. This definition is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; however, (i) no portfolio company (as such term is customarily used among institutional investors), or holding company of such portfolio company, of a Member will be deemed an “Affiliate” of such Member except for (A) the definitions of “arm's length” “Restricted Related Party”, “Restricted Related Party Transaction” and “Third Party” and each use of each such term in this Agreement and (B) Section 3.07(a) and (ii) no Co-Investor will be deemed to be an Affiliate of Fernweh Group or Aztec (or vice versa).
“Agreement” has the meaning given in the preamble to this Agreement.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (b) the United Kingdom Bribery Act, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transaction, and (e) other anti-bribery and anti-corruption laws, regulations or ordinances applicable to the Company and its Subsidiaries and their respective operations from time to time.
“Anti-Money Laundering Laws” means anti-money laundering-related Laws, regulations, and codes of practice applicable to the Company and its Subsidiaries and their operations from time to time, including, without limitation (a) the EU Anti-Money Laundering Directives and any Laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, and (b) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended.
“arm’s length” means in relation to transactions entered into by the Company or any Subsidiary of the Company that the terms thereof are no less favorable to the Company or any Subsidiary of the Company, as applicable, than could reasonably be expected to be obtained in a comparable transaction with a person which is not a Member, Director or Affiliate of a Member or Director.
“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state, and local income tax rate (including the tax rate of the tax imposed under Section 4111 of the Code on net investment income) for a taxable year prescribed for an individual or corporate resident in New York, New York (as determined in the good faith of the Board of Directors using reasonable assumptions), taking into account (i) the limitations imposed on the deductibility of expenses and other items, (ii) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, and (iii) the deductibility of state and local income taxes to the extent applicable and with any dollar limitation on state and local income tax deductibility assumed to be exceeded, but not taking into account any deduction under Section 199A of the Code or any similar state or local Law, as determined in good faith by the Board of Directors.
“Atkinson” has the meaning given in the recitals.
“Available Cash” means, as of any date with respect to the Company, all cash and cash equivalents of the Company, excluding any amounts reasonably determined by the Board of Directors to be required or prudent to pay the costs and expenses of and fund the operations of the Company Group.
“Aztec Change of Control” means (i) a merger, reorganization, share exchange, consolidation, tender offer, business combination, recapitalization, joint venture or similar transaction involving Aztec, in each case, as a result of which the stockholders of Aztec immediately prior to such transaction would cease to own 50% or more of the total voting power of, or economic interest in, Aztec or the surviving entity of such transaction (including, any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the direct or indirect acquisition by any Person (or group of Persons) of substantially all of the assets of the Aztec and its Subsidiaries, on a consolidated basis (including equity interests in any Subsidiaries), or (iii) the direct or indirect acquisition by any Person (or group of Persons) of 50% or more of the outstanding shares of Aztec’s common stock or securities representing 50% or more of the total voting power of, or economic interest in, Aztec; provided, however, no direct or indirect demerger, spinoff, splitoff or similar transaction involving the separation of Aztec and one or more other businesses of Aztec and its Subsidiaries by means of a direct or indirect distribution or transfer to Aztec's public shareholders entered into for legitimate business purposes and not to circumvent the provisions of Section 10.09 shall be deemed an Aztec Change of Control for purposes of this Agreement.

“Aztec CoC Exercise Notice” has the meaning given in Section 10.09(a).
“Aztec CoC Rights Termination” has the meaning given in Section 10.09(a).
“Aztec CoC Transfer” has the meaning given in Section 10.09(a).
“Aztec Director” means a Director that is designated by the Aztec Members.
“Aztec Members” means Aztec, Atkinson and any Person to whom Units are Transferred in an Aztec Permitted Transfer.
“Aztec Observer” has the meaning given in Section 5.06(a).
“Aztec Permitted Transfers” means any Transfer by any Aztec Member to one or more of its Affiliates (so long as such Person remains such an Affiliate).
“Bad Leaver Termination” has the meaning given in Section 10.08(a)(i).
“Blocker Corp” means any U.S. corporation (or other U.S. entity classified as a corporation for U.S. federal income tax purposes at all times since formation) controlled by the Fernweh Group, any of the Co-Investors or any of their respective Affiliates that: (i) was formed solely for the purpose of purchasing a direct or indirect (solely through one or more partnerships described below or disregarded entities) interest in Units, (ii) has not conducted any business activities unrelated to purchasing and holding a direct or indirect interest in Units and has no employees and (iii) directly or indirectly (solely through one or more partnerships described below or disregarded entities), holds Units; provided that such Blocker Corp will not hold any other assets, incur liabilities or conduct any business other than holding Units or holding interests in partnerships or disregarded entities that will not hold any other assets, employ any persons, incur liabilities or conduct any other business other than holding Units (or other such partnerships or disregarded entities).
“Blocker Owner” shall mean the stockholders of an applicable Blocker Corp.
“Board of Directors” has the meaning given in Section 5.01(a).
“Budget” means the Initial Budget and each subsequent annual operating budget of the Company, as approved by the Board of Directors pursuant to Section 5.14, as such budget may be modified or amended from time to time with the approval of the Board of Directors.
“Business” means the business, operations and activities currently conducted by AZZ and its Subsidiaries through what is as of the date of the Transaction Agreement known as the infrastructure solutions operating segment of AZZ, including High Voltage Bus Systems (including as conducted by CGIT Systems,LLC), Medium Voltage Bus Systems (including as conducted by The Calvert Company, Inc.), Enclosure Systems (including as conducted by Atkinson Industries, LLC, AZZ Enclosure Systems-Chattanooga LLC, and AZZ Enclosure Systems LLC), Switchgear Systems (including as conducted by Powergrid Solutions LLC and Central Electric Manufacturing Company LLC), Welding Solutions (including as conducted by AZZ WSI LLC), Lighting Solutions (including as conducted by Rig-a-Lite LLC), AZZ International Holdings LLC, AZZ Trading (Shanghai) Co. Ltd, Blenkhorn & Sawle Limited Ontario and AZZ Specialty Repair and Overhaul LLC, but specifically excluding the Excluded Assets and any business, operations and activities to the extent related solely to the Excluded Assets.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.
“Business Venture” has the meaning given in Section 3.07.
“Business Venture Person” has the meaning given in Section 3.07.
“Call” has the meaning given in Section 10.08(a).
“Call Closing” has the meaning given in Section 10.08(b).

“Call Notice” has the meaning given in Section 10.08(a).
“Call Period” means, with respect to any of a Management Member’s Units, the one-year period beginning on the date of the Management Member’s Termination.
“Called Units” has the meaning given in Section 10.08(b).
“Capital Account” means the separate capital account maintained for each Member in accordance with Section 4.04.
“Capital Contribution” means, for any Member, the total amount of cash and the Fair Market Value of any property at the time of contribution (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to), as determined by the Board of Directors in good faith, contributed to the Company by such Member at any given time.
“Carrying Value” means, with respect to any Company asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of each asset contributed to the Company shall be its gross Fair Market Value on the date of contribution, as determined by the Board of Directors in its reasonable discretion, and the Carrying Values of all Company assets shall be adjusted to equal their respective Fair Market Values in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, (i) as of the date of the acquisition of any additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (ii) as of the date of the distribution of more than a de minimis amount of Company assets to a Member as consideration for an interest in the Company, (iii) as of the “liquidation” of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), (iv) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity or by a new Member acting in a partner capacity in anticipation of being a Member, or (v) as of the acquisition of an interest in the Company upon the exercise of a noncompensatory option (as defined in Treasury Regulations Section 1.704-1(b)(2)(iv)(d)) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided that adjustments pursuant to clauses (i), (ii), (iv), (v) and (vi) above shall be made only if such adjustments are deemed appropriate or necessary as determined by the Board of Directors in good faith. The Carrying Value of any Company asset distributed to any Member shall be adjusted immediately before such distribution to equal its Fair Market Value, as determined by the Board of Directors. In the case of any Company asset that has a Carrying Value that differs from its adjusted basis for U.S. federal income tax purposes, such Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” instead of the amount of depreciation determined for U.S. federal income tax purposes. The Carrying Value of any Company asset shall be increased (or decreased) to reflect any adjustments to its adjusted basis for U.S. federal income tax purposes pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided that the Carrying Values of all Company assets shall not be adjusted pursuant to this sentence to the extent that the Board of Directors in good faith reasonably determines that any adjustments pursuant to clauses (i) through (vi) of the first sentence of this definition is appropriate or necessary in connection with the transaction that would otherwise result in any adjustments pursuant to this sentence.
“Cause” has the meaning set forth in the applicable Management Member’s Employment Arrangement or, if a Management Member is not party to an Employment Arrangement that includes a definition of “Cause” or similar term of like import, “Cause” will mean (i) the conviction of, plea of nolo contendere to or indictment for a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, fraud or breach of fiduciary duty; (ii) repeatedly reporting to work under the influence of alcohol; (iii) the use of illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with his or her duties to any Company Group Member, which causes any Company Group Member public disgrace or disrepute or economic harm; (iv) repeated failure to perform duties as reasonably directed by the Board of Directors; (v) gross negligence or willful misconduct with respect to any Company Group Member or in the performance of the Management Member’s duties to any Company Group Member; (vi) obtaining any personal profit not thoroughly disclosed to and approved by the Board of Directors in connection with any transaction entered into by, or on behalf of, any Company Group Member; or (vii) willful violation of any of the terms of the established written rules or written policies of the Company Group which, if curable, is not cured to the Board of Director’s reasonable satisfaction within fifteen (15) days after written notice thereof to such Management Member and such written notice shall describe in reasonable detail the violation or breach and, if such violation or breach is curable, the action required to effect such cure. If, subsequent to a Termination of such Management Member’s employment with or other services to any Company Group Member for any reason other than for Cause, it is discovered that such Management Member’s employment or other service relationship could have been Terminated for Cause, such Management Member’s employment or other service relationship shall, at the discretion of the Board of Directors, be deemed to have Terminated by the Company Group for Cause for all purposes under this Agreement, and such Management Member shall be required to disgorge to the Company all amounts received by such Management Member in connection with Units following such Termination that would have been forfeited under this Agreement had such Termination been by any Company Group Member for Cause.
“Certificate of Formation” has the meaning given in the preamble to this Agreement.
“Chosen Courts” has the meaning given in Section 14.11(a).
“Co-Investors” means the direct equityholders from time to time of FA Acquisition other than Fernweh Group.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” has the meaning given in Section 4.01(a).
“Company” has the meaning given in the preamble to this Agreement.
“Company Acceptance Notice” has the meaning given in Section 10.06(c).
“Company Acceptance Period” has the meaning given in Section 10.06(c).
“Company Group” means the Company and its Subsidiaries, collectively.
“Company Group Member” means the Company or any of its Subsidiaries.
“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Company Notice” has the meaning given in Section 10.06(c).
“Competing Business” means, at the time of determination, any business (other than the Company Group) (i) providing (A) specialized products substantially similar to those provided by the Business as of the Closing and (B) services primarily designed to support industrial and electrical application, in each case, in the United States and its territories, as provided by the Business as of the Closing or (ii) that offers products and services that are substantially similar to the activities described in the foregoing clause (i) in the United States and its territories; provided that (x) none of the businesses of Fernweh Group or Aztec or any of their respective Controlled Affiliates as conducted as of the date hereof (other than the Business) shall be considered a Competing Business and (y) except for purposes of Section 5.06, none of the businesses of the Co-Investors or their respective Affiliates as of any time shall be considered a Competing Business.
“Competitive Activity” means, with respect to a specified Person, for such Person to accept employment with, own or have a financial other interest in, lend credit to, manage, join or operate, in each case, any Competing Business; provided, however, none of the following will be deemed to be “Competitive Activity”: (i) any consulting, management, business transformation advice or similar services provided by FEOC; or (ii) acquiring or holding shares of capital stock or other equity interests in any Competing Business, in the case of this clause (ii), so long as (A) such shares or equity interests represent no more than 5% of the outstanding voting power or equity interests in such entity (or, in the case of FEOC, no more than 20%) and (B) such shares or equity interests are purchased or held solely for passive investment purposes and such specified Person or its Affiliates are not in control of such entity.
“Confidential Information” has the meaning given in Section 3.06(b).

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controls,” “Controlled by,” “Controlled,” “under common Control with,” and “Controlling” shall have correlative meanings.
“Conversion” has the meaning given in Section 12.01.
“Covered Person” means, at any time of determination, any current or former Interest Holder, Partnership Representative, Director or Officer of the Company or any director, manager or officer of any Subsidiary of the Company.
“Covered Transaction” means any liquidation, dissolution, or winding up of the Company (whether occurring through one transaction or a series of related transactions, and whether voluntary or involuntary) and any other sale, redemption, or Transfer of the Units.
“Delaware Law” means the laws of the State of Delaware as the same now exist or may hereafter be amended, substituted or replaced; provided, that any change thereto that would be less favorable to a Covered Person than the Law in effect on the date hereof shall affect the rights and obligations of such Covered Person only with respect to actions taken, omissions occurring or other events occurring after the effective date of such change.
“Direct Listing” means the initial registration of the common stock or other equity interests in the Company, any successor to the Company (including any Successor Corporation) or any holding company established to own the securities of the Company, pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or a successor form), without a related underwritten offering of such common stock or other equity interests, after which registration such common stock or other equity interests are (i) (A) listed on a the Nasdaq Stock Market’s National Market (or any successor thereto) or the New York Stock Exchange (or any successor thereto) and (B) registered under the Exchange Act or (ii) listed on a foreign securities exchange approved by the Board of Directors.
“Direct Payment” has the meaning given in Section 4.09(d).
“Director” has the meaning given in Section 5.01(a).
“Disability” has the meaning set forth in the applicable Management Member’s Employment Arrangement or, if a Management Member is not party to an Employment Arrangement that includes a definition of “Disability” or similar term of like import, “Disability” will mean that the Management Member has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or can be reasonably expected to last for a continuous period of not less than twelve (12) months. Alternatively, Management Member will be deemed disabled if determined to be totally disabled by the Social Security Administration.
“Dispute” has the meaning given in Section 14.04.
“Distribution Payment” has the meaning given in Section 4.09(d).
“Drag Along Sale” has the meaning given in Section 3.12(a).
“Employment Arrangement” means, with respect to a Management Member, such Management Member’s offer letter, employment agreement, or other agreement(s) providing for services to any Company Group Member, if applicable, including a confidential information, invention assignment and arbitration agreement or similar agreement.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any other Person that, together with an Acquired Company, would be treated as a single employer under Section 414 of the Code

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Units” means (i) any Units or equity securities of the Company or its Subsidiaries issuable to employees of any Company Group Member (other than any officers, managers, directors, employees or consultants of any of the Principal Members or any of their respective Permitted Transferees or Affiliates) pursuant to an equity incentive plan approved by the Board of Directors or the board of directors or other governing body of such Subsidiary, as applicable, and which such issuances were approved by the Board of Directors or such board of directors or other governing body, as applicable, (ii) any Units or equity securities of any Subsidiary of the Company issuable pursuant to any reclassification or subdivision of, or as a dividend or other distribution issued on a pro rata basis on, the Units or the equity securities of such Subsidiary, (iii) any Units or equity securities of any Subsidiary of the Company issuable as consideration to a Person (other than any Principal Member or any of their respective Affiliates) for the acquisition by the Company or any Subsidiary of the Company of another business entity or interest therein (including a joint venture or strategic alliance) by merger, stock purchase, purchase of substantially all the assets or other business combination or investment in a bona fide arms’ length transaction, (iv) shares of common stock or Options to purchase such shares issued in connection with a Public Offering or Direct Listing, (v) equity securities of any Subsidiary of the Company issued to the Company or to any other Subsidiary (and no other Persons), (vi) any Units or equity securities of any Subsidiary of the Company issuable to lenders or financial institutions (other than the Principal Members), in each case primarily in connection with debt financing purposes (provided that the principal purpose of such transaction is not to raise capital through the issuance or sale of equity securities), (vii) any Units issued pursuant to the exercise of a convertible security or instrument issued in accordance with this Agreement, and (viii) any Units issued or to be issued pursuant to the Transaction Documents, including the Acquired Units; provided, that the issuance of such Units or other equity interests, as the case may be, in the case of each of the foregoing clauses (ii) through (vii), received the approval of the Board of Directors.
“Exculpated Person” means, at any time of determination, any current or former Interest Holder or Director of the Company or director or manager of any of the Company’s Subsidiaries.
“Exercise Period” has the meaning given in Section 9.01(a).
“Fair Market Value” means, as of any date, with respect to an equity security or other asset, the amount in US dollars for which such equity security or asset would exchange, as of such date, between a willing buyer and a willing seller in an arm's length transaction, as determined by the Board of Directors in good faith (it being understood and agreed that Fair Market Value shall be determined valuing the Company as a private company (unless an Initial Public Offering has been consummated) and as a going concern); provided that, to the extent that any Management Member’s Employment Arrangement includes any specific requirements, limitations or procedures to determine “fair market value”, then Fair Market Value with respect to such Management Member shall be determined in accordance with such Employment Arrangement.
“Family Member” has the meaning given in Section 10.01(b)(i).
“FATCA” means Code sections 1471 through 1474 (or any successor thereto), any other legislation enacted by any jurisdiction which serves a similar purpose thereto (including, for the avoidance of doubt, the OECD Common Reporting Standard), any applicable intergovernmental agreement entered into in respect of any of the foregoing, and any rules, legislation, regulations, or other guidance issued under or with respect to any of the foregoing.
“FEOC” means Fernweh Engaged Operator Company LLC, a Delaware limited liability company, or any successor thereto.
“FEOC Management Agreement” means that certain Management Services Agreement, dated as of June 23, 2022, by and between FEOC and the Company, including the Statement of Work attached thereto.
“Fernweh Director” means a Director that is designated by the Fernweh Members.
“Fernweh Group” means Fernweh Group LLC, a Delaware limited liability company.

“Fernweh Members” means FA Acquisition and any Person to whom Units are Transferred in a Fernweh Permitted Transfer (other than clause (ii) of the definition thereof).
“Fernweh Observers” has the meaning given in Section 5.06(a).
“Fernweh Permitted Transfers” means any Transfer by any Fernweh Member to (i) one or more of its Affiliates or one or more Affiliates of Fernweh Group, (ii) such Fernweh Member’s then-current partners, stockholders, members or other equityholders (or indirect partners, stockholders, members or other equityholders) (A) pursuant to a liquidating distribution made by such Fernweh Member in connection with the liquidation, dissolution or winding up of such Fernweh Member, or (B) in connection with, or anticipation of, the substantially concurrent consummation of a Sale of the Company, Third Party Transfer, Conversion or other Transfer of all Units held by the Fernweh Members permitted under this Agreement or (iii) any Person, vehicle, account or fund that is managed or sponsored by such Fernweh Member or any of its Affiliates (or any Affiliate of Fernweh Group) (in the case of (i) or (iii) above, so long as any voting or management rights (if any) with respect to the Interests to be Transferred by such Fernweh Member remain with such Fernweh Member or any of its Affiliates (or any Affiliate of Fernweh Group) after such Transfer).
“Fiscal Year” has the meaning given in Section 2.07.
“Fund Investors” has the meaning given in Section 13.08.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“Governmental Authority” means any U.S. or non-U.S. governmental or regulatory authority, agency, commission, body, court or other legislative, executive, judicial or administrative governmental entity at any level, or any agency, department or instrumentality thereof, or any mediator, arbitrator or arbitral body.
“Incentive Units” has the meaning given in Section 4.01.
“Initial Budget” means the annual budget of the Company attached hereto as Schedule E, which sets forth estimates of the Company’s income, expenses and capital expenditures for the 5-month period ending February 28, 2023.
“Initial Pro Rata Offered Units Amount” has the meaning given in Section 9.01(a).
“Initial Public Offering” means the first (i) Public Offering, (ii) Direct Listing or (iii) SPAC Transaction, in the case of each of clauses (i) through (iii), including pursuant to an “Up-C” or similar structure.
“Initiating Tag Members” has the meaning given in Section 10.04(a).
“Interest” means a limited liability interest in the Company, which represents the interest of each Member in the capital of the Company and such Member’s right to receive distributions of the Company’s assets (liquidating or otherwise), notices and information, and all other rights, benefits and privileges enjoyed by such Member and all obligations, duties and liabilities imposed on such Member (in each case under the Act, the Certificate of Formation, this Agreement or otherwise), all as set forth in this Agreement, and “Interests” refers to such interests, collectively. Interests shall be represented exclusively by Units (including Common Units, Incentive Units and any other classes or series of Units having such relative rights, powers or obligations as may from time to time be established by the Board of Directors, including rights, powers or duties different from, senior to or more favorable than existing classes and series of equity interests).
“Interest Holder” means any Person who holds an Interest, whether as a Member or an unadmitted assignee of a Member.
“Imputed Underpayment” means an imputed underpayment within the meaning of Section 6225(b) of the Code.
“International Trade Laws” has the meaning given in Section 13.06(a).

“Investment Opportunity” has the meaning given in Section 3.07.
“Involuntary Transfer” has the meaning given in Section 10.03.
“Involuntary Transferee” has the meaning given in Section 10.03.
“IRS” means the U.S. Internal Revenue Service.
“Issuance Notice” has the meaning given in Section 9.01(b).
“IU Award Agreement” means an agreement, in a form approved by the Board of Directors from time to time, entered into by a Management Member (or current or former management employees of any Company Group Member holding the equity interests of a Management Member) and the Company, evidencing the grant of Incentive Units to a Management Member.
“Law” means any federal, state, local or non-U.S. law, statute or ordinance, common law, or any rule, regulation, standard, judgment, Order, writ, injunction, decree, arbitration award, agency requirement, license or Permit, or other governmental restriction, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority that is issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.
“Legal Representative” means the guardian, executor, administrator or other legal representative of a Member which is an individual, and all references herein to such Member shall include a reference to such Member’s Legal Representative, if any, unless the context otherwise requires.
“Majority Interest” means, as of any date, a number of issued and outstanding Units equal to or more than 50% of the aggregate number of issued and outstanding Units on such date.
“Management Member” means each Person who becomes a party to this Agreement, including by executing a joinder agreement to this Agreement that is in form and substance reasonably satisfactory to the Board of Directors, as a “Management Member,” including any Permitted Transferee of a Management Member, as set forth on Schedule A from time to time under the heading “Management Member”. For the avoidance of doubt, the Management Members shall mean current and former management employees of any Company Group Member and any Person that is a Permitted Transferee of a Management Member, and shall not include any Fernweh Member or Aztec Member. In the event that current or former management employees of any Company Group Member hold their Incentive Units indirectly through their ownership of equity interests of a Management Member Entity, such individuals shall be deemed to be Management Members for purposes of Sections 3.06, 3.07, 3.11, 3.12, 10.01, 10.08, 10.11, 10.12 and the associated definitions.
“Management Member Entity” means an entity that is formed by or on behalf of the Company for the sole purpose of holding Incentive Units on behalf of current or former management employees of any Company Group Member and constitutes a Management Member.
“Management Subscription Agreement” means, with respect to a Management Member, such Management Member’s individual subscription agreement or similar agreement, if any, providing for the Company’s issuance of Common Units or Incentive Units to such Management Member.
“Member” means (a) any Person admitted as a member of the Company on the date hereof and (b) any Person admitted as a member of the Company after the date hereof in accordance with the terms of this Agreement and the Act.
“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” within the meaning of Treasury Regulations Section 1.704-2(b)(4) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a “nonrecourse liability” within the meaning of Treasury Regulations Section 1.704-2(b)(3) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Member’s Required Tax Distribution” has the meaning set forth in Section 6.04(a).
"MEPP Assessed Party" means the MEPP Party that is ultimately responsible to a MEPP Plan for the payment of any Specified MEPP Liability after final resolution of all related arbitration, review, appeal or litigation.
“MEPP Liability Allocation Period” has the meaning set forth in Section 13.07(a).
“MEPP Party" means the Company and any of its ERISA Affiliates or their successors and Aztec and any of its ERISA Affiliates or their successors.
“MEPP Plan" means any multi-employer pension plan to which the Company or any of its Subsidiaries contribute, including but not limited to the Boilermaker-Blacksmith National Pension Trust.
“Misallocated Item” has the meaning set forth in Section 4.06(j)(ii).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).
“Notice Date” means the date the delivery by the Company of a written Call Notice is deemed to have been duly made pursuant to Section 14.03.
“Observers” has the meaning given in Section 5.06.
“Offered Percentage” means, as to any Member that is a Preemptive Rights Offeree, at any time of determination, the percentage obtained by dividing (i) the number of Common Units then held by such Preemptive Rights Offeree, by (ii) the aggregate number of Common Units then held by all Preemptive Rights Offerees.
“Offered Units” means (i) Units (other than Excluded Units) or other Interests in the Company or Options to acquire (including debt securities convertible into) any such Units (other than Excluded Units) or Interests or (ii) equity securities of any Subsidiary of the Company (other than Excluded Units) or rights to acquire (including warrants, options or debt securities that by their terms are convertible into or exercisable for) any such equity securities of any Subsidiary of the Company (other than Excluded Units).
“Officers” has the meaning given in Section 5.11.
“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Units.
“Order” means any administrative decision or award, decree, injunction, judgment, order, verdict, quasi-judicial decision or award, ruling or writ, stipulation of, or entered with, any arbitrator, mediator or Governmental Authority.
“Original LLC Agreement” has the meaning given in the recitals to this Agreement.
“Outside Indemnitors” has the meaning given in Section 8.04(b).
“Participating Offerees” has the meaning given in Section 9.01(e).
“Participating Preemptive Rights Offerees” has the meaning given in Section 9.01(d).
“Participating Unit” means, with respect to any distribution (or other allocation of proceeds) pursuant to Section 6.01, 6.02 or 6.03, any outstanding Unit.
“Partnership Representative” means any Person acting as the “tax matters partner” or “partnership representative” pursuant to Section 4.09.
“Percentage Interest” means, as of any time, with respect to the Units (or, solely if the context requires, any class of Units), held by a Member, the percentage equal to the number of Units (or any class of Units, as the case may be) held by that Member divided by the total number of Units (or of the class of Units, as the case may be) then outstanding.
“Permitted Disclosure” has the meaning given in Section 3.06(b).
“Permitted Transferee” means (i) with respect to a Management Member, any Person to whom Units are transferred by such Management Member in accordance with Section 10.01(b), (ii) with respect to any Fernweh Member or Aztec Member, any Person to whom Units are Transferred by such Member in accordance with Section 10.01(c), (iii) with respect to any Fernweh Member, any Person to whom Units are Transferred pursuant to a Fernweh Permitted Transfer and (iv) with respect to any Aztec Member, any Person to whom Units are Transferred pursuant to an Aztec Permitted Transfer.
“Person” means any natural person, corporation, association, company, partnership (general or limited), limited liability company, business trust, trust, joint venture, joint stock or other company, organization, unincorporated association, Governmental Authority, or other entity of any kind.
“Preemptive Rights Acceptance Notice” has the meaning given in Section 9.01(c).
“Preemptive Rights Offeree” means each of the Fernweh Members, the Aztec Members, the Management Members and any Permitted Transferee of any of the foregoing so long as such Person (i) continues to hold outstanding Units and (ii) is an “accredited investor” (as defined in Rule 501(a) under the Securities Act).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank or any successor bank thereto as its prime rate in effect at its principal office in New York City.
“Principal Members” means (i) prior to the occurrence of an Aztec CoC Rights Termination, the Aztec Members and the Fernweh Members and (ii) following the occurrence of an Aztec CoC Rights Termination, the Fernweh Members.
“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items of income, gain, loss or deduction, required to be stated separately in accordance with Section 703(a), thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (i) all items of income, gain, loss, or deduction allocated pursuant to Section 4.06 shall not be taken into account in computing such taxable income or loss (but the amounts of items to be specially allocated pursuant to Section 4.06 shall be determined by applying rules analogous to those set forth in the remainder of this definition); (ii) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (iii) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (iv) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (v) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization, or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization, or other cost recovery deduction is zero, the Board of Directors may use any reasonable method for purposes of determining depreciation, amortization, or other cost recovery deductions in calculating Profits and Losses); (vi) to the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining the Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing such taxable income or loss, and (vii) except for items in clause (i) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Prohibited Activity” means, for each Management Member, (i) if such Management Member (or Permitted Transferee thereof) has an Employment Arrangement or Management Subscription Agreement, the violation of any non-competition, non-solicitation, confidentiality or non-disclosure or non-disparagement provision therein that is then applicable to the Management Member pursuant to its terms; (ii) if a Management Member is not party to an Employment Arrangement, solely during any time such Management Member is an employee of any Company Group Member and for two (2) years thereafter, (a) disclosing, communicating or furnishing to any other Person any Confidential Information which results in material harm to any Company Group Member, except for Permitted Disclosures; (b) using for such Management Member’s or any other Person’s benefit any Confidential Information which results in material harm to any Company Group Member, except for Permitted Disclosures; (c) on behalf of such Management Member or any other Person (other than any Company Group Member): (I) directly or indirectly soliciting or calling upon any of the customers, clients or vendors of any Company Group Member (or potential customers, clients or vendors whose business such Management Member solicited on behalf of any Company Group Member or about whose needs such Management Member gained information during such Person’s employment with any Company Group Member) for the purpose of soliciting or providing any product or service that competes with any product or service provided by any Company Group Member, or (II) directly or indirectly inducing or soliciting (or assisting any Person to induce or solicit) any customer or client of any Company Group Member to terminate its relationship or otherwise cease doing business in whole or in part with any Company Group Member or directly or indirectly interfering with (or assisting any Person to interfere with) any material relationship between any Company Group Member and any of its or their customers or clients so as to cause harm to any Company Group Member; or (III) directly or indirectly hiring, contracting, inducing or soliciting (or assisting any Person to contact, induce or solicit) in each case, for employment any Person who is, or within six months prior to the date of such solicitation or hiring was, an employee of any Company Group Member; provided, that the foregoing restriction shall not restrict general advertisements or listing for employment openings not specifically targeted at employees of the Company; or (iii) engaging in a Competitive Activity; provided, however, that if any Management Member is party to an Employment Arrangement that does not contain a restriction similar to any restriction contained in clauses (ii)(a), (ii)(b), (ii)(c)(I), (ii)(c)(II) or (ii)(c)(III) above, the applicable restriction(s) set forth in the applicable subclauses of clause (ii) above of which a similar restriction is not contained in an Employment Arrangement to which such Management Member is a party shall apply.
“Prohibitions” has the meaning given in Section 10.08(c).
“Proxy Holder” means FA Acquisition and such other Persons as may from time to time be designated by the Board of Directors.
“Public Offering” means any initial underwritten sale of common stock or other equity interests in the Company, any successor to the Company (including any Successor Corporation) or any holding company established to own the securities of the Company, pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or a successor form) after which sale such common stock or other equity interests are (i) listed on a the Nasdaq Stock Market’s National Market (or any successor thereto) or the New York Stock Exchange (or any successor thereto) and (ii) registered under the Exchange Act.
“Record Date” has the meaning given in Section 3.03(d).
“Refused Units” means the aggregate number of Offered Units that the Preemptive Rights Offerees have declined to purchase pursuant to their rights under Section 9.01(a).
“Remaining Percentage Interest” means, with respect to a Principal Member as of a time of determination, the number of Units owned by such Principal Member as of the applicable time of determination divided by the number of Units owned by such Principal Member as of the date hereof; provided that if at the time of determination a Principal Member is comprised of two or more Persons, the Units of all Persons comprising such Principal Member shall be aggregated for purposes of this definition.
“Remaining Units” has the meaning given in Section 10.06(c).
“Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by the Office of Foreign Assets Control or the E.U., which currently includes Crimea, Cuba, Iran, North Korea, Syria, and since February 21, 2022, the Donetsk People’s Republic, and the Luhansk People’s Republic regions of Ukraine.

“Restricted Designee” means any Person designated by, or on behalf or at the direction of, (i) any stockholder of Aztec (other than a member of Aztec’s management or Board of Directors (unless the member of Aztec’s management or Board of Directors was nominated for his or her position by such a stockholder after the date hereof)) that is required to file a Schedule 13D with the Securities and Exchange Commission in respect of its ownership of Aztec securities (or would be required to make such a filing if it reached the applicable ownership thresholds under the Exchange Act) or (ii) funds affiliated with Blackstone Inc., including BTO Pegasus Holdings DE L.P., for so long as such Persons have the right to designate at least one director to the Board of Directors of Aztec.
“Restricted Management Member” has the meaning given in Section 3.07.
“Restricted Party” means a Person that (a) appears on one or more Restricted Party List, (b) is a resident in, located in, or organized under the laws of a Restricted Country, or (c) is 50 percent or more directly or indirectly owned or controlled, in the aggregate, by one or more of the foregoing.
“Restricted Party Lists” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by the Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; and similar lists of restricted parties maintained by other Governmental Entities.
“Restricted Related Party Transaction” means any transaction, agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and a Principal Member, any Director designated by a Principal Member or any Affiliate of such Principal Member or such Director (a “Restricted Related Party”), on the other hand; provided that the following shall not constitute Restricted Related Party Transactions: (A) the entry into a Director indemnification agreement by any Director with the Company on the same form entered into by all other Directors; (B) the exercise of rights of any Principal Member or Director granted under this Agreement; (C) reimbursement of reasonable out-of-pocket documented expenses incurred on behalf of any Company Group Member by a Restricted Related Party at the request of the Company; and (D) any transaction, agreement or arrangement listed on Schedule C, including any performance, or exercise of rights or remedies, thereunder.
“Revised Partnership Audit Provisions” means Sections 6221 through 6241 of the Code, together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local Law.
“Right of First Refusal” has the meaning given in Section 10.06(b).
“ROFR Acceptance Notice” has the meaning given in Section 10.06(b).
“ROFR Acceptance Period” has the meaning given in Section 10.06(b).
“ROFR Notice” has the meaning given in Section 10.06(a).
“ROFR Units” has the meaning given in Section 10.06(a).
“Sale Initiation Notice” has the meaning given in Section 10.05(a)
“Sale of the Company” has the meaning given in Section 10.05(b).
“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including, without limitation, the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) other similar governmental bodies with regulatory authority over Parent and its Subsidiaries and their respective operations from time to time.
“Scheduled Closing Date” has the meaning given in Section 10.08(b).

“Section 6225(c) Filing” has the meaning given in Section 4.09(e).
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Service Provider” means any employee, manager, director, consultant or independent contractor providing services to or for the benefit of the Company or any of its Subsidiaries.
“SPAC Transaction” means a business combination (in the form of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination) between any Company Group Member, any successor to any Company Group Member (including any Successor Corporation) or any holding company established to own the securities of any Company Group Member, on the one hand, and a blank check company listed on the New York Stock Exchange or the Nasdaq Stock Market’s National Market and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (also known as a special purpose acquisition company), on the other hand.
“Specified MEPP Liability” means any liabilities to a MEPP Plan arising as a result of, or in connection with a Withdrawal Event as determined under Section 4211 of ERISA, and adjusted in accordance with other provisions in Sections 4201 through 4225 of ERISA.
“Specified MEPP Payments” has the meaning given in Section 13.07(a).
“Subsidiary” or “Subsidiaries” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least twenty-five percent (25%) of the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.
“Successor Corporation” has the meaning given in Section 12.01.
“Tag Eligible Units” has the meaning given in Section 10.04(a).
“Tax Advances” has the meaning given in Section 4.08.
“Tax Distribution” has the meaning given in Section 6.04.
“Termination”, “Terminated” or “Terminates” means that a Management Member’s employment by any Company Group Member (or other time basis as may be agreed between such Management Member and any Company Group Member) or service with any Company Group Member shall have ceased for any reason whatsoever (including by reason of death, Disability or adjudicated incompetency) and such Management Member is not then serving the Company Group as a director or independent contractor; provided, that a Termination shall not be deemed to occur as a result of a transfer of employment from one Company Group Member to another Company Group Member (including any joint venture of any Company Group Member), any leave of absence approved by the Company Group Member employing such Management Member or any other employment arrangement expressly contemplated by the Employment Arrangement of such Management Member or approved by the Board of Directors.
“Third Party” means any Person other than (i) the Principal Members or any Affiliate thereof, (ii) a partner of the Principal Members or of an Affiliate thereof, (iii) any Permitted Transferee of a Principal Member (other than pursuant to Section 10.01(c)(v) or (vi)).
“Third Party Purchaser” has the meaning given in Section 10.06(a).
“Third Party Transfer” has the meaning given in Section 10.04(a).
“Transaction” means any Transfer pursuant to Section 10.04 or Section 10.05.
“Transaction Documents” means this Agreement and each of the other documents, agreements and instruments contemplated hereby and by the Transaction Agreement.
“Transaction Offer” has the meaning given in Section 10.06(a).

“Transfer” or “Transferred” means to directly or indirectly transfer, sell, pledge, assign, exchange, encumber, hypothecate or otherwise dispose of, including by gift, by way of a merger (forward or reverse) or similar transaction, by operation of Law or otherwise, or grant any Option to purchase any legal or beneficial interest therein or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership. For the avoidance of doubt, an Aztec Change of Control shall constitute a Transfer.
“Transferor” has the meaning given in Section 10.01(b)(vi).
“Transferring Member” has the meaning set forth in Section 10.06(a).
“Treasury Regulations” means the regulations promulgated under the Code.
“Unallocated Item” has the meaning set forth in Section 4.06(j)(ii).
“Units” means Common Units, Incentive Units and any other class or series of units of equity Interests of the Company which may hereafter be authorized by the Board of Directors pursuant to Section 4.01, and “Unit” refers to any unit of the above.
“Willful Misconduct” means a deliberate act that was undertaken with the intent or knowledge that such act would result in a material breach of this Agreement.
“Withdrawal Event” means with respect to any MEPP Plan, a "complete withdrawal" within the meaning Section 4203 of ERISA, a "partial withdrawal" within the meaning of Section 4205 of ERISA or a "mass withdrawal" as described in Section 4041A(a)(2) of ERISA.
ARTICLE II

ORGANIZATION
Section 2.01    Formation. The Company was formed as a limited liability company in accordance with the Act by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware. The Original LLC Agreement is hereby amended, restated and superseded in its entirety. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.
Section 2.02    Name. The name of the Company is AIS Investment Holdings LLC. The business of the Company may be conducted under that name or, upon compliance with applicable Law, any other name that the Board of Directors deems appropriate. The Board of Directors shall cause to be filed any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Directors considers appropriate.
Section 2.03    Registered Office/Agent. The registered office and registered agent required to be maintained by the Company pursuant to the Act shall be the office and the agent so designated in the Certificate of Formation. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board of Directors.
Section 2.04    Principal Office. The principal executive office of the Company shall be located in the State of Georgia or at such place as the Board of Directors shall establish, and the Board of Directors may from time to time change the location of the principal executive office of the Company to any other place within or without the State of Georgia. The Board of Directors may establish and maintain such additional offices and places of business of the Company, either within or without the State of Georgia.
Section 2.05    Purpose. The purposes of the Company are, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which a limited liability company may be formed under the Act and engaging in all acts or activities as the Company deems necessary, advisable or incidental to the furtherance of the foregoing. The Company shall have any and all powers necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be lawfully exercised by limited liability companies under the Act.
Section 2.06    Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.
Section 2.07    Fiscal Year. The fiscal year of the Company for financial accounting and income tax purposes shall end on the last day in February (the “Fiscal Year”) unless and until otherwise determined by the Board of Directors.
Section 2.08    Filings. Persons may be designated from time to time by the Board of Directors as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate of Formation or any other certificates or instruments and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
Section 2.09    Limitations on Company Powers. Despite anything contained herein to the contrary, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.
Section 2.10    Tax Treatment of the Company. The Members acknowledge that the Company shall be treated as a partnership for U.S. federal income tax purposes and all applicable state tax purposes.
ARTICLE III
MEMBERS
Section 3.01    General. Upon the execution and delivery of this Agreement or a counterpart of or joinder to this Agreement, each Person named as a Member of the Company on Schedule A attached hereto (a) if previously a Member of the Company, shall continue as a Member or (b) if not previously a Member of the Company, is hereby admitted as a Member of the Company, and each hereby acknowledges the receipt (by initial issuance of Units) on the date hereof of the number of Units indicated on Schedule A attached hereto. The Members and Units (including any class or series designation thereof) of the Members, as of any given date, shall be as set forth on Schedule A attached hereto, which the Board of Directors may update from time to time to reflect changes in the Members and Units as duly authorized pursuant to the terms of this Agreement.
Section 3.02    No Third Party Beneficiaries. The provisions of this Agreement relating to the financial obligations of Members (including this Article III) are not intended to be for the benefit of any creditor or other Person (except for Members) to whom any debts, liabilities, or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members. No creditor or other Person shall be a third party beneficiary of this Agreement or otherwise obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability, or obligation (or otherwise) against the Company or any of the Members.
Section 3.03    Voting Rights; Meetings of Members.
(a)    Limited Voting Rights. As provided in Section 5.01(a), but subject to Section 5.13, the Board of Directors shall have complete and exclusive control of the management of the Company and the right, power and authority to exercise all of the rights, powers and authorities of the Company under this Agreement and the Act, with no requirement or obligation to obtain the vote or approval of Members with respect to any matter or action except as specifically provided to the contrary herein. Accordingly, except as specifically provided to the contrary herein (including the specific consent and affirmative rights of the Principal Members, Fernweh Members and Aztec Members contained in this Agreement) or by applicable Law, the voting rights of the Members shall only be exercisable by the Members if and when an action or matter is submitted by the Board of Directors, in its sole and absolute discretion, to the Members holding Units entitled to vote thereon for their consent or approval. Without limiting the generality of the foregoing, except as specifically provided to the contrary herein (including the specific consent and affirmative rights of the Principal Members, Fernweh Members and Aztec Members contained in this Agreement) unless the Board of Directors determines to submit a matter to a vote of the Members, no Member will have any voting rights with respect to such matter, including with respect to any amendment or restatement of the Certificate of Formation, merger of the Company with or into another Person or compromise of amounts owed to the Company by a Member (whether as a Capital Contribution, return of unlawful distribution or otherwise).
(b)    Meetings; Notice of Meetings. There shall be no requirement that the Members hold regular, special or any meetings. Subject to the provisions of Section 3.03(f), the Members may decide issues submitted to their vote at meetings of the Members at which a quorum is present. Meetings of the Members shall be held on the call of the Chair of the Board or the Board of Directors. Notice of any such meeting shall be given to all Members holding Units not less than five (5) nor more than sixty (60) Business Days prior to the date of such meeting and shall state the location, date and time of the meeting and, in the case of a special meeting, the nature of the business to be transacted. Meetings shall be held at the location (within or without the State of Delaware) at the date and time set forth in the notice of the meeting. Members may participate in a meeting and be deemed present for all purposes if such meeting makes use of any means of communication by which all Members participating may simultaneously hear each other during the meeting. A quorum at any such meeting shall exist if Members holding a majority of the outstanding Common Units are present in person or represented by proxy. Once a Common Unit is represented for any purpose at a meeting of Members, it shall be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new Record Date is, or shall be, set for that adjourned meeting. If less than a quorum is in attendance at the time for which a meeting has been called, the meeting may be adjourned from time to time by vote of Members holding a majority of the Common Units cast in person or by proxy, without notice other than by announcement at the meeting, until a quorum shall attend. No Member shall be disqualified from voting on any matter notwithstanding any interest such Member may have in such matters that differs from the interests of the Company or of the other Members.
(c)    Waiver of Notice. A Member may waive any notice required hereunder for a meeting before or after the date and time of such meeting that is the subject of such notice. The waiver shall be in writing, signed by the Member entitled to the notice, and shall be delivered to the Company for inclusion in the minutes or filing with the Company’s records. A Member’s attendance at a meeting (i) waives objection to lack of notice or defective notice of the meeting, unless the Member, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.
(d)    Record Date; Voting. The record date for determining the Members entitled to notice of or to vote at any meeting of Members (or adjournment thereof) or to express consent in writing in lieu of a meeting (the “Record Date”) shall be fixed by resolution of the Board of Directors or, if no record date is so fixed, then the Record Date for such meeting or consent shall be, as applicable, (i) the close of business on the day immediately preceding the day on which notice of such meeting is given or, if such notice is waived, the close of business on the day immediately preceding the day on which such meeting is held or (ii) the close of business on the day immediately preceding the day on which the first consent in respect of the applicable action is executed in accordance with Section 3.03(f). Every holder of record of Units entitled to vote at a meeting of Members or to provide a consent in writing in lieu of a meeting of Members as of the Record Date for such meeting or consent shall be entitled to one vote for each Common Unit outstanding in such Member’s name as of the Record Date therefor. Except as otherwise specifically required herein (including the specific consent and affirmative rights of the Principal Members, Fernweh Members and Aztec Members contained in this Agreement) or by applicable Law, the vote of the Members holding a majority of the outstanding Common Units at any meeting at which a quorum is present shall constitute the requisite approval of the Members.
(e)    Proxies. Each Member may authorize any Person to act for such Member by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or such Member’s attorney-in-fact. No proxy shall be valid after the expiration of three years from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right of revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.
(f)    Action Without a Meeting. Any action or vote required or permitted to be taken at a meeting of the Members may be taken without a meeting and without notice, provided, that one or more written consents (including electronic transmissions) setting forth the actions which are to be voted upon by the Members are signed by Members who are entitled to vote on the action (or by the holder of any such Member’s duly granted proxy) and who hold the requisite number of Units necessary for adoption or approval of such matters or transactions at a meeting of the Members. Such consent(s) shall be filed with the minutes of the meetings of the Members. Actions taken under this Section 3.03(f) shall be effective when the requisite Members have signed the consent(s) unless the consent(s) specify a different effective date. Notice of the action taken by the consenting Members shall be given by the Company to all Members who hold Units as promptly as practicable following the approval thereof on a substantially concurrent basis for all such Members. Any such consent may be delivered by electronic transmission in accordance with the Act.
Section 3.04    No Cessation of Membership upon Bankruptcy. A Person shall not cease to be a Member of the Company upon the happening, with respect to such Person, of any of the events specified in Section 18-304 of the Act.
Section 3.05    Information Rights. The Company shall deliver to each Member (other than Management Members):
(a)    as soon as practicable, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) consolidated financial statements of the Company prepared in accordance with GAAP, consisting of (A) a balance sheet as of the end of such year, (B) statements of income and of cash flows for such year and (C) a statement of unitholders’ equity as of the end of such year, together with accompanying notes, which financial statements shall be audited and certified by independent public accountants of nationally recognized standing selected by the Company and (ii) a comparison of the performance of the Company and its Subsidiaries for such Fiscal Year as compared to the Budget and any prior forecasts for such Fiscal Year prepared by the Company; provided, however, the Company shall deliver to the Aztec Members as soon as practicable, but in any event within forty-five (45) days after the end of each Fiscal Year, preliminary, unaudited drafts of each of the items set forth in clauses (i) and (ii) of this Section 3.05(a);
(b)    as soon as practicable, but in any event within sixty (60) days after the end of each of the first three (3) quarters of each Fiscal Year, (i) consolidated financial statements of the Company prepared in accordance with GAAP, consisting of (A) a balance sheet as of the end of such period, (B) statements of income and of cash flows for such quarter and such Fiscal Year to date and (C) a statement of unitholders’ equity as of the end of such quarter (except that such financial statements may (1) be subject to normal year-end audit adjustments; and (2) not contain all notes thereto that may be required in accordance with GAAP) and (ii) a comparison of the performance of the Company and its Subsidiaries for such quarter as compared to the Budget and any prior forecasts for such quarter prepared by the Company; provided, however, the Company shall deliver to the Aztec Members as soon as practicable, but in any event within thirty (30) days after the end of each such quarter, preliminary, unaudited drafts of each of the items set forth in clauses (i) and (ii) of this Section 3.05(b);
(c)    as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarter of the Company, a statement showing the number of Units outstanding, and the number of Units not yet issued but reserved for issuance, if any, all in sufficient detail as to permit such Member to calculate its respective percentage equity ownership in the Company;
(d)    as soon as practicable after its approval by the Board of Directors, any (i) Budget or (ii) material revision to the then-current Budget;
(e)    as soon as practicable after the end of each month, reports from Company management on operations, including a summary unaudited balance sheet and statement of income;
(f)    as soon as practicable after delivery to such lenders, copies of any reports, financial statements, compliance certificates or similar information delivered to any lenders to the Company or any of its Subsidiaries;
(g)    copies of any action by written consent of the Members;
(h)    copies of the minutes, resolutions and actions by written consent of the Board of Directors and any committees thereof; and
(i)    such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Member may from time to time reasonably request; provided,

however, that the Company shall not be obligated under this Section 3.05 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) that the Company reasonably determines in good faith upon the advice of counsel, the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
Section 3.06    Confidentiality.
(a)    The Board of Directors shall have the right to restrict the access of any Member or Members or to keep confidential from any Member or Members, for such period of time as the Board of Directors deems necessary, any information which the Board of Directors believes to be in the nature of a trade secret or other information the disclosure of which the Board of Directors in good faith believes is not in the best interest of the Company, could damage the Company or its business, could compromise the confidentiality of personal information pertaining to any other Member (including the address or equity owners of any Member or Co-Investor, any agreement between the Company and any Member or between any Member and any Co-Investor, the Capital Contribution of any Member or the Unit ownership of any Member), or which the Company is required by Law or contract with a third party to keep confidential. Without limiting the generality of the foregoing, each Management Member acknowledges that the identity of the other Management Members and their holdings of Units is highly confidential personal information and no Management Member, in its capacity as such, shall therefore be entitled to review Schedule A hereto, except (i) with the prior approval of the Board of Directors or (ii) to verify such Management Member’s own holdings and the total outstanding equity of the Company; provided, that the Board of Directors may redact for such purpose the name of any Management Member on Schedule A.
(b)    Without the prior approval of the Board of Directors, except (i) to the extent required by Law, applicable securities exchange rules or regulations or compulsory legal process (and in such case, the disclosing Member shall use commercially reasonable efforts to procure that the disclosed information is treated confidentially), (ii) for disclosure made by a Member to any Person who is an officer, director, manager, employee, agent, Affiliate (to the extent such Affiliate is not engaged in Competitive Activity), partner, member or equityholder of such Member or any of their respective Affiliates (to the extent such Affiliates are not engaged in Competitive Activity) or counsel to, accountants of, or other advisor of such Member or any such Affiliates, each of which shall be required to maintain the confidentiality of such disclosure, (iii) for disclosure made by a Member in the course of a Member’s employment with, or services to, any Company Group Member, but only to the extent such Member reasonably deemed such disclosure necessary or appropriate to perform such Member’s responsibilities on behalf of any Company Group Member or, for a Management Member, as otherwise permitted in any written agreement between the Management Member and a Company Group Member, (iv) for disclosure made by a Member to a Permitted Transferee in connection with a Transfer contemplated by Section 10.01(b) or Section 10.01(c) or an assignment of pre-emptive rights pursuant to Section 9.01(f); provided, that such Permitted Transferee has entered into a confidentiality agreement with the Company requiring such Permitted Transferee to maintain the confidentiality of such disclosure in accordance with this Section 3.06, in a form reasonably acceptable to the Company, the disclosing Member, and such Permitted Transferee, (v) solely with respect to the Principal Members, if deemed advisable by a Principal Member’s counsel in connection with a review, audit, examination or investigation conducted by a regulatory authority, (vi) solely with respect to the Principal Members, for disclosure made to financing sources, shareholders and limited partners; provided that such information is provided pursuant to a customary confidentiality agreement (any disclosure described in (i) through (vi), a “Permitted Disclosure”), no Member shall disclose any information relating to the business or affairs of any Company Group Member, including trade secrets, customer lists, information regarding product development, marketing plans, sales plans, management organization information (including data and other information relating to the Board of Directors or management), operating policies or manuals, business plans, financial records or results, or other financial, commercial, business or technical information relating to any Company Group Member or information designated as confidential or proprietary that any Company Group Member may receive belonging to suppliers, customers or others who do business with any Company Group Member (collectively, “Confidential Information”) to any third party unless (w) such disclosure has been approved by the Board of Directors, in each case, in writing, (x) such Confidential Information has been previously disclosed to the public by any Company Group Member or is or becomes otherwise publicly known or in the public domain (other than by reason of such Member’s breach of this Section 3.06), (y) such Confidential Information has been independently developed or conceived by such Member or its Affiliates without the use, aid or application of any Confidential Information or (z) such Confidential Information has been made known or disclosed to such Member or any of its Affiliates by a third party who is not known to such Member to have breached any obligation of confidentiality such third party may have to any Company Group Member.

Section 3.07    Other Business.
(a)    During the period commencing on the date hereof and ending on September 30, 2027, none of the Fernweh Members, Aztec Members or any of their respective Affiliates shall be permitted, directly or indirectly, either for itself or for any other Person (other than Company Group), to engage in any Competitive Activity.
(b)    Except as set forth in Section 3.07(a):
(i)    each Member (other than a Management Member who is employed or engaged by any Company Group Member, a “Restricted Management Member”) and its Affiliates and any other Business Venture Person (as defined below) may engage in or possess an interest in other business ventures of any nature or description, independently or with others (each, a “Business Venture”), and the Company Group, the Directors, the Officers and the other Members shall have no rights by virtue of this Agreement in and to any Business Venture or the income or profits derived therefrom, and the pursuit of any such Business Venture, even if such Business Venture is a Competing Business, shall not be deemed wrongful or improper;
(ii)    in the event that a Member (other than a Restricted Management Member) or any of its Affiliates, any director, manager, officer, advisor or employee of such Member or any of its Affiliates (each, a “Business Venture Person”), including any Business Venture Person serving as a Director of the Company, acquires knowledge of a potential transaction or matter which may constitute an opportunity for both such Member or any of its Affiliates or any other Business Venture Person and any Company Group Member (each, an “Investment Opportunity”), neither such Member nor its Affiliates nor any other Business Venture Person shall have any duty to offer or communicate information regarding any such Investment Opportunity to the Company Group, and such Member and its Affiliates or any other Business Venture Person shall have the right to take for their own account (individually or as a partner or fiduciary) or to recommend to others any such Investment Opportunity;
(iii)    to the fullest extent permitted by a applicable Law, the Company hereby renounces, on behalf of itself and each other Company Group Member, any interest or expectancy of the Company Group in any Business Venture or Investment Opportunity and acknowledges that neither such Member or its Affiliates nor any other Business Venture Person shall be liable to the Company Group or its Members for breach of any fiduciary duty by reason of the fact that such Member or any of its Affiliates or any other Business Venture Person participates in a Business Venture, or pursues or acquires an Investment Opportunity for itself, directs an Investment Opportunity to another Person, or does not communicate or offer information regarding an Investment Opportunity to the Company; provided, however, that with respect to an Investment Opportunity that is identified by such Member or any of its Affiliates or any other Business Venture Person through the disclosure to it by any Company Group Member or any of their respective directors, officers or agents in their capacities as such of information with respect to such Investment Opportunity, which Investment Opportunity had not already been identified by such Member or any of its Affiliates or other Business Venture Person at the time of, and independent of, such disclosure, such Member and its Affiliates or other Business Venture Person shall not pursue such Investment Opportunity unless the Company Group does not wish to, or is unable, for financial, legal, contractual or any other reasons to, pursue such Investment Opportunity.
(iv)    subject to Section 6.03, neither such Member nor any of its Affiliates nor any other Business Venture Person shall be obligated to finance any Investment Opportunity for any Company Group Member.
The foregoing shall not be interpreted or applied to limit, eliminate or restrict (a) the fiduciary duties which may be owed to any Company Group Member by any Member or Director who is an employee of any Company Group Member (in his or her capacity as an employee), or (b) the contractual obligations or covenants which may be contained elsewhere within this Agreement or within any separate agreement a Member or Director may have with any Company Group Member. Specifically, but not by way of limitation, nothing in this Section 3.07 shall be applied or interpreted to supersede, limit or restrict the applicability, enforcement or provisions of any confidentiality, non-solicitation or non-competition agreement entered into by any Member or Director with any Company Group Member, whether contained in this Agreement or any other agreement between such Member or Director and the membership or any of its Subsidiaries. Nothing herein shall prohibit a Management Member from engaging in any other Business Venture that is expressly permitted under such Management Member’s Employment Arrangement, or as otherwise agreed by the Board of Directors.

Section 3.08    Additional Members.
(a)    Subject to the terms of this Agreement, upon the approval of the Board of Directors, the Company may admit one or more additional Members to which it issues any Units (each, an “Additional Member”), to be treated as a “Member” for all purposes hereunder.
(b)    Prior to the admission of an Additional Member, the Board of Directors shall determine: (i) the Capital Contribution (if any) of such Additional Member, (ii) whether such Additional Member shall be denominated a Fernweh Member, Aztec Member or Management Member, (iii) the number of Units to be granted to such Additional Member, and (iv) whether such Units shall be Common Units, Incentive Units or a new class of Units authorized by the Board of Directors, and in the case of such new Units, the terms thereof and the price to be paid therefor.
(c)    A Person shall be admitted as an Additional Member only at the time such Person (i) executes a joinder agreement to this Agreement that is in form and substance satisfactory to the Board of Directors, (ii) makes the Capital Contributions (if any) to the Company in a form and an amount to be determined by the Board of Directors, (iii) complies with the applicable Board of Directors resolution (if any) with respect to such admission, (iv) is issued Units by the Company and (v) is named as a Member in Schedule A hereto. The Board of Directors is authorized to amend this Agreement and Schedule A hereto to reflect any issuance of Units and any such admission and any actions taken pursuant to and in accordance with this Section 3.08. For the avoidance of doubt, additional Units may be granted to an existing Member in the Company, and such Member will be treated as an Additional Member with respect to such newly granted Units.
Section 3.09    No Effect on Employment. Neither this Agreement nor any provision hereof shall confer upon any Member, Director or Officer, whether or not employed by any Company Group Member as of the date of this Agreement or thereafter, any right to continue in the employ of the Company or any Affiliate of the Company or in any way affect any right and power of the Company, acting through the Board of Directors or the Company’s authorized officers (or, if applicable, any Affiliate of the Company acting through its directors, managers and officers), to terminate the employment, services or office of any Member, Director or Officer at any time with or without cause or assigning a reason thereto, it being understood that this Agreement shall not constitute nor in any way be interpreted as an employment agreement for any purpose whatsoever.
Section 3.10    No Appraisal Rights. For the avoidance of doubt, the Members shall not have appraisal rights with respect to any Units or any other Interest in the Company under any circumstances.
Section 3.11    Rule 701 and Blue Sky.
(a)    This Agreement, together with any Management Subscription or IU Award Agreement pursuant to which a Management Member acquires Units, is intended to qualify as a compensatory benefit plan within the meaning of Rule 701 of the Securities Act (and any similarly applicable state “blue-sky” securities laws); provided, that the foregoing shall not restrict or limit the Company’s ability to issue any Units pursuant to any other exemption from registration under the Securities Act available to the Company.
(b)    To the extent any Management Member is given rights to acquire Units hereunder, those rights may be transferred only by will, by the laws of descent and distribution, to a revocable trust, in each case to the extent permitted by Rule 701 of the Securities Act.
(c)    In the event of any Unit split, reverse Unit split, Unit dividend, recapitalization, combination, reclassification or other distribution of the Company’s equity securities without receipt of consideration by the Company, the Board of Directors shall proportionally adjust the number of Units outstanding.
(d)    The issuance of Units to Management Members in accordance with the terms hereof is hereby specifically approved by the Company.
Section 3.12    Proxy.
(a)    Each Management Member hereby appoints the Proxy Holder its proxy and attorney-in-fact, with full power of substitution and resubstitution, in connection with a sale required by

Section 10.05 (a “Drag Along Sale”), to act in such Management Member’s name, place and stead, to do or refrain from doing all such acts and things, and to execute and deliver all such documents, as the Proxy Holder shall deem reasonably necessary or appropriate in connection therewith (including executing and delivering on behalf of such Management Member a purchase and sale agreement, merger agreement, written consent, and any other agreements and documents necessary in connection with a Transfer); provided that such Drag Along Sale is effected in accordance with Section 10.05 and the other provisions of this Agreement. The Proxy Holder may exercise the irrevocable proxy granted to it hereunder solely at such times that such Management Member has failed to comply with the applicable provisions of this Agreement after providing such Management Member with at least five days’ prior written notice of such failure. Each applicable Management Member hereby ratifies and confirms all that the Proxy Holder shall do or cause to be done by virtue of its appointment as such Management Member’s agent and attorney-in-fact pursuant to the appointment set forth herein, and each such Management Member shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and power of attorney. In acting for any Management Member pursuant to the appointment set forth herein, the Proxy Holder shall not be responsible to any Management Member for any loss or damage any Management Member may suffer by reason of the performance by the Proxy Holder of its duties under this Agreement, except for loss or damage arising from intentional and knowing violation of Law, intentional fraud or Willful Misconduct by the Proxy Holder in the performance of its duties hereunder. This proxy and power of attorney granted by each Management Member herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by any relevant Management Member with respect to such Management Member’s Units or Interests. The power of attorney granted by each Management Member herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death, disability or incapacity of such Management Member. Each relevant Management Member will take such further action and execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy, and hereby revokes any proxy previously granted by it. Any Person dealing with the Proxy Holder may conclusively and absolutely rely, without inquiry, upon any act of the Proxy Holder as the act of each Management Member in all matters referred to in this Section 3.12(a).
(b)    Each Management Member hereby severally, and not jointly, represents and warrants to each of the other parties hereto that (i) such Management Member has not granted any proxy and is not party to any voting trust or other agreement that is inconsistent with or conflicts with the provisions of this Agreement, and (ii) such Management Member will not grant any proxy or become party to any voting trust or other agreement that is inconsistent with or conflicts with the provisions of this Agreement.
ARTICLE IV
CAPITAL STRUCTURE
Section 4.01    Interests Generally.
(a)    All Interests in the Company shall be represented by Units. As of the date hereof, the Company shall have one authorized class of common Units (“Common Units”), one authorized class of non-voting incentive Units (“Incentive Units”) and no authorized class of preferred Units.
(b)    Subject to Article IX, Section 3.03(a) and Section 5.13, (x) the Board of Directors is hereby authorized (without the approval or consent of, or any other action by, any Interest Holder) to issue additional Units to such Person(s) (including existing Interest Holders), who may be admitted as a Member(s), as determined from time to time by the Board of Directors, and (y) the Board of Directors shall have sole and complete power and authority to determine the terms, conditions and preferences of additional Units and the consideration and terms and conditions with respect to any issuance of Units. In addition, subject to Article IX and Section 3.03(a), the Board of Directors is authorized to cause the issuance of any other type of equity security (including secured or unsecured debt securities and other securities convertible into or otherwise granting a right to acquire any class of Units) from time to time to any Person (including any existing Interest Holder) on terms and conditions established in the sole and complete discretion of the Board of Directors. The Board of Directors shall do all things necessary or advisable to comply with the Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any such future issuance, including compliance with any Law or any requirement of any national securities exchange on which the Units may subsequently be listed for trading.

(c)    Subject to Article IX, Section 3.03(a) and Section 5.13, the Board of Directors is hereby authorized (without the approval or consent of, or other action by, any Interest Holder) to take all actions that it reasonably deems necessary or appropriate in connection with each issuance of Units or other type of security pursuant to this Section 4.01 and to amend this Agreement in any manner that it deems (acting reasonably) necessary or appropriate to provide for each such issuance, to admit Additional Members in connection therewith and, subject to the limitations and consent rights of Principal Members set forth in this Agreement, to specify the relative rights, powers and duties of the holders of the Units or other securities being so issued. Without limiting the generality of the foregoing, the Company shall amend Schedule A from time to time to reflect the issuance or Transfer of any Units made in accordance with the terms of this Agreement (to the extent known to the Company), and such action shall not require the approval or consent of, or any other action by, any Interest Holder, nor shall such amendment of Schedule A constitute an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.
Section 4.02    Authorized Units.
(a)    The Company is authorized as of the date hereof to issue an unlimited number of Common Units, up to 11,000 Incentive Units and no preferred Units. The Company may issue whole or fractional Units.
(b)    Common Units.
(i)    The Common Units shall be non-voting other than to the extent expressly provided in Section 3.03 and shall have the rights with respect to distributions from the Company and other rights and obligations, all as are set forth herein. The number of Common Units, if any, of each Member as of any given time shall be set forth on Schedule A hereto, as it may be updated from time to time in accordance with this Agreement.
(ii)    Subject to the other provisions of this Agreement, holders of Common Units shall be entitled to receive equally, on a per Unit basis, such distributions in cash, securities or other property of the Company as may be made or declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor.
(c)    Incentive Units.
(i)    Incentive Units shall be non-voting and shall have the rights with respect to distributions from the Company and other rights and obligations, all as are set forth herein. Any Member whose Units consists solely of Incentive Units shall not have any votes as Member of the Company except as required by Law. The number of Incentive Units, if any, of each Member as of any given time shall be set forth on Schedule A hereto, as it may be updated from time to time in accordance with this Agreement.
(ii)    Subject to the terms and conditions of this Agreement, the Company shall have the authority to issue Incentive Units to senior managers, officers and employees of any Company Group Member in consideration for his or her employment by any Company Group Member. The Company shall issue Incentive Units pursuant to an IU Award Agreement and may make the Incentive Units and any issuance thereof subject to the terms and conditions of any equity incentive plan, as the same may be amended or modified from time to time in accordance with its terms, as may have been adopted by the Board of Directors on or before the date of such issuance. As a condition to the exercise or settlement of any Incentive Units pursuant to this Agreement, each recipient of Incentive Units that is not already a Management Member shall execute and deliver to the Company a written instrument whereby such recipient shall become a party to this Agreement and such other documents as the Board of Directors may require. Any Incentive Units that are authorized for issuance pursuant to this Section 4.02 but not issued at any time of determination, including any Incentive Units that were previously issued but at such time of determination have been forfeited or acquired by the Company pursuant to the terms of this Agreement, shall be eligible to be issued or re-issued, as applicable, by the Company.
(iii)    Incentive Units shall be subject to vesting as provided in the applicable IU Award Agreement.

(iv)    The Incentive Units are intended to qualify as “profits interests” within the meaning of Internal Service Revenue Procedures 93-27 and 2001-43, and this Agreement will be interpreted and applied consistent with such designation. With respect to any Incentive Unit, the holder of such Incentive Unit will be entitled to share in distributions in excess of the amount originally paid for such Incentive Unit, if any, only to the extent set forth in the applicable IU Award Agreement, which agreement will designate a dollar amount of the aggregate distributions that must be paid pursuant to Section 6.02 and Section 6.03 with respect to Units other than such Incentive Unit after the date of grant of such Incentive Unit before any distributions will be paid with respect to such Incentive Unit (such designated value, the “Distribution Hurdle”). The Board of Directors will consult with the Company’s tax advisors to determine the appropriate Distribution Hurdle for each Incentive Unit issued by the Company and will reflect the applicable Distribution Hurdle for each Incentive Unit in such IU Award Agreement as of the date such Incentive Unit is granted. The Board of Directors will have the discretion to make any determinations required under this Section 4.02(c)(iv), including as to the fair market value of the Company’s assets, the amount of the Company’s liabilities, the extent to which, if any, Incentive Units will be excluded from participating in distributions on account of this Section 4.02(c)(iv), and how distributions may be modified in order to achieve the objectives of this Section 4.02(c)(iv). Without limiting the foregoing, the Board of Directors may, in its sole discretion:
(1)    Increase the Distribution Hurdle applicable to Incentive Units to take into account any Capital Contributions occurring after the issuance of such Incentive Units to the extent reasonably determined by the Board of Directors to be necessary to cause such Incentive Units to qualify as profits interests or to prevent a taxable capital shift among any of the holders of Units; or
(2)    Reduce the Distribution Hurdle applicable to Incentive Units (x) in connection with any redemption or repurchase by the Company of any Units after the issuance of such Incentive Unit or (y) in the event the Board of Directors issues additional Incentive Units with a Distribution Hurdle lower than the Distribution Hurdle associated with such Incentive Units, in each case to the extent reasonably determined by the Board of Directors to be consistent with the qualification of such Incentive Units as profits interests.
(v)    Each holder of Incentive Units, whether or not vested, will be treated as a partner of the Company for U.S. federal income tax purposes with respect to such Incentive Units as of the grant date for such Incentive Units, and shall take into account the distributive share of Company income, gain, loss, deduction and credit associated with such Incentive Units beginning on the grant date. Each Incentive Unit shall entitle its record holder to share in the appreciation in the fair market value of the Company’s assets from the grant date and not in any fair market value of the Company’s assets accrued before the issuance of such Incentive Unit. Incentive Units shall not be entitled to any retroactive allocation of the Company’s income, gains, losses, deductions, credits or other items. For the avoidance of doubt, any appreciation in the fair market value of the Company’s assets from the grant date of such Incentive Units shall not take into account any Capital Contributions made by any Member after the date of issuance of such Incentive Units.
(vi)    In addition to the restrictions set forth herein, Incentive Units issued pursuant to a written employment, consulting or similar agreement with the Company shall be subject to any other restrictions as may be provided in the applicable agreement. Within thirty (30) days from the date of issuance, a Member receiving Incentive Units subject to vesting shall make an election under Section 83(b) of the Code with respect to such Incentive Units and in a manner reasonably prescribed by the Company and, unless otherwise determined by the Board of Directors, the “fair market value” of the Incentive Units for purposes of such election shall be reported as zero.
(vii)    The Board of Directors is authorized to withhold, in accordance with any applicable Law, from any consideration payable or property transferable to any Member to the extent of any Incentive Units or other Units issued as compensation for services rendered or to be rendered to or for the benefit of the Company held by such Member, any taxes required to be withheld by federal, state or local Law as a result of receiving Incentive Units or any such other Units. If the amount of any consideration payable to a Member is insufficient to pay such taxes, or if no cash consideration is payable to the Member, upon the request of the Company, the Member shall pay to the Company an amount sufficient for the Company to satisfy any federal, state or local tax withholding requirements it may incur as a result of the issuance of the Incentive Units or any such other Units.
(viii)    To the extent provided by applicable final Treasury Regulations or Internal Revenue Service guidance, the Members elect a safe harbor to treat the fair market value of such Units that are profits interests as equal to the liquidation value of such Units that are profits interests, which will be zero, and authorize and direct the Company to make the safe harbor election described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43. The Company and each Member agree to comply with the requirements of the safe harbor with respect to such Units that are profits interests while the safe harbor election remains effective. Each Member authorizes the Partnership Representative to amend this Section 4.02(c)(viii) to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Company transferred to a Service Provider by the Company in connection with services provided to the Company as set forth in Section 4 of IRS Notice 2005-43 (e.g., to reflect changes from the rules set forth in IRS Revenue Procedures 93-27 and 2001-43 and Notice 2005-43 in subsequent IRS guidance); provided that, without the consent of the affected Member, no such amendment shall be made that would have an adverse effect on such Member as compared to the after-tax consequences to such Member if the provisions of IRS Notice 2005-43 applied and the safe harbor election were properly made. If any such proposed revenue procedure (or a substantial equivalent) is promulgated in final, effective form, the Board of Directors will (without the need for further action by the Members) have all necessary authority under this Agreement to give effect to the intention set forth in this Section 4.02(c)(viii) (including the authority to make any applicable tax election on behalf of the Company and the Members).
Section 4.03    Uncertificated Interests. Unless otherwise determined by the Board of Directors, Interests shall not be in certificated form.
Section 4.04    Capital Accounts(a)    . A Capital Account shall be established and maintained for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 4.04 shall be interpreted and applied in a manner consistent therewith. The Company may adjust the Capital Accounts of its Members to reflect revaluations of the property of any Subsidiary of the Company that is treated as a partnership (or entity disregarded from a partnership) for U.S. federal income tax purposes. The Capital Account of each Member (i) shall be credited with such Member’s Capital Contributions, if any, all Profits allocated to such Member pursuant to Section 4.05 and any items of income or gain which are specially allocated pursuant to Section 4.06; (ii) shall be debited with all Losses allocated to such Member pursuant to Section 4.05, any items of loss or deduction of the Company specially allocated to such Member pursuant to Section 4.06, any liability of a Member assumed by the Company (to the extent not netted out in clause (i)), and all cash and the Carrying Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member. Any references in this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest. In the event Company property is subject to Code section 704(c), including following a revaluation of such Company property on the books of the Company pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(f), the Capital Accounts shall be adjusted in accordance with Treasury Regulations section 1.704-1(b)(2)(iv)(g) for allocations to the Members of depreciation, amortization and gain or loss, as computed for “book” purposes (and not tax purposes) with respect to such Company property. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company). No Member shall have an obligation to restore a deficit in such Member’s Capital Account.
Section 4.05    Allocation of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, or deduction of the Company) shall be allocated annually (and at such other times in which it is necessary to allocate Profits and Losses) in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in Section 4.06 is, as nearly as possible, equal (proportionately) to (a) the distributions that would be made pursuant to Section 11.02(c) if the Company were dissolved, its affairs wound up, and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability) and all remaining or resulting cash was distributed to the Members in accordance with Section 11.02(c), minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Board of Directors shall make such adjustments to Capital Accounts as it determines in its good faith reasonable discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.
Section 4.06    Special Allocations. Despite any other provision in this Article IV:

(a)    Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent taxable years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.06(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).
(b)    Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations, or distributions as promptly as possible; provided that an allocation pursuant to this Section 4.06(b) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.06(b) were not in this Agreement. This Section 4.06(b) is intended to comply with the “qualified income offset” requirement of the Code (and as defined in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)) and shall be interpreted consistently therewith.
(c)    Gross Income Allocation. If any Member has a deficit Adjusted Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.06(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if Section 4.06(b) and this Section 4.06(c) were not in this Agreement.
(d)    Nonrecourse Deductions. Nonrecourse Deductions shall be allocated as determined by the Board of Directors.
(e)    Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).
(f)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(g)    Ameliorative Allocations. Any special allocations of income or gain pursuant to Section 4.06(a), 4.06(b), or 4.06(c) shall be taken into account in computing subsequent allocations pursuant to Section 4.05 and this Section 4.06(g), so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Section 4.06(a), 4.06(b), or 4.06(c) had not occurred.
(h)    Allocations Relating to Taxable Issuance of Units. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the "Issuance Items") shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized. The forfeiture allocations described in proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(C) (2005), and the allocations to which they relate, shall be treated as Issuance Items.
(i)    Forfeiture Allocation. In the event that the Units of any Member are forfeited, then for the Fiscal Year of such forfeiture or other period (as determined by the Board of Directors):
(i)    items of income, gain, loss, and deduction shall be excluded from the calculation of Profits and Losses and shall be specially allocated to the Member whose Units have been forfeited so as to cause such Member’s Capital Account to equal such Member’s distribution entitlements pursuant to this Agreement after giving effect to the adjustment in the Member’s Percentage Interest resulting from the applicable forfeiture; and
(ii)    the Board of Directors may elect to apply another allocation or Capital Account adjustment method to a Unit forfeiture as it reasonably deems appropriate in lieu of the method set forth in this Section 4.06(i).
(j)    Noncompensatory Options. If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).
Section 4.07    Tax Allocations. For income tax purposes, each item of income, gain, loss, and deduction of the Company shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss, and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the Board of Directors in its reasonable discretion and permitted by the Code and the Treasury Regulations); provided that any Section 704(c) allocations relating to the transactions contemplated by the Transaction Agreement shall be made using the method chosen by the Board of Directors.
Section 4.08    Tax Advances. If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including U.S. federal, state, local, or non-U.S. withholding and FATCA, personal property, unincorporated business, or other taxes, the amount of any taxes arising under the Revised Partnership Audit Provisions, the amount of any taxes imposed under Section 1446(f) of the Code, and any interest, penalties, additions to tax, and expenses related to any such amounts) (the “Tax Advances”), the Board of Directors may cause the Company to withhold such amounts (if such withholding relates to an amount payable by the Company) and cause the Company to make such tax payments to the applicable Governmental Authority as so required (and if such withholding relates to a distribution or allocation by the Company to a Member, the Company will provide the applicable Member with the withholding tax receipt or reasonable supporting document or evidence of such remittance in a timely matter). Promptly upon request, each Member shall provide the Company with any information related to such Member necessary to (i) allow the Company to comply with any tax reporting, tax withholding or tax payment obligations of the Company, or (ii) establish the Company’s legal entitlement to an exemption from, or reduction of, withholding tax, including U.S. federal withholding tax under FATCA. The withholdings referred to in this Section 4.08 shall be made at the maximum applicable statutory rate under applicable tax Law unless the Company receives documentation, satisfactory to the Partnership Representative, to the effect that a lower rate is applicable, or that no withholding is applicable. Without limiting the generality of the foregoing, if requested by the Company, each Member will, if legally entitled to do so, deliver to the Company (A) an affidavit in form satisfactory to the Partnership Representative that the applicable Member (or its partners or members, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, or local, foreign or other Law, (B) any certificate that the Company may reasonably request with respect to any such Laws, or (C) any other form, instrument, declaration or other document reasonably requested by the Company or the Partnership Representative relating to any Member’s status under such Law. All Tax Advances made on behalf of a Member shall either be repaid by (at the discretion of the Board of Directors): (i) reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member, (ii) reducing the proceeds of liquidation otherwise payable to such Member, or (iii) on demand by the Board of Directors, and treated as an outstanding loan bearing interest at the Prime Rate. For all purposes of this Agreement, if the Board of Directors elects clause (i) above, such Member shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability for taxes, penalties, additions to tax, or interest (other than any penalties, additions to tax, or interest imposed as a result of the Company’s failure to withhold or make a tax payment on behalf of such Member, except to the extent related to the failure of such Member to provide appropriate or accurate certificates or to the extent such failure to withhold or make a tax payment is in reliance on a certificate provided by such Member) which withholding or payment is required pursuant to applicable Law with respect to income attributable to or distributions or other payments to such Member and attributable to such Member’s status, actions or inactions. For the avoidance of doubt, any income taxes, penalties, additions to tax, and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions, or otherwise, including pursuant to an allocation made under Section 4.09), in each case as reasonably determined by the Board of Directors. For the avoidance of doubt, any taxes, penalties, and interest payable under the Revised Partnership Audit Provisions by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members, and the Board of Directors shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties, or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions, or otherwise), as reasonably determined by the Board of Directors.

Section 4.09    Partnership Representative.
(a)    Nick Santhanam is hereby designated as the Company’s “partnership representative” within the meaning of Section 6223 of the Code for each taxable year of the Company, or under similar state or local Law (as applicable, the “Partnership Representative”). In addition, FA Acquisition is hereby authorized to designate or remove any other Person selected by FA Acquisition as the Partnership Representative. For each Fiscal Year in which the Partnership Representative is an entity, the Company shall appoint an individual identified by the Partnership Representative for such Fiscal Year to act on its behalf (the “Designated Individual”) in accordance with applicable Treasury Regulations or analogous provisions of state or local Law. References in this Agreement to the Partnership Representative shall include the Designated Individual. Actions taken by the Designated Individual shall have binding effect on the Members and the Company just as if such actions were taken by the Partnership Representative. Each Member hereby expressly consents to such designations and agrees to take, and that the Partnership Representative is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to the Treasury Regulations or other IRS or U.S. Department of the Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations. The Partnership Representative shall consult with Aztec and Fernweh in good faith in exercising its authority as Partnership Representative including appointing the Designated Individual.
(b)    Subject to this Section 4.09, the Partnership Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the Revised Partnership Audit Provisions, including making any elections under the Revised Partnership Audit Provisions or any decisions to settle, compromise, challenge, litigate, or otherwise alter the defense of any action, audit, or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith.
(c)    All expenses incurred by the Partnership Representative in connection with its duties as partnership representative or designated individual, as applicable, shall be expenses of the Company (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative), and the Company shall reimburse and indemnify the Partnership Representative for all such expenses and costs. Nothing herein shall be construed to restrict the Partnership Representative from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual in discharging its duties hereunder. The Partnership Representative shall not be liable to the Company, any Member, or any Affiliate thereof for any costs or losses to any Persons, any diminution in value, or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 4.09 absent intentional fraud or intentional misconduct on the part of the Partnership Representative.

(d)    Each Member agrees that such Member will not independently act with respect to tax audits or tax litigation of the Company for any taxable period for which the Partnership Representative has authority, unless previously authorized to do so in writing by the Partnership Representative, which authorization may be withheld by the Partnership Representative. The Partnership Representative, in consultation with the Board of Directors, shall determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any tax authority for any such taxable period. The Partnership Representative shall provide notice to the Principal Members of (i) the commencement of any examination or audit by any Governmental Authority of any tax return of the Company and (ii) the receipt of any Internal Revenue Service notice of a final partnership adjustment; provided, however, that the failure to provide such notice shall not in any way limit or change the Members’ obligations, or the Partnership Representative’s rights and authority, hereunder.
(e)    Each Member shall cooperate with all requests for information that the Partnership Representative, in its reasonable discretion, deems necessary to comply with the Code, including information requests needed to appropriately determine a share of a Member’s liability arising under an audit. In the event of an audit of the Company, the Partnership Representative shall have the right to make any and all elections and to take any actions that are available to be made or taken by the Partnership Representative or the Company; provided that no Member shall be required to file an amended tax return without such Member’s prior written consent. If an election under Code Section 6226(a) is made with respect to an Imputed Underpayment, the Company shall furnish to each Member for the year under audit a statement of the Member’s share of any such Imputed Underpayment set forth in the notice of final partnership adjustment, and each Member shall take such adjustment into account as required under Section 6226(b) of the Code. In the event there is an Imputed Underpayment for which an election under Section 6226(a) of the Code is not made and a Member affected by the Imputed Underpayment elects to file an amended tax return that takes into account the full amount of any adjustments and pay any additional tax due in connection with such amended tax return that are attributable to such Member, as determined by the Partnership Representative (a “Section 6225(c) Filing”), then those Members that do not make a Section 6225(c) Filing shall (x) contribute an amount equal to their share of the Imputed Underpayment to the Company (a “Direct Payment”), and such amount shall not be treated as a capital contribution within the meaning of this Agreement, or (y) have an amount equal to their share of the Imputed Underpayment withheld from distributions to such Member pursuant to Section 6.2 or Section 6.3 (a “Distribution Withholding”). The Members generally intend for the Partnership Representative to choose a Distribution Withholding for the Members (but not for former Members) if: (i) the Company has sufficient distributable cash to pay the applicable taxes (which distributable cash would otherwise be distributable to such responsible Members) and (ii) treating the taxes allocated to a Member as a distribution will not violate any Law or any contract with any third party (including any credit agreement). Notwithstanding the foregoing, if the Partnership Representative elects Direct Payment and the Company pays any Member’s share of an Imputed Underpayment as a result of a Member’s failure to contribute money to the Company in furtherance of the Partnership Representative’s request, such Member shall on demand reimburse the Company for the amount of the Member’s share of the Imputed Underpayment paid by the Company plus interest thereon at the rate of 8% per annum, compounded quarterly on the first day of each calendar quarter, from and after the date on which the Company has given notice to such Member that it has made a payment on its behalf. In addition to all other rights and remedies of the Company at law or in equity with respect to amounts owed by a Member to the Company pursuant to this Section 4.09(e), the Partnership Representative shall have the right to offset, or cause to be offset, against any such Member’s distributions under this Agreement all amounts owed by such Member to the Company pursuant to this Section 4.09(e), and the Partnership Representative shall promptly send written notice of any such offset to such Member so indicating and specifying the amount offset. A Member’s share of an Imputed Underpayment shall reasonably be determined by the Partnership Representative.
(f)    The Company, the Partnership Representative, and the Members expressly agree to be bound by the terms of Section 5.7 of the Transaction Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 5.7 of the Transaction Agreement and this Agreement, Section 5.7 of the Transaction Agreement shall control.
Section 4.10    Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In addition to amendments effected in accordance with Section 14.08 or otherwise in accordance with this Agreement, Sections 4.04, 4.05, and 4.06 may also, so long as any such amendment does not materially change the relative economic interests of the Members, be amended at any time by the Board of Directors if necessary, in the opinion of tax counsel to the Company, to comply with such Treasury Regulations or any applicable Law.
Section 4.11    Survival. Sections 4.08 and 4.09 shall be interpreted to apply to Members and former Members and shall survive the Transfer of Units and the termination, dissolution, liquidation, and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.
Section 4.12    Loans from Members. Loans by Members to the Company shall not be considered Capital Contributions. The amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.
    Section 4.13    Inconsistent Return Positions. No Member shall file a notice with the IRS under Section 6222(b) of the Code in connection with such Member’s intention to treat an item on such Member’s U.S. federal income tax return in a manner that is inconsistent with the treatment of such item on the Company’s U.S. federal income tax return, unless such Member has, not less than thirty (30) days prior to the filing of such notice, provided the Partnership Representative with a copy of the notice and has thereafter in a timely manner provided such other information related thereto as the Partnership Representative shall reasonably request.

ARTICLE V
MANAGEMENT
Section 5.01    Management by Board of Directors.
(a)    The business and affairs of the Company shall be managed exclusively by or under the direction of a board of managers (the “Board of Directors”) consisting of such number of natural persons (each, a “Director”) as shall be established from time to time pursuant to this Section 5.01. From and after the date hereof, the Company shall take all necessary or desirable action within its control to cause the individuals provided in this Section 5.01 to be appointed to the Board of Directors.
(b)    The Board of Directors shall initially consist of five (5) Directors. The number of directors on the Board of Directors shall be subject to mandatory reduction from time to time corresponding to any reduction in the number of individuals either FA Acquisition or Aztec have the right to designate in accordance with Section 5.01(c) or Section 5.01(d), as applicable. The number of Directors may also be adjusted by mutual agreement of the Principal Members (or, if one of the Principal Members no longer has the right to designate any Directors under Section 5.01(c) or 5.01(d), as applicable, by the Board of Directors).
(c)    FA Acquisition shall have the right to designate (and designate for removal) Fernweh Directors based on the Remaining Percentage Interest of the Fernweh Members at the time of determination as follows (it being understood that as of the date hereof, Section 5.01(c)(i) shall apply):
(i)    Greater than or equal to 66 2/3%: three (3) Fernweh Directors.
(ii)    Greater than or equal to or equal to 33 1/3%: Two (2) Fernweh Directors.
(iii)    Greater than or equal to 10%: One (1) Fernweh Director.
(d)    Aztec shall have the right to designate (and designate for removal) Aztec Directors based on the Remaining Percentage Interest of the Aztec Members at the time of determination as follows (it being understood that as of the date hereof, Section 5.01(d)(i) shall apply):
(i)    Greater than or equal to 50%: Two (2) Aztec Directors.
(ii)    Greater than or equal to 25%: One (1) Aztec Director.
(e)    At the time any Principal Member loses the right to designate one or more Directors pursuant to Section 5.01(c) or 5.01(d), as applicable, the size of the Board of Directors shall be automatically reduced by such number of Directors, and such Principal Member shall designate which, if any, Aztec Director or Fernweh Director(s) remains as a Director, as applicable.
(f)    FA Acquisition shall have the right to designate (and designate for removal) the Chair of the Board of Directors so long as the Fernweh Members have the right to designate two (2) or more Fernweh Directors. If the Fernweh Members no longer have the right to designate at least two (2) Fernweh Directors, the Principal Member with the highest Remaining Percentage Interest shall designate (and designate for removal) the Chair of the Board of Directors.
(g)    The Directors shall be appointed by the Principal Member entitled to designate such Director pursuant to this Section 5.01 without any requirement for the other Members to approve such appointment (at a meeting of the Members or by written consent or otherwise). From and after the date hereof, at any meeting of the Members at which the election of Directors is on the agenda, or with respect to each written consent solicited for the election of Directors, each Member shall take all necessary or desirable action within its control (including voting all of the Units over which such Member has voting control or executing such written consent) so as to effectuate the provisions of this Section 5.01. For the avoidance of doubt, no Member other than the Principal Members shall have the right to designate (or designate for removal) any Directors, and the Members shall not vote to elect any Director other than a nominee designated in accordance with Section 5.01(c), Section 5.01(d) or Section 5.05(b). No Principal Member, nor any Affiliate of any Principal Member, shall have any liability as a result of designating a person for election as a Director, or for any act or omission by such designated person in his or her capacity as a Director, nor shall any Member have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement. Despite the foregoing, in no event shall Aztec have the right to designate a Restricted Designee as an Aztec Director without the prior written consent of the Fernweh Members.
(h)    Subject to the other provisions of this Agreement, the Board of Directors shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein, including to exercise all of the powers of the Company set forth in this Agreement. Each person named as a Director herein or subsequently appointed as a Director is hereby designated as a “manager” (within the meaning of the Act) of the Company. Except as otherwise provided herein, and notwithstanding Section 18-402 of the Act, no single Director may bind the Company, and the Board of Directors shall have the power to act only collectively in accordance with the provisions and in the manner specified herein. Each Director shall hold office until such Person’s successor is appointed in accordance with this Article V or until such Director’s earlier death, resignation or removal in accordance with the provisions hereof. No Person shall be eligible to serve as a Director unless such Person is of legal age of majority. Directors need not be Members. For the avoidance of doubt, no Member, in its capacity as a Member of the Company, has the authority to bind the Company.
Section 5.02    Election of Directors. As of the date hereof, the Board of Directors shall consist of the following Directors: (a) Nick Santhanam, Shekhar Varanasi and William Johnson, as Fernweh Directors, with Nick Santhanam serving as Chair; and (b) Thomas Ferguson and Philip Schlom, as Aztec Directors.
Section 5.03    Resignation. Any Director may resign at any time by giving written notice to the Company. The resignation of any Director shall take effect upon receipt of such notice or at such later time as shall be specified in the notice and, unless otherwise specified in the notice, the acceptance of the resignation by the Company, the Members or the remaining Directors shall not be necessary to make it effective. If a Director is employed by any Company Group Member, and such Director’s employment with any Company Group Member is terminated for any reason, such Director shall be deemed to have resigned from the Board of Directors effective immediately upon the occurrence of such event. Upon any such resignation, the resigning Director shall cease to be a “manager” (within the meaning of the Act).
Section 5.04    Removal of Directors. No Director designated under Section 5.01(c) or Section 5.01(d) may be removed without the affirmative vote or written consent of the Principal Member entitled to designate such Director for so long as such party has the right to designate such Director under the applicable Section. Any Director appointed pursuant to Section 5.05(b) shall be subject to removal, with or without cause, by the Board of Directors at any time. Any Director removed pursuant to the immediately preceding two sentences shall cease to be a “manager” (within the meaning of the Act). Any vacancy caused by any removal of a Director shall be filled in accordance with Section 5.05.

Section 5.05    Vacancies; Increase in the Size of the Board of Directors.
(a)    Any vacancy on the Board of Directors caused by the death, resignation or removal of (i) a Fernweh Director shall be filled by affirmative vote or written consent of FA Acquisition so long as the Fernweh Members remain entitled to designate such Director under Section 5.01 and (ii) an Aztec Director shall be filled by the affirmative vote or written consent of Aztec so long as Aztec remains entitled to designate such Director under Section 5.01.
(b)    Any vacancy on the Board of Directors caused by an increase in the size of the Board of Directors pursuant to Section 5.01(b)(ii), or the death, resignation or removal of such a Director, shall be filled by affirmative vote or written consent of the Board of Directors.
(c)    A Director elected to fill a vacancy shall hold office until such Person’s successor has been elected and qualified or until such Person’s earlier death, resignation or removal.
Section 5.06    Observers to the Board of Directors. (a) Aztec shall have the right to the right to designate (and designate for removal) two (2) observers to the Board of Directors (the “Aztec Observers”) so long as the Remaining Percentage Interest of the Aztec Members is greater than or equal to 25% and (b) FA Acquisition shall have the right to designate (and designate for removal) (i) four (4) observers to the Board of Directors so long as the Remaining Percentage Interest of the Fernweh Members is greater than or equal to 50% and (ii) two (2) observers to the to the Board of Directors so long as the Remaining Percentage Interest of the Fernweh Members is greater than or equal to 25% and less than 50% (the “Fernweh Observers” and together with the Aztec Observer, the “Observers”). The Observers shall be entitled to (a) receive notice of and to attend meetings of the Board of Directors (including executive sessions and committees thereof), (b) take part in discussions and deliberations of matters brought before the Board of Directors (including executive sessions and committees thereof), and (c) receive notices, consents, minutes, documents and other information and materials that are sent to Directors (including executive sessions and committees thereof), each at the same time and in the same manner as the Directors, except that the Observers shall not be entitled to vote on any matters brought before the Board of Directors and shall not be entitled to any compensation from the Company; provided, however, that the Observers shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof at its sole discretion if such withholding or exclusion (i) if access to such information or attendance at such meeting would reasonably be expected to adversely affect in any material respect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or (ii) if any Observer is determined by the Board of Directors, acting in good faith, to be engaged in a Competing Business. This Section 5.06 shall terminate upon the consummation of an Initial Public Offering.
Section 5.07    Meetings of the Board of Directors. The Board of Directors shall meet from time to time to discuss the business of the Company. The Board of Directors shall use reasonable efforts to meet at least quarterly in accordance with an agreed-upon schedule. The Board of Directors may hold meetings either within or without the State of Delaware. Meetings of the Board of Directors may be held at such time and at such place as shall from time to time be determined by the Board of Directors. In addition to scheduled meetings, the members of the Board of Directors representing a majority of the votes of all Directors may call a meeting of the Board of Directors on two (2) Business Days’ notice to each Director, either personally, by telephone, or by any other similarly timely means of communication and by e-mail, which notice requirement may be waived by any Director with respect to such Director (with such waiver being deemed given by such Director’s attendance at the meeting).
Section 5.08    Quorum and Acts of the Board of Directors.
(a)    At all meetings of the Board of Directors, a majority of the Directors then in office shall constitute a quorum for the transaction of business; provided, a quorum shall not be established unless at least one (1) Director designated by each Principal Member (so long as such Principal Member has the right to designate at least one (1) Director) is present; provided, further, that if there is a failure of quorum at any meeting of the Board of Directors solely as a result of the absence of an Aztec Director, then the directors in attendance may adjourn such meeting to a later date (with prompt notice to the absent Aztec Directors), at least three (3) Business Days thereafter, and at such subsequent meeting, the presence of an Aztec Director shall not be required; provided, further, that the presence of a Fernweh Director shall not be required for a quorum in the event that the Fernweh Members do not have the right to designate at least one director to the Board of Directors, and the presence of an Aztec Director shall not be required for a quorum in the event that the Aztec Members do not have the right to designate at least one director to the Board of Directors. Without limitation to the foregoing, if a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
(b)    Except as otherwise set forth in this Agreement, the act of a majority of the votes of all Directors present at such meeting shall be the act of the Board of Directors, subject to the proviso to the next sentence. Each Director shall have one (1) vote on any matter brought before the Board of Directors; provided that in the event that there are an even number of Directors present at a meeting at which a quorum is present and a vote is deadlocked between the Directors present, the Chair shall have a casting vote and thereby determine the outcome of the vote. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the Directors representing all Directors then in office consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors.
Section 5.09    Electronic Communications. Directors may participate in a meeting of the Board of Directors by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. To the extent reasonably practicable, telephonic or video conference participation shall be made available at each meeting of the Board of Directors for those Directors who are unable to attend in person.
Section 5.10    Reimbursement for Expenses; Compensation of Directors. The Directors and the Observers shall be reimbursed for their reasonable and documented out-of-pocket expenses, if any, incurred as a result of their attendance at meetings of the Board of Directors, including reasonable and documented travel expenses. The Board of Directors shall have the authority to fix the compensation of Directors, other than Directors who are directors, managers, officers, employees or consultants of Fernweh Group or any of its Affiliates (other than the Company Group) or Aztec or any of its Affiliates or who are Officers or employees of any Company Group Member, each of whom shall not be compensated for acting in such capacity. Nothing herein shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor.
Section 5.11    Officers. The Board of Directors may appoint individuals to serve as the officers of the Company (the “Officers”) and assign such Officers such titles (including Chief Executive Officer, Chief Financial Officer, President, Vice President, Secretary and Treasurer) as the Board of Directors may determine from time to time. Any number of offices may be held by the same person. Unless the Board of Directors decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties (including fiduciary duties) that are normally associated with that office. Any delegation pursuant to this Section 5.11 may be revoked at any time by the Board of Directors. Each Officer shall hold office until such Person’s successor has been appointed or until such Person’s earlier death, resignation or removal. Any Officer may be removed with or without cause by the Board of Directors, except as otherwise provided in any service or employment agreement between such Officer and any Company Group Member. The Officers shall be responsible for the day-to-day management of the Company. If an Officer serves as a Director, such Officer shall be recused from discussions regarding the terms and conditions of her or his employment as deemed advisable by the Board of Directors. The initial Officers as of the date hereof are listed on Schedule D.
Section 5.12    Committees.
(a)    The Board of Directors may, by resolution passed by a majority of Directors then in office, designate one or more committees, including an audit committee and a compensation committee, each committee to consist of at least one (1) Fernweh Director and one (1) Aztec Director and a majority of which shall constitute Fernweh Directors unless otherwise agreed by the Fernweh Members. The Fernweh Directors or Aztec Directors, as applicable may designate one or more Fernweh Directors or Aztec Directors, respectively, as alternate members of any committee, who may replace any absent or disqualified Fernweh Director or Aztec Director, as applicable, at any meeting of the committee. Except to the extent restricted by applicable Law, the Certificate of Formation, this Agreement (including Section 5.13) or any other agreement binding upon the Company, each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors. Each such committee shall serve at the discretion of the Board of Directors and have such name as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors.
(b)    The presence of at least a majority of the members of the committee and at least one (1) Fernweh Director and one (1) Aztec Director shall be necessary to constitute a quorum; provided, that if there is a failure of quorum at any meeting of a committee solely as a result of the absence of an Aztec Director, then the directors in attendance may adjourn such meeting to a later date (with prompt notice to the absent Aztec Director(s)), at least three (3) Business Days thereafter, and at such subsequent meeting, the presence of an Aztec Director shall not be required; provided, further, that the presence of a Fernweh Director shall not be required for a quorum in the event that the Fernweh Members do not have the right to designate at least one director to the Board of Directors, and the presence of an Aztec Director shall not be required for a quorum in the event that the Aztec Members do not have the right to designate at least one director to the Board of Directors.
(c)    The Observers (if any) shall be entitled to attend and participate in meetings of each committee of the Board of Directors established from time to time in a nonvoting observer capacity.
Section 5.13    Fundamental Matters.
(a)    Despite anything to the contrary in this Agreement (but subject to Section 10.10 following the occurrence of an Aztec Change of Control), prior to the earlier of (x) the consummation of an Initial Public Offering and (y) such time that a Principal Member’s Remaining Percentage Interest is less than 20%, the following actions (whether effected directly or indirectly, including by any Company Group Member) will require the prior written consent of the Principal Members (in addition to any other consent or approval required under this Agreement or applicable Law):
(i)    Make amendments or other modifications to this Agreement, the Certificate of Formation or any organizational documents of any Company Group Member, in each case, other than changes of an administrative or ministerial nature;
(ii)    Change the size of the Board of Directors (excluding, for the avoidance of doubt, any change in the size of the Board of Director pursuant to Section 5.01(b));
(iii)    (A) Enter into any Restricted Related Party Transaction or (B) terminate, amend or otherwise modify any existing Restricted Related Party Transaction, except, in the case of (A) and (B), as is necessary to effectuate the transactions under any of the Transaction Documents (other than the FEOC Management Agreement, it being understood and agreed that any termination, amendment or other modification of the FEOC Management Agreement (including entering into, terminating, amending or otherwise modifying any related statements of work) would require the prior written consent of the Principal Members pursuant to this Section 5.13(a)(iii), provided that in the case of amendments or modifications to such agreement, only to the extent such amendments or modifications relate to any economic terms of such Contract);
(iv)    Make any change to the Company’s tax elections (including pursuant to Section 2.10 but excluding the selection of any allocation method pursuant to Section 704(c) of the Code, any election or allocation pursuant to Section 706 for the taxable year that includes FA Acquisition’s acquisition of the Acquired Units, and any election under Section 754 of the Code for any Company Group Member) that have a disproportionate adverse effect (as determined by the Board of Directors in good faith after consultation with the Principal Members) on a Principal Member relative to the other Principal Member;
(v)    Make any voluntary petition for bankruptcy or assignment for the benefit of creditors with respect to any Company Group Member;
(vi)    Adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
(vii)    Enter into any new line of business that is outside the industrials sector (as such term is customarily used by institutional investors);
(viii)    Issue any class of equity interests of the Company or any other Company Group Member having economic rights and preferences senior to the Common Units;

(ix)    Change the end date of any Fiscal Year;
(x)    Except as otherwise expressly provided in this Agreement, allow any Member to withdraw capital from the Company or to receive any distribution or return of such Member's Capital Contributions, to withdraw from the Company as a Member, or otherwise relieve such Member from the obligations applicable to it as an Interest Holder hereunder;
(xi)    Approve any Transfer of any Units held by any Member except as permitted by (and only in accordance with) (A) with respect to any Management Member, Section 10.01(b) and (B) with respect to any Principal Member, Section 10.01(c); or
(xii)    Approve any Transfer of any Units held by any Member to (A) any Restricted Party or (B) any Person engaged in a Competing Business (in the case of this clause (B), other than in connection with an Initial Public Offering or a Sale of the Company; provided that, if such Sale of the Company is effected pursuant to subclause (i) of Section 10.05(b), or with respect to any Sale of the Company effected pursuant to subclause (ii) or (iii) of Section 10.05(b), such Sale of the Company is for not less than one hundred percent (100%) of the Units or outstanding equity interests of the Company).
(b)    This Section 5.13 shall terminate following the consummation of an Initial Public Offering.
Section 5.14    Annual Budget. At such time as is determined by the Board of Directors, but not less than annually with respect to each Fiscal Year (it being understood that the Initial Budget shall constitute the Budget for the Fiscal Year ending February 28, 2023 for purposes of this Section 5.14), the Company shall prepare or cause to be prepared and submit to the Board of Directors a proposed Budget which shall set forth estimates of the Company Group's anticipated revenue, expenses and capital expenditures for the coming fiscal year, all based on good faith, reasonable projections at the time. At the request of the Board of Directors, the Budget shall be updated as may be appropriate to reflect changes in assumptions made in its preparation. The Budget (including updates thereto contemplated by the immediately preceding sentence) shall be subject to approval by the Board of Directors and shall be delivered to each of the Members (other than Management Members), along with any update to the Company’s business plan that is approved by the Board of Directors, pursuant to Section 3.05(d).
ARTICLE VI
DISTRIBUTIONS
Section 6.01    Distributions Generally. The Board of Directors may, subject to (i) any restrictions contained in the financing agreements to which the Company or any of its Subsidiaries is a party, (ii) having Available Cash and (iii) any other restrictions set forth in this Agreement, make distributions at any time from time to time. Notwithstanding any other provision of this Agreement to the contrary, no distribution, Tax Distribution, or other payment in respect of the Units shall be required to be made to any Member if, and to the extent that, such distribution, Tax Distribution, or other payment in respect of the Units would not be permitted under the Act or other applicable Law.
Section 6.02    Operating Distributions. The Board of Directors may authorize distributions (to the extent of Available Cash) by the Company to the Members at any time and from time to time. Subject to Section 6.04 with respect to Tax Distributions and Section 6.05 with respect to Incentive Units, all distributions by the Company other than those made pursuant to Section 6.03, shall be made or allocated to holders of Participating Units pro rata based on the number of Participating Units held by each such Member.
Section 6.03    Distribution upon Liquidation. Subject to Section 6.05, all distributions by the Company and all proceeds (whether received by the Company or directly by the Members) in connection with the dissolution of the Company shall be made or allocated among the Participating Units pro rata based on the number of Participating Units held by each such Member.
Section 6.04    Tax Distributions.
(a)    With respect to each Member, the Company shall calculate the excess of (i)(A) the Income Amount allocated or allocable to such Member for the quarter in question and for all preceding quarters, if any, within the taxable year containing such quarter multiplied by (B) the Assumed Tax Rate over (ii) the aggregate amount of all prior Tax Distributions in respect of such taxable year and any distributions made to such Member pursuant to Section 6.02 and Section 6.03, with respect to the quarter in question and any previous Tax Estimation Period falling in the taxable year containing the applicable quarter referred to in (i)(A) (the amount so calculated pursuant to this sentence is herein referred to as a “Member’s Required Tax Distribution”); provided that (1) the Board of Directors may make adjustments in its good faith reasonable discretion to reflect transactions occurring during the taxable year and (2) if the amount of a Tax Distribution actually made with respect to a quarter is greater than or less than such Member’s Tax Distribution that would have been made under this Section 6.04(a) for such period based on subsequent tax information and assuming no limitations based on prohibitions under applicable Law, Available Cash, or insolvency (such limitations, the “Liquidity Limitations”) (e.g., because the estimated Tax Distribution for a quarter was greater than or less than the amount calculated based on actual taxable income for such quarter or because such Tax Distribution would have rendered the Company insolvent), then, for subsequent quarter, the Board of Directors shall, subject to the Liquidity Limitations, cause the Company to adjust the next Tax Distribution downward (but not below zero) or upward (but in any event pro rata in proportion to the Members’ respective number of Participating Units) to reflect such excess or shortfall. For purposes of this Agreement, the “Income Amount” for a quarter shall equal, with respect to any Member, the net taxable income of the Company allocated or allocable to such Member for such quarter (excluding any compensation paid to a Member). For purposes of computing the Income Amount, the taxable income shall be determined without regard to any special adjustments of tax items required as a result of any election under Section 754 of the Code, including adjustments required by Sections 734 and 743 of the Code. For the avoidance of doubt, taxable income will include any amounts required to be included in taxable income by a Member as a result of ownership by the Company of an entity classified as a: (i) “passive foreign investment company” within the meaning of Section 1297(a) of the Code (including by reason of a “qualified election fund” election or a mark-to-market election) or (ii) “controlled foreign corporation” within the meaning of Section 957(a) of the Code in which a Member (or any of its direct or indirect owners) could be a “United States shareholder” within the meaning of Section 951(b) of the Code.
(b)    At least five (5) days before the quarterly due date for payment of estimated tax payments by corporations or individuals (whichever is earlier) on a calendar year under the Code, the Company shall distribute (to the extent of Available Cash and unless prohibited by applicable Law or by any restrictions applicable to Tax Distributions contained in the Company’s or its Subsidiaries’ then applicable bank financing agreements by which the Company or its Subsidiaries are bound) to the Members pro rata based upon the number of Participating Units held by each such Member, an aggregate amount of cash sufficient to provide each such Member with a distribution at least equal to such Member’s Required Tax Distribution (with amounts distributed pursuant to this Section 6.04, “Tax Distributions”); provided, however, that a Member may elect to reduce its Tax Distributions for any quarter at its sole discretion. Notwithstanding anything to the contrary contained in this Agreement, (i) the Board of Directors shall make, in its good faith reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Common Units) to take into account increases or decreases in the number of Units held by each Member during the relevant period and (ii) no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) shall be made other than on a pro rata basis in proportion to the Members’ respective number of Units, except to the extent a Member elects to reduce its Tax Distributions for any quarter, at its sole discretion. Any Tax Distributions shall be treated in all respects as advances against future distributions pursuant to Section 6.02 and Section 6.03, and any Tax Distributions made with respect to an Incentive Unit that is an unvested Incentive Unit shall be promptly repaid by the Member holding such Incentive Unit at the time at which such unvested Incentive Unit is no longer eligible for vesting.
(c)    Notwithstanding anything to the contrary herein, no Tax Distributions will be required to be made with respect to items arising with respect to any Covered Transaction.
Section 6.05    Limitations on Distributions to Incentive Units.
(a)    Notwithstanding Section 6.02 or 6.03, if at the time any distribution is otherwise required to be made in respect of any Incentive Unit pursuant Section 6.02 or 6.03 (but not Section 6.04) such Incentive Unit is an unvested Incentive Unit, then the amount of such distribution will be withheld from the holder of such Incentive Unit until the earlier to occur of (i) the time at which such unvested Incentive Unit becomes a vested Incentive Unit, whereupon the amount so withheld will be promptly paid by the Company to such holder without interest and (ii) the time at which such unvested Incentive Unit is no longer eligible for vesting, whereupon the amount so withheld will be distributed to the other Members pursuant to Section 6.02 or 6.03, as applicable. Distributions withheld from a holder pursuant to this Section 6.05 will nonetheless be deemed to have been received by such holder for purposes of Section 6.02 and 6.03, as applicable.

(b)    Any Member holding Incentive Units shall only be entitled to distributions pursuant to Section 6.02 or 6.03, as applicable, in respect of such Incentive Units as to the excess (if any) of any amounts remaining to be distributed after the Distribution Hurdle for such Incentive Unit has been satisfied.
Section 6.06    Distributions in Kind. The Company may make in-kind distributions to Members only with the approval of the Board of Directors. In the event of a distribution of Company property, such property shall for all purposes of this Agreement be deemed to have been sold at its Fair Market Value, and the proceeds of such sale shall be deemed to have been distributed to the Members, and such property shall be distributed in accordance with the applicable provisions of this Article VI, including Section 6.01.
Section 6.07    No Withdrawal of Capital. Except as otherwise expressly provided in this Agreement, no Member shall have the right to withdraw capital from the Company or to receive any distribution or return of such Member’s Capital Contributions, to withdraw from the Company as a Member, or otherwise relieve itself from the obligations applicable to an Interest Holder hereunder. Any unrepaid Capital Contribution is not a liability of the Company or of any Members. No Member shall be required to contribute or to lend any cash or property to the Company to enable the Company to return the other Members’ Capital Contributions.
Section 6.08    Distributions in Error. Any distributions pursuant to this Article VI made in error or in violation of Section 18-607(a) of the Act, shall, upon demand by the Board of Directors, be returned to the Company.
ARTICLE VII
BOOKS AND RECORDS
Section 7.01    Books and Records.
(a)    At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all U.S. and other income derived in connection with the operation of the Company’s business in accordance with GAAP, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a copy of this Agreement and the Certificate of Formation, shall at all times be maintained at the principal place of business of the Company.
(b)    All determinations, valuations and other matters of judgment required to be made for accounting purposes under this Agreement shall be made in good faith by the Board of Directors or by independent third parties appointed by the Board of Directors and deemed qualified by the Board of Directors to render an opinion as to the value the Company Group's assets, using such methods and considering such information relating to the investments, assets and liabilities of the Company Group as the Board of Directors or independent third party, as the case may be, may determine in the reasonable discretion of the Board of Directors and shall be conclusive and binding (absent manifest error) on all Members, their successors, heirs, estates or Legal Representatives and any other Person; provided, that the determination of Fair Market Value of any equity interest or other asset shall be determined in accordance with the terms and conditions of the definition thereof. Without limiting the foregoing, no Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.
(c)    The provisions of this Section 7.01 shall terminate upon the consummation of an Initial Public Offering.
Section 7.02    Tax Returns and Elections.
(a)    The Board of Directors shall cause to be prepared and filed all necessary U.S. federal and state income tax returns for the Company, including making any tax elections. At the Company’s expense, the Board of Directors, within 120 days of the close of the Fiscal Year, shall use good faith efforts to furnish to each Member that was a Member during such Fiscal Year a Schedule K-1 and such other tax information reasonably required for U.S. federal, state, and local income tax reporting purposes. The Company shall use commercially reasonable efforts to provide to each Person that was a Member during the Fiscal Year by May 15th of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses, and other items of such Person to be reflected on the Schedule K-1 of such Person for the prior Fiscal Year. The Company also shall provide the Members with such other information as may be reasonably requested for purposes of allowing the Members to prepare and file their own tax returns, provided that any costs or expenses with respect to the foregoing shall be borne by the requesting Member.
(b)    The Board of Directors shall (i) make (or cause to make) any available election pursuant to Section 754 of the Code (and any similar election for state or local tax purposes) for the Company and each direct or indirect Subsidiary that is treated as a partnership for U.S. federal income tax purposes and over 50% owned and controlled by the Company, in each case, for the taxable year that includes FA Acquisition’s acquisition of the Acquired Units, (ii) for the taxable year of the Company that includes the date of FA Acquisition’s acquisition of the Acquired Units, elect to use the “interim closing method” and calendar day convention under Section 706 of the Code and the Treasury Regulations promulgated thereunder for purposes of making allocations to the Members; and (iii) any other available election that the Board of Directors deems appropriate.
(c)    No Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law, and no provision of this Agreement shall be construed to sanction or approve such an election.
ARTICLE VIII
LIABILITY, EXCULPATION AND INDEMNIFICATION
Section 8.01    Liability. Subject to the provisions of the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. Despite the generality of the foregoing, an Interest Holder of the Company may, under certain circumstances, be required to return to the Company amounts previously distributed to such Interest Holder pursuant to Section 6.08.
Section 8.02    Exculpation. Each Exculpated Person undertakes to perform such duties, and only such duties, as are specifically set forth in this Agreement in accordance with the provisions of this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against an Exculpated Person. An Exculpated Person shall have no fiduciary duty to the Company, any other Member or any other Person, and an Exculpated Person shall have no liability to the Company, any other Member or any other Person based on any claim of a breach of fiduciary duty, except that this sentence shall not serve to limit (a) the duties and liabilities (including fiduciary duties) of Exculpated Persons who are employees of any Company Group Member to the extent, and only to the extent, such duties and liabilities arise out of their services as employees, directors or Officers, during their period of service or (b) the liabilities of any Exculpated Person related to such Exculpated Person’s intentional fraud, Willful Misconduct or knowing violation of Law. Despite anything to the contrary in this Agreement, to the extent that, at Law or in equity, an Exculpated Person would otherwise have duties (including fiduciary duties) and liabilities relating thereto to the Company, any other Member or any other Person, an Exculpated Person shall not be liable to the Company, any other Member or any other Person for breach of fiduciary duty for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liability of the Exculpated Person otherwise existing at Law or in equity, are hereby agreed by the Company, each other Member and any other Person bound by this Agreement to replace such other duties and liabilities of the Exculpated Person, except that this sentence shall not serve to limit (a) the duties and liabilities (including fiduciary duties) of Exculpated Persons who are employees of any Company Group Member to the extent, and only to the extent, such duties and liabilities arise out of their services as employees, directors or officers, during their period of service or (b) the liabilities of any Exculpated Person related to such Exculpated Person’s intentional fraud, Willful Misconduct or knowing violation of Law. This Section 8.02 does not limit any duties any employee of any Company Group Member may have to any Company Group Member in connection with such Person’s employment.
Section 8.03    Reliance. Each Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any officers, employees or committees of the Company, or by any other Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence (including information, opinions, reports or statements as to the value and the amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid). In addition, a Covered Person may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by the Covered Person, and any opinion of any such Person as to matters which the Covered Person reasonably believes to be within such Person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the Covered Person hereunder in good faith and in accordance with such opinion.
Section 8.04    Indemnification.
(a)    To the maximum extent permitted by Delaware Law, the Company shall indemnify the Covered Persons against, and agrees to hold the Covered Persons harmless from, any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative and whether formal or informal and including appeals against the Covered Persons, arising from the Covered Persons’ (as the case may be) performance of their duties under this Agreement or by reason of any act or omission performed or omitted in good faith by the Covered Person on behalf of any Company Group Member (including by reason of such Covered Person’s serving as a manager, member, partner, director, officer, adviser or fiduciary of another entity, including an employee benefit plan), except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person (i) by reason of such Covered Person’s intentional fraud, Willful Misconduct or knowing violation of Law with respect to such acts or omissions or (ii) in connection with any claim, demand, action, suit or proceeding initiated by such Covered Person unless such claim, demand, action, suit or proceeding (A) was brought to enforce such Covered Person's rights to indemnification hereunder or (B) was authorized or consented to by the Board of Directors; provided, that any indemnity under this Section 8.04 shall be provided out of and to the extent of Company assets only, and no other Member shall have any personal liability on account thereof.
(b)    Without limitation of the provisions of Section 8.04(a), the Company hereby acknowledges that certain of the Covered Persons may have rights to indemnification, advancement of expenses or insurance provided by Affiliates of the Fernweh Members or by Affiliates of the Aztec Members (collectively, the “Outside Indemnitors”). The Company hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the Covered Persons are primary and any obligation of the Outside Indemnitors to advance expenses or to provide indemnification for the same payment of expenses or liabilities incurred by any such Covered Person are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Covered Person to the extent legally permitted and as required by the Certificate of Formation or this Agreement (or any agreement between the Company and such Covered Person), without regard to any rights such Covered Person may have against the Outside Indemnitors, (iii) it irrevocably waives, relinquishes and releases the Outside Indemnitors from any and all claims against the Outside Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof, and (iv) no payment by the Outside Indemnitors on behalf of any Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Company hereunder shall affect the foregoing and the Outside Indemnitors shall have a right of contribution or subrogation to the extent of payment to all of the rights of recovery of such Covered Person against the Company. The Company and the Covered Persons agree that the Outside Indemnitors are express and intended third party beneficiaries of this Section 8.04.
(c)    The indemnification provided by this Article VIII shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, pursuant to any determination by the Members, as a matter of Law or otherwise, and shall continue as to any Covered Person who has ceased to serve in such capacity.
Section 8.05    Expenses of Covered Persons. To the maximum extent permitted by Delaware Law, expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to or arising out of its performance of its duties on behalf of any Company Group Member shall, from time to time, be advanced by the Company in a reasonably timely manner (and in no event later than thirty (30) days upon request) prior to or after the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amounts if it shall ultimately be determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified as authorized in this Section 8.05.
Section 8.06    Coverage.
(a)    A Covered Person shall not be denied indemnification in whole or in part under this Article VIII solely because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(b)    The provisions of this Article VIII are for the benefit of the Covered Persons and Exculpated Persons, and their heirs, successors, assigns and administrators (and each of the foregoing shall be a third party beneficiary entitled to invoke the provisions of this Article VIII), and shall not be deemed to create any rights for the benefit of any other Persons.
(c)    No amendment, modification or repeal of this Article VIII or any provision hereof shall in any manner terminate, reduce or impair the right of a Covered Person or any past, present or future Covered Person to be indemnified by the Company or the obligations of the Company to indemnify the Covered Persons under and in accordance with the provisions of this Article VIII as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 8.07    Severability. If any portion of this Article VIII shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify the Covered Person as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Article VIII that shall not have been invalidated.
Section 8.08    Insurance. The Company may purchase and maintain insurance, on behalf of the Company, its Affiliates and Directors and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers, a directors and officers liability insurance policy on terms and conditions, and with coverage amounts, satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board of Directors determines that such insurance should be discontinued.
ARTICLE IX
PREEMPTIVE RIGHTS
Section 9.01    Preemptive Rights. Except for issuances or sales of any Excluded Units, if at any time prior to an Initial Public Offering, any Company Group Member proposes to issue or sell any Offered Units, such issuance shall be subject to the preemptive right to purchase of each Preemptive Rights Offeree as set forth in this Section 9.01:
(a)    The Company shall offer to sell to each Preemptive Rights Offeree, and each such Preemptive Rights Offeree shall have the right, but not the obligation, to purchase from the Company or its applicable Subsidiary, a number of such Offered Units equal to the aggregate number of such Offered Units to be issued by the Company (or its applicable Subsidiary) multiplied by such Preemptive Rights Offeree’s Offered Percentage (the “Initial Pro Rata Offered Units Amount”). In the event that, following delivery of an Issuance Notice under this Section 9.01, any Preemptive Rights Offeree elects to purchase less than all of its respective Initial Pro Rata Offered Units Amount during the initial twenty (20) Business Day period following delivery of such Issuance Notice (the “Exercise Period”), then the Refused Units shall be allocated and issued in accordance with Section 9.01(d). If there are still Refused Units remaining after the allocation and issuance in accordance with Section 9.01(d), then such remaining Refused Units shall be allocated and issued in accordance with Section 9.01(e).

(b)    The Company shall give each Preemptive Rights Offeree at least twenty (20) Business Days’ prior written notice of any proposed issuance of Offered Units which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance, including: (i) the amount of the Offered Units to be issued, (ii) the terms of the Offered Units, including the rights to distribution, liquidation and voting, (iii) the purchase price of the Offered Units, (iv) a summary of other material terms of the proposed issuance, including the proposed date of the closing of the sale of such Offered Units (which shall in no event be more than 180 calendar days following deliver of the Issuance Notice) and if the proceeds of such sale of Offered Units are being used for the purposes of any acquisition or to cure any default under any financing agreement, copies of the relevant documents related to such acquisition or the waiver or cure of such default, (v) copies of any proposed purchase agreement and any amendments to this Agreement related to such issuance of Offered Units and (vi) such Preemptive Rights Offeree’s Initial Pro Rata Offered Units Amount (collectively, the “Issuance Notice”).
(c)    Each Preemptive Rights Offeree shall be entitled to purchase an amount of Offered Units up to its Initial Pro Rata Offered Units Amount at the same price, on the same terms and at the same time as the Offered Units are sold or issued to any other Person by the delivery of a written notice to the Company of such Preemptive Rights Offeree’s election to purchase such Offered Units delivered prior to the conclusion of the Exercise Period (a “Preemptive Rights Acceptance Notice”), which Preemptive Rights Acceptance Notice will indicate the number of Units that such Preemptive Rights Offeree agrees to purchase (which amount must be equal to or less than such Preemptive Rights Offeree’s Initial Pro Rata Offered Units Amount); provided, that if the terms and conditions of the sale of the Offered Units differ in more than a de minimis respect from the terms and conditions set forth in the Issuance Notice, then the Company shall provide an updated Issuance Notice and the Exercise Period shall conclude twenty (20) Business Days following the delivery of such updated Issuance Notice. In the event that in connection with such a proposed issuance of Offered Units, any such Preemptive Rights Offeree shall for any reason fail or refuse to give such written notice to the Company prior to the conclusion of the Exercise Period, such Preemptive Rights Offeree shall, for all purposes of this Section 9.01, be deemed to have refused (in that particular instance only) to purchase any of such Offered Units and to have waived (in that particular instance only) all of its rights under this Section 9.01 to purchase any of such Offered Units.
(d)    If, at the end of the Exercise Period, there are any Refused Units, the Company shall offer such Refused Units to the Preemptive Rights Offerees who have timely submitted a Preemptive Rights Acceptance Notice (the “Participating Preemptive Rights Offerees”) by delivering notice to such Participating Preemptive Rights Offerees, which notice shall specify the amount of Refused Units available for purchase. Each such Preemptive Rights Offeree shall be entitled to purchase (on the same terms as set forth in Section 9.01(c)) an amount of Refused Units equal to (x) the total amount of Refused Units multiplied by (y) such Preemptive Rights Offeree’s Offered Percentage (calculated, for purposes of this Section 9.01(d), assuming the term “Preemptive Rights Offeree” is replaced with “Participating Preemptive Rights Offeree”) by accepting the offer within fifteen (15) Business Days after receiving the offer to purchase such Refused Units from the Company.
(e)    If the Preemptive Rights Offerees elect to purchase less than all of the Offered Units pursuant to Section 9.01(c) and Refused Units pursuant Section 9.01(d), the Company may issue, or cause its applicable Subsidiary to issue, the remaining Refused Units to any Member or its Affiliates or any other Person pursuant to this Section 9.01 (the “Participating Offerees”) for at least the same price as and on terms no less favorable to the Company, or more favorable to the Participating Offerees, than those set forth in the Issuance Notice no later than the sixtieth (60th) day following the date of delivery of the Issuance Notice, and such Participating Offerees shall agree in writing to be bound by the terms and conditions of this Agreement as provided in Section 3.08. If the Company does not consummate the issuance of all or part of the remaining Refused Units to the Participating Offerees on or before such date, the rights provided in this Article IX shall be deemed to be revived and such Offered Units shall not be offered unless first re-offered to the Preemptive Rights Offerees in accordance with this Article IX.
(f)    Additional Provisions.
(i)    The election by any Preemptive Rights Offeree not to exercise its rights to purchase any Offered Units under this Article IX in any one instance shall not affect such Preemptive Rights Offeree’s rights as to any subsequent proposed issuance of Offered Units.
(ii)    The provisions of this Article IX shall terminate upon the consummation of an Initial Public Offering, and shall not be applicable with respect to the sale of any Units or other Interests in the Initial Public Offering.

(iii)    Despite anything to the contrary in this Section 9.01, no Member shall have any rights pursuant to this Section 9.01 with respect to any Offered Units unless (A) such Member is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (B) there is otherwise an available exemption under the Securities Act for the offer and sale of the Offered Units, as reasonably determined by counsel to the Company, and compliance with such exemption would not, in the reasonable opinion of counsel to the Company, unreasonably burden the Company or unreasonably impede the consummation of the issuance of Offered Units.
(iv)    Any Management Member shall be entitled to assign his, her or its preemptive rights under this Article IX to any Person to whom such Management Member is entitled to Transfer Units in accordance with Section 10.01(b) (other than pursuant to Section 10.01(b)(viii)), and apportion his, her or its preemptive rights under this Article IX among himself, herself or itself and any such Persons in such proportions as such Management Member deems appropriate.
(v)    Any Principal Member shall be entitled to assign its preemptive rights under this Article IX to any Person to whom such Principal Member is entitled to Transfer Units in accordance with Section 10.01(c), and apportion his, her or its preemptive rights under this Article IX among himself, herself or itself and any such Person in such proportions as such Principal Member deems appropriate.
(g)    Despite the other provisions of this Section 9.01, if the Board of Directors determines in good faith that there is an exigent need of the Company to issue or sell (or cause to be issued or sold) any Offered Units that would otherwise be required to be offered to the Preemptive Rights Offerees to exercise the rights under this Section 9.01 prior to such issuance or sale, the Company may issue or cause to be issued such Offered Units without first complying with this Section 9.01; provided, that within fifteen (15) Business Days after such sale or issuance, the Company offers each Preemptive Rights Offeree the opportunity to purchase such number of Offered Units that such Preemptive Rights Offeree would have been entitled to purchase pursuant to this Section 9.01 and any additional Offered Units that such Preemptive Rights Offeree would have been entitled to purchase pursuant to the procedures of this Section 9.01 had such procedures been followed prior to the issuance by sending written notice to the Preemptive Rights Offerees including all of the information required to be set forth in an Issuance Notice, including copies of the definitive documents entered into by the Company with respect to the sale of such Offered Units. In the event of an offer made by the Company pursuant to this Section 9.01(g), the timing and procedures for the exercise and consummation of such offer shall be the same as those set forth in Section 9.01(c), Section 9.01(d) and Section 9.01(e), with appropriate modifications to reflect the post-issuance delivery of the notice as contemplated in this Section 9.01(g).
ARTICLE X
RIGHTS AND RESTRICTIONS ON UNITS
Section 10.01    Restrictions on Transfers of Units by Members.
(a)    General Restrictions on Transfers by Members.
(i)    No Member shall Transfer any Units held by such Member, unless permitted by (and only in accordance with) this Article X (or as otherwise approved by the Board of Directors, subject to Section 5.13); it being understood that (i) the mere entry of a divorce, marital dissolution or child support decree or similar Order regarding the allocation of personal assets amongst Family Members without the actual Transfer or attempt to Transfer of a Member’s Units and (ii) the possession or Transfer of Units by the estate of a Member or a Family Member (so long as the estate does not Transfer the Units to a Person who is not a Permitted Transferee of such Member or Family Member), shall not be deemed to be a violation of this Section 10.01(a). Nothing in this Section 10.01(a) will restrict the exercise of any rights under a registration rights agreement entered into pursuant to Section 12.04, subject to the terms and conditions set forth therein. Any purported Transfer in violation of this Section 10.01 shall be void and have no effect.
(ii)    No Member shall Transfer any Units if the Board of Directors reasonably determines that such Transfer would reasonably (A) pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder or (B) be in violation of any applicable securities Laws.
(b)    Permitted Transfers by Management Members. Each Management Member may Transfer any of such Management Member’s Units as follows:

(i)    to any parent, sibling, spouse or issue (whether natural, adopted or step) of such Management Member which is a natural Person (any such Person, a “Family Member”);
(ii)    to any corporation, partnership or limited liability company that is owned exclusively by such Management Member or by one or more Family Members of such Management Member and the directors, officers, partners and managers (as applicable) of which are exclusively such Management Member or, if applicable, one or more Family Members of such Management Member; provided, that in each case, any such corporation, partnership or limited liability company is controlled, directly or indirectly, by such Management Member;
(iii)    in connection with any Public Offering or Direct Listing in which such Management Member can participate pursuant to the terms of a registration rights agreement entered into pursuant to Section 12.04, subject to the terms and conditions set forth therein;
(iv)    in connection with any Third Party Transfer pursuant to Section 10.04 or Transfer pursuant to Section 10.05;
(v)    to the Company in connection with a Call of all or any portion of its Common Units pursuant to Section 10.08;
(vi)    to a trust solely for the benefit of such Management Member or one or more Family Members of such Management Member, the trustees of which are solely such Management Member or one or more Family Members of such Management Member (the Person from which Units are Transferred in accordance with this Section 10.01(b) being herein referred to as the “Transferor”);
(vii)    to the Company in connection with the repurchase of all or any portion of his, her or its Units in accordance with this Article X; and
(viii)    to any Person at any time following the fifth (5th) anniversary of the date hereof, subject to the rights, if any, of the other Members pursuant to Sections 10.04 and 10.06;
provided, that, (1) for any Transfer to the Permitted Transferee to be effective hereunder pursuant to paragraph (i), (ii), (vi) or (viii) above, the Permitted Transferee (which, in the case of a trust, shall include each Person having authority to sell or dispose of such Units proposed to be Transferred to the trust) shall agree in writing to be bound by all of the terms of this Agreement applicable to such Management Member with respect to the Units Transferred in such Transfer as if the Permitted Transferee originally had been a party hereto; (2) for any Transfer to a Permitted Transferee that is the spouse of a Management Member to be effective hereunder, the Permitted Transferee shall execute an agreement reasonably satisfactory to the Company providing for rights of repurchase (at Fair Market Value) by such Management Member (or, if such Management Member chooses not to repurchase such equity, by the Company) in the event of a divorce between such spouse and such Management Member; (3) all of the stockholders of any Permitted Transferee that is a corporation, all of the partners of any Permitted Transferee that is a partnership, all of the members of any Permitted Transferee that is a limited liability company and all of the trustees of a Permitted Transferee that is a trust shall agree in writing not to Transfer any shares that such Persons then own or may thereafter acquire in the corporate Permitted Transferee or any partnership, limited liability company or trust interests they then own or may thereafter acquire in the partnership or trust Permitted Transferee (or otherwise allow any action the effect of which would be to transfer control of the Permitted Transferee) except to a Person described in paragraph (i), (ii) or (vi) above of this Section 10.01(b) that has made the same agreement in writing to the Company, so long as the corporate, partnership, limited liability company or trust Permitted Transferee shall own any Units; (4) such Transfer shall be effective only if the transferring Management Member provides five (5) Business Days’ prior written notice of such Transfer to the Board of Directors; and (5) no Transfer may be made to any Restricted Party or any Person engaged in a Competing Business without the approval of the Board of Directors (subject to Section 5.13). In the event a Management Member Transfers his or her Units in compliance with this Section 10.01(b), the Permitted Transferee shall become a Management Member in respect of the Transferred Units. In the event a Management Member Transfers all of its Units in compliance with this Agreement, such Person shall cease to be a Member, but such Person or the Units Transferred by such Person, as applicable, shall continue to be subject to the provisions of Sections 3.06 and 10.08, and Articles I (to the extent of applicable definitions), VIII and XIII, in each case applicable to Management Members. In addition, from and after the date a Transfer is effected in accordance with this Section 10.01(b), any reference in this Agreement to a Management Member shall be to both the Management Member (irrespective of whether the Management Member continues to own any Units) and to his or her Permitted Transferee. Any Permitted Transferee may Transfer any of its Units in accordance with the terms of this Agreement back to the Management Member from which the Units were Transferred.
(c)    Permitted Transfers by Principal Members. Each Principal Member may Transfer any Units held by such Principal Member:
(i)    in a Fernweh Permitted Transfer or Aztec Permitted Transfer, as applicable;
(ii)    in connection with any Public Offering or Direct Listing in which such Principal Member can participate pursuant to the terms of a registration rights agreement entered into pursuant to Section 12.04, subject to the terms and conditions set forth therein,
(iii)    in connection with any Third Party Transfer pursuant to Section 10.04, Transfer pursuant to Section 10.05 or, in the case of the Aztec Members, Transfer pursuant to Section 10.09;
(iv)    following the consummation of an Initial Public Offering, pursuant to Rule 144 under the Securities Act;
(v)    to the Company in connection with the repurchase of all or any portion of its Units in accordance with Section 10.06(c); and
(vi)    to any Person at any time following the third (3rd) anniversary of the date hereof, subject to the rights, if any, of the other Members pursuant to Sections 10.04 and 10.06 and the rights of the Fernweh Members pursuant to Section 10.09;
provided, that any Transfer of Units by a Principal Member to a Permitted Transferee of such Principal Member shall be effective only if (1) for any Transfer pursuant to paragraphs (i), (iii) and (vi), each Permitted Transferee to which Units are purported to be Transferred agrees in writing to be bound by all of the terms of this Agreement applicable to such Principal Member with respect to the Units Transferred in such Transfer as if such Permitted Transferee had originally been a party hereto as an Principal Member, (2) the transferring Principal Member provides five (5) Business Days’ prior written notice of such Transfer to the Board of Directors and (3) no Transfer may be made to any Restricted Party or any Person engaged in a Competing Business without the approval of the Board of Directors (subject to Section 5.13); provided, that in no event shall the Aztec Member be restricted from Transferring, or require Board of Director approval to Transfer, to a wholly owned Subsidiary of Aztec. In the event that a Principal Member Transfers its Units to a Permitted Transferee in compliance with this Section 10.01(c), such Permitted Transferee shall become a Principal Member (of the same type as the transferor, i.e., Fernweh Member or Aztec Member) in respect of the Units so Transferred. In the event that a Principal Member Transfers all of its Units to a Permitted Transferee in compliance with this Agreement, such Person shall cease to be a Principal Member, but shall continue to be subject to the provisions of Section 3.06(b) and Article I (to the extent of applicable definitions), VIII and XIII, in each case, applicable to Principal Members. From and after the date a Transfer is effected in accordance with this Section 10.01(c), any reference herein to a Principal Member with respect to such Transferred Units shall be to the Permitted Transferee to whom such Principal Member Transferred Units. Any Permitted Transferee of a Principal Member to which such Principal Member has Transferred Units may Transfer any of its Units back to such Principal Member in accordance with the terms of this Agreement. Despite anything to the contrary contained herein, each Principal Member shall remain responsible for the performance of this Agreement by each Permitted Transferee to which Units are Transferred in a Fernweh Permitted Transfer (other than pursuant to clause (ii) of the definition of Fernweh Permitted Transfer) or an Aztec Permitted Transfer, as applicable. If any Permitted Transferee to which a Principal Member transfers Units in a Fernweh Permitted Transfer (other than pursuant to clause (ii) of the definition of Fernweh Permitted Transfer) or Aztec Permitted Transfer pursuant to this Section 10.01 ceases to be a Permitted Transferee of such Principal Member, such Person shall reconvey such Units in accordance with the terms of this Agreement to such Transferring Principal Member immediately before such Person ceases to be a Permitted Transferee of such Transferring Principal Member; provided, that if such change of status is not known until after its occurrence, the former Permitted Transferee shall make such Transfer to such Transferring Principal Member as soon as practicable after the former Permitted Transferee receives notice or otherwise learns thereof.
(d)    The provisions of this Section 10.01 shall terminate upon the consummation of an Initial Public Offering.

Section 10.02    Black-out Periods for Members.
(a)    In the event of a Public Offering, if requested in writing by the managing underwriter or underwriters in such Public Offering, each of the Members shall enter into an agreement with the Company and the managing underwriter or underwriters in such Public Offering (in form reasonably acceptable to the Company and, with respect to itself, each Principal Member) pursuant to which each such Member shall agree not to (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future of) any Units (including Units that may be deemed to be beneficially owned by such Member in accordance with the rules and regulations of the Securities and Exchange Commission and Units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Units or which Units were converted or exchanged into; (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Units (or any securities into which Units were converted or exchanged for), whether any such transaction is to be settled by delivery of Units or other securities, in cash or otherwise; or (3) publicly disclose the intention to do any of the foregoing, in each case, during the period beginning on the effective date set forth in such agreement and ending ninety (90) days (or, in each case, such other period as may be reasonably requested by the Company or the managing underwriter or underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in the Financial Industry Regulatory Authority rules or any successor provisions or amendments thereto) after the date of the underwriting agreement entered into in connection with such Public Offering, to the extent timely notified in writing by the Company or the managing underwriter or underwriters. If requested by the managing underwriter or underwriters of any such Public Offering, the Members shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the Units (or other securities) subject to the foregoing restriction until the end of the period referenced above. No Member shall be released from the foregoing obligations and restrictions unless each other Member is similarly and proportionately released.
(b)    This Section 10.02 (i) shall only apply to a Public Offering, (ii) shall not apply to the sale of any Units to an underwriter pursuant to an underwriting agreement that provides the Principal Members with the right to sell Units on a pro rata basis in proportion to the Principal Members’ respective number of Units, (iii) shall be applicable to the Members only if all Officers, Directors and Members of the Company are subject to the same restrictions, and (iv) shall not apply to the sale of Units or any securities convertible into or exercisable or exchangeable for Units acquired by the Members or any of their respective Affiliates in the public market subsequent to such Public Offering. The underwriters in connection with such Public Offering are intended third party beneficiaries of this Section 10.02 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.
Section 10.03    Involuntary Transfers. Any transfer of title or beneficial ownership of Units upon default, foreclosure, forfeit, divorce, Order or other than by a voluntary decision on the part of a Member, other than death (each, an “Involuntary Transfer”), shall be void unless the Member complies with this Section 10.03 and enables the Company to exercise in full its rights hereunder. Upon any Involuntary Transfer, the Company shall have the right to purchase such Units pursuant to this Section 10.03 and the Person to whom such Units have been Transferred (the “Involuntary Transferee”) shall have the obligation to sell Units in accordance with this Section 10.03. Upon the Involuntary Transfer of any Units, such Member shall promptly (but in no event later than two (2) days after such Involuntary Transfer) furnish written notice to the Company indicating that the Involuntary Transfer has occurred, specifying the name of the Involuntary Transferee, giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer. Upon the receipt of the notice described in the preceding sentence, and for sixty (60) days thereafter, the Company shall have the right to purchase, and the Involuntary Transferee shall have the obligation to sell, any or all of the Units acquired by the Involuntary Transferee for a purchase price equal to the lesser of (a) their Fair Market Value multiplied by the number of Units acquired by the Involuntary Transferee to be acquired by the Company and (b) the amount of the indebtedness or other liability, if applicable, that gave rise to the Involuntary Transfer plus the excess, if any, of the Carrying Value of such Units over the amount of such indebtedness or other liability that gave rise to the Involuntary Transfer.
Section 10.04    Tag-Along Rights.
(a)    Subject to the last sentence of this Section 10.04(a), each Member, at such Member’s option, may, with respect to its Common Units, participate proportionately (as provided for below) in any Transfer (including in a merger, consolidation, business combination or otherwise) of Common Units to any Third Party by the Principal Members or the Management Members or their subsequent transferees (collectively, the “Initiating Tag Members”), and the Initiating Tag Members shall allow each other Member to participate proportionally in any Transfer (including in a merger, consolidation, business combination or otherwise) of Common Units owned by any of the Initiating Tag Members to any Third Party (a “Third Party Transfer”). The Initiating Tag Members shall notify the Company and each other Member in writing of (i) any Initiating Tag Member’s intention to effect such a Third Party Transfer, (ii) the identity of the Third Party transferee, (iii) the nature and per Common Unit amount of consideration to be paid by the Third Party transferee, including a description of any non-cash consideration sufficiently detailed to permit the determination of the fair market value thereof, (iv) the number of Common Units proposed to be sold by the Initiating Tag Members, (v) each other Member's pro rata portion of Common Units which it may Transfer in such Third Party Transfer, and (vi) the other material terms and conditions of such Transfer, including the proposed Transfer date, in each case, at least twenty five (25) Business Days before the closing of any such proposed Third Party Transfer, and each other Member shall have twenty (20) Business Days following the receipt of such notice from the Company to notify the Company in writing of the number of Common Units such Member desires to Transfer in such transaction. The Initiating Tag Members shall provide such information to the Company as promptly as practicable to enable the Company to comply with the foregoing sentence. Such notice shall be accompanied by a written offer from the proposed Third Party transferee to purchase such Common Units. Any Transfer of Common Units by any Member pursuant to this Section 10.04 shall be for the same price and form of consideration per Common Unit, and on the same terms and subject to the same conditions as the sale of Common Units owned by the Initiating Tag Members other than de minimis differences and other than with respect to representations made individually by a Member with respect to representations regarding authorization, due execution, enforceability, no conflicts and title, which shall be borne solely by the Member making such representations. Any indemnification or other obligation assumed in connection with a Third Party Transfer (A) shall be allocated among the Members selling Units in such Third Party Transfer on a pro rata basis, other than with respect to representations made individually by a Member regarding authorization, due execution, enforceability, no conflicts and title which shall be borne solely by the Member making such representations, (B) shall be several and not joint and (C) shall in no event exceed the lesser of (1) the total consideration actually paid to such Member in such Third Party Transfer, and (2) such Member’s pro rata share of such indemnifiable liability.
(b)     Each other Member will be entitled to sell up to that number of its Common Units which is equal to the same percentage of its Common Units as the Initiating Tag Members sell of their Common Units in such sale (determined on the basis of the aggregate number of Common Units owned and the aggregate number of such Common Units being sold by the Initiating Tag Members) (the “Tag Eligible Units”), but not in excess of the aggregate number of such Member’s Common Units (for the avoidance of doubt, such calculation shall exclude equity of any Subsidiary of the Company which may be held by a Member); provided, however, if the Third Party transferee refuses to purchase all the Tag Eligible Units that the other Members have elected to sell in a Third Party Transfer, then the number of Common Units to be sold by all Members in such Third Party Transfer (including the Initiating Tag Members) shall be reduced on a pro rata basis.
(c)    Despite anything to the contrary in this Section 10.04, the Initiating Tag Members shall, if requested by the Fernweh Members in connection with the exercise of their (or an Affiliate’s) rights pursuant to this Section 10.04, use reasonable best efforts to cause such transfer to be structured in a manner that provides that the sale of any equity interests in the Company held (directly or indirectly) by a Blocker Corp be effectuated by a sale of the stock of such Blocker Corp by the Blocker Owners to the Third Party transferee in lieu of a sale of the Units owned (directly or indirectly) by such Blocker Corp. The Company shall use reasonable best efforts to assist the Initiating Tag Members in such undertaking. For the avoidance of doubt, any such sale of Blocker Corp shares shall be for consideration of an aggregate price equal to the amount such Blocker Corp would have received had it sold its Units (held directly or indirectly) directly to the Third Party transferee.
(d)    The provisions of this Section 10.04 shall terminate upon the consummation of an Initial Public Offering.
Section 10.05    Initiation of a Sale of the Company; Drag-Along Rights.
(a)    At any time after the date hereof and prior to the consummation of an Initial Public Offering, so long as the Fernweh Members have the right to designate at least a majority of the Board of Directors, the Fernweh Members shall be permitted to, upon written notice to the Board of Directors (a “Sale Initiation Notice”) describing in reasonable detail the proposed Transaction and the proposed timing therefor, direct the Company to (i) undertake a Sale of the Company with a Third Party or (ii) initiate a sale process to effect a Sale of the Company. Promptly following the delivery of such notice, the Board of Directors shall adopt resolutions approving the Transaction described in such notice and otherwise on the terms approved the Board of Directors, and the Principal Members and the Board of Directors shall reasonably cooperate to determine the timing and process for undertaking such Transaction, which shall include, if requested by the Fernweh Members, engaging one or more financial advisors to the Company to advise on such Transaction. The Sale Initiation Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to a proposed Transaction received from a Third Party.
(b)    Despite any other provision of this Agreement to the contrary, if the Board of Directors (including at the direction of the Fernweh Members pursuant to Section 10.05(a)) shall propose to (i) sell all or substantially all of the assets of the Company Group (including by licensing of intellectual property), (ii) consummate a merger, consolidation or reorganization involving the Company in which the equityholders of the Company immediately prior to such merger, consolidation or reorganization no longer hold more than fifty percent (50%) of the Units or the outstanding equity interests of the Company (or its successors), as applicable (other than a merger, consolidation or reorganization of the Company effected exclusively for the purpose of changing the domicile of the Company), or (iii) sell or otherwise Transfer (whether by merger, consolidation, business combination or otherwise) for value more than fifty percent (50%) of the Units or outstanding equity interests of the Company, in each case, to any Third Party in a bona fide arm’s-length transaction (a “Sale of the Company”), at any time prior to the consummation of an Initial Public Offering then (A) the Fernweh Members (so long as the Fernweh Members have the right to designate at least a majority of the Board of Directors), in their discretion, may require that each other Member sell up to that number and class of Units which is equal to the same percentage of its Units as the Fernweh Members sell in such Transaction (determined on the basis of the aggregate number of Units owned by the Fernweh Members and the aggregate number of such Units being sold by the Fernweh Members), (B) each other Member shall waive any appraisal or similar rights, if any, that such Member may have in connection with such Transaction and (C) each other Member shall take or cause to be taken all other actions as may be reasonably necessary to consummate such Transaction, including, if required by this Agreement or otherwise, to vote on or approve such Transaction or consent in writing to such Transaction and, subject to the terms of the immediately succeeding sentence and Section 10.05(c), to enter into any agreements relating to such Transaction. If the Fernweh Members intend to rely upon this Section 10.05(b) to effect such Sale of the Company, the Company shall notify each Member (other than the Fernweh Members) in writing of the intention of the Fernweh Members to effect such a Sale of the Company, the identity of the transferee, the number of each class of Units proposed to be sold by the Members, the minimum number of Units to be Transferred in such transaction, the maximum number of each class of Units such Member may Transfer in such transaction and the nature and per Unit amount of consideration to be paid by the transferee and the terms and conditions of the Transfer, including a copy of any proposed purchase agreement and a description of any non-cash consideration sufficiently detailed to permit the determination of the fair market value thereof, at least forty-five (45) Business Days before the entry into definitive agreements in respect of any such proposed Transaction, and each such Member shall have thirty (30) Business Days following the receipt of such notice from the Company to notify the Company in writing of the maximum number of Units such Member desires to Transfer in such Transaction (it being understood that such Members shall be required to Transfer at least the number of Units that, taken together with the aggregate number of Units being Transferred by the Fernweh Members, equals the minimum number of Units to be Transferred in such Transaction). The Fernweh Members shall provide such information to the Company as promptly as practicable to enable the Company to comply with the foregoing sentence.
(c)    Despite anything to the contrary in Section 10.05(b), a Member shall not be required to comply with Section 10.05(b) in connection with any Transaction pursuant to Section 10.05(b) unless:
(i)    any representations and warranties to be made by such Member in connection with the Transaction are limited to representations and warranties related to authority, ownership and the ability to convey title to such Member’s Units, including representations and warranties that (A) the Member holds all right, title and interest in and to the Units such Member purports to hold, free and clear of all liens and encumbrances (other than customary permitted encumbrances), (B) the obligations of the Member in connection with the Transaction have been duly authorized, if applicable, (C) the documents to be entered into by the Member have been duly executed by the Member and delivered to the acquirer and are enforceable against the Member in accordance with their respective terms (subject to customary bankruptcy and equity exceptions); and (D) neither the execution and delivery of documents to be entered into in connection with the Transaction, nor the performance of the Member’s obligations thereunder, will cause a breach or violation in any material respect of the terms of any agreement to which such Member is a party or any Law or Order of any Governmental Authority;
(ii)    the Member shall not be liable for the breach or inaccuracy of any representation or warranty made by any other Person in connection with the Transaction, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members);
(iii)    the liability for indemnification, if any, of such Member in the Transaction and for the breach or inaccuracy of any representations and warranties made by the Company or its Members in connection with such Transaction, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Member in connection with such Transaction;
(iv)    liability shall be limited to such Member’s applicable share (determined based on the respective proceeds payable to each Member in connection with such Transaction in accordance with the provisions of this Agreement) of a negotiated aggregate indemnification amount that applies equally to all Members but that in no event exceeds the amount of consideration otherwise payable to such Member in connection with such Transaction, except with respect to claims of Willful Misconduct or intentional fraud committed by such Member;
(v)    upon the consummation of the Transaction (A) each holder of each class of Units will receive the same form of consideration for their Units of such class as is received by other Members in respect of their Units of such same class (in the case of a holder of Incentive Units, other than as a result of the Distribution Hurdle applicable to the Incentive Units of such holder) and (B) each holder of Common Units will receive the same amount of consideration per Common Unit as is received by other Members in respect of their Common Units;
(vi)    subject to clause (v) above, requiring the same form of consideration to be available to the holders of any single class of Units, if any holders of any Units are given an option as to the form and amount of consideration to be received as a result of the Transaction, all holders of such Units will be given the same option; provided, however, that nothing in this Section 10.05(c)(vi) shall entitle any Member to receive any form of consideration that such Member would be ineligible to receive as a result of such Member’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Members;
(vii)    such Member and its Affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates; and
(viii)    such Member is not required to agree (unless such Member is a Company officer or employee) to any restrictive covenant in connection with the Transaction (including any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Transaction) or any release of claims (other than a release in customary form of claims arising solely in such Member’s capacity as a member of the Company).
(d)    At the request of the Fernweh Members, the Board of Directors shall use reasonable best efforts to structure any Sale of the Company in a manner that ensures that the sale or other disposition of any equity interests in the Company held (directly or indirectly) by a Blocker Corp be effectuated by a sale or other disposition of the stock of such Blocker Corp by the applicable Blocker Owners to a proposed purchaser in lieu of a sale of the Units owned (directly or indirectly) by such Blocker Corp. For the avoidance of doubt, any such sale of Blocker Corp shares shall be for consideration of an aggregate value equal to the amount such Blocker Corp would have received had it sold its Units directly to the proposed purchaser; provided nothing in this Section 10.05(d) shall be deemed to limit the right of any holder of Units in a Sale of the Company through an Initial Public Offering using an “Up-C” structure to receive and retain payments under any “tax receivables agreement” that is entered into in connection with any such Sale of the Company.
Section 10.06    Right of First Refusal.

(a)    General ROFR Notice. Except for Transfers to a Permitted Transferee (other than pursuant to Section 10.01(b)(viii) or Section 10.01(c)(vi), to which this Section 10.06 shall apply), if at any time prior to the consummation of an Initial Public Offering, any Member proposes to accept one or more bona fide offers (a “Transaction Offer”) from one or more Persons (the “Third Party Purchaser”) to, directly or indirectly, purchase all or any portion of the Units then owned by such Member (the “Transferring Member”) or any interest therein, such Transferring Member shall promptly (and in any event at least thirty (30) days before the expected closing such Transaction Offer) provide to the Company and the Company shall promptly (and in any event at least thirty (30) days before the expected closing such Transaction Offer) provide to the Principal Members, other than, if applicable, the Transferring Member (in such capacity, the “ROFR Offeree”), written notice of the Transferring Member’s intent to make the Transfer (the “ROFR Notice”), which ROFR Notice shall include (i) a description of the Units to be transferred (the “ROFR Units”); (ii) the identity and address of the Third Party Purchaser(s); and (iii) the consideration and the material terms and conditions upon which the Transaction Offer is to be made, including a description of any non-cash consideration sufficiently detailed to permit the determination of the fair market value thereof. The ROFR Notice shall provide that that the Transferring Member has received a bona fide written offer from the Third Party Purchaser and in good faith believes a binding agreement for the Transfer is obtainable on the material terms set forth in the ROFR Notice. The ROFR Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the Transaction Offer.
(b)    ROFR Offeree’s Option. The ROFR Offeree shall have an option for a period of fifteen (15) Business Days after the applicable ROFR Notice is delivered to the ROFR Offeree to elect to purchase their respective pro rata share of the applicable ROFR Units at the same price and subject to the same terms and conditions (other than de minimis differences) as described in the ROFR Notice (the “Right of First Refusal”). Each ROFR Offeree may exercise such Right of First Refusal and, thereby, purchase all or any portion of its pro rata share of the ROFR Units, by notifying the Transferring Member and the Company in writing (the “ROFR Acceptance Notice”), before expiration of the fifteen (15) Business Day period (the “ROFR Acceptance Period”) as to the number of ROFR Units which it wishes to purchase; provided, that, if the Fernweh Members are ROFR Offerees, any Fernweh Member may assign its rights under this Section 10.06(b) to any other Fernweh Member, and the Fernweh Members may apportion the ROFR Units among them in such proportions as the Fernweh Members deem appropriate. In the event that the ROFR Offerees do not notify the Transferring Member before expiration of the ROFR Acceptance Period that the ROFR Offerees elect to purchase all or any portion of the ROFR Units or do not deliver a ROFR Acceptance Notice in writing before expiration of the ROFR Acceptance Period, then the ROFR Offerees shall be deemed to have elected not to purchase any of the ROFR Units. Each ROFR Offeree’s pro rata share of the ROFR Units shall be a fraction of the ROFR Units, of which the number of the Units owned by such ROFR Offeree on the date of the ROFR Notice shall be numerator and the total number of Units held by all ROFR Offerees on the date of the ROFR Notice shall be the denominator. In the event the ROFR Offerees elect to purchase all or a portion of the ROFR Units, the parties shall use reasonable efforts to effect such purchase at the price and on the terms and conditions set forth in the ROFR Notice as soon as practicable, but in any event within forty-five (45) days after expiration of the ROFR Acceptance Period. If the ROFR Offerees that timely delivered ROFR Acceptance Notices fail to consummate such purchase within the forty-five (45) day period provided above, then the Transferring Member may sell such ROFR Units to any Third Party Purchaser on the terms at least as favorable to the Transferring Member in all material respects as those set forth in the ROFR Notice. If the closing of the sale of the Remaining Units to any Third Party Purchaser does not occur within sixty (60) days of the expiration of the forty-five (45) day period provided above, then the ROFR Units shall again be subject to the provisions of this Section 10.06.
(c)    Company Option. In the event the ROFR Offerees do not elect to purchase all of the ROFR Units within the ROFR Acceptance Period, the Transferring Member shall, by the last day of such period, give written notice of that fact to the Company (the “Company Notice”). The Company Notice shall specify the number of Units not purchased by the ROFR Offerees (the “Remaining Units”). The Company shall have an option, exercisable for a period of ten (10) Business Days after the Company Notice is delivered to it (the “Company Acceptance Period”) to elect to purchase any or all of the Remaining Units for the consideration per Unit and on the terms and conditions set forth in the Company Notice. Such option shall be exercised by delivery by the Company of written notice to the Transferring Member (the “Company Acceptance Notice”). If the options to purchase the Remaining Units are exercised in whole or in part by the Company, the Company shall immediately notify all of the existing Principal Members of that fact, specifying the number of Remaining Units being purchased. The closing of the purchase of such Remaining Units by the Company shall take place at the offices of the Company no later than five (5) days after the date of such notice to the Principal Members. If the Company does not elect to purchase any or all of the Remaining Units, then the Transferring Member may sell such unpurchased Remaining Units to any Third Party Purchaser on the terms at least as favorable to the

Transferring Member in all material respects as those set forth in the ROFR Notice. If the closing of the sale of the Remaining Units in respect of which the Company delivers a purchase notice pursuant to this Section 10.06(c) to any Third Party Purchaser does not occur within sixty (60) Business Days of the expiration of the Company Acceptance Period, then such Remaining Units shall again be subject to the provisions of this Section 10.06.
(d)    Valuation of Property. Should the purchase price specified in the ROFR Notice be payable in property other than cash or evidences of indebtedness, the ROFR Offerees shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. If the Transferring Member and the ROFR Offerees cannot agree on such cash fair market value within ten (10) days after the Company’s receipt of the ROFR Notice, the valuation shall be made by an appraiser of nationally recognized standing selected by the Transferring Member and the ROFR Offerees or, if they cannot agree on an appraiser within twenty (20) days after the Company’s receipt of the ROFR Notice, each shall select an appraiser of recognized standing and submit its determination of the valuation and the two (2) appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value; provided, that if a Principal Member is the Transferring Member, the other Principal Member shall represent the ROFR Offerees in selection of an appraiser pursuant to this Section 10.06(d). Such appraiser’s determination of value must be within the range of the two valuations provided by the Transferring Member and the ROFR Offerees. Such appraiser shall act as an expert and not an arbitrator. The parties submitting the matter to such appraiser shall instruct such appraiser to render its written decision as promptly as practicable after the dispute is submitted to it, and in any event within 30 days. Such appraiser’s determination of value must be within the range of the valuations provided by the submitting parties and shall be final and binding on, and non-appealable by, the submitting parties or any other Person absent manifest error or intentional fraud. The cost of such appraisal shall be borne equally by the Transferring Member and the ROFR Offerees. If the time for the closing of the ROFR Offerees’ purchase has expired but for the determination of the value of the purchase price offered by the Third Party Purchaser, then such closing shall be held on or prior to the tenth (10th) Business Day after such valuation shall have been made pursuant to this Section 10.06(d).
(e)    The provisions of this Section 10.06 shall terminate upon the consummation of an Initial Public Offering.
Section 10.07    Alternative Sale Transaction. Despite anything to the contrary contained in Section 10.04 or Section 10.05, in connection with a Transaction pursuant to Section 10.04 or Section 10.05 where the consideration in such Transaction consists of or includes securities, if the issuance of such securities to a Member would require either a registration statement under the Securities Act, or preparation of a disclosure statement pursuant to Regulation D (or any successor regulation) under the Securities Act or a similar provision of any state securities Law, and such registration statement or disclosure statement is not otherwise being prepared in connection with the Transaction, then, at the option of the Board of Directors, the other Members who are not “accredited investors” (as defined in Rule 501(a) under the Securities Act) may receive, in lieu of such securities, the Fair Market Value of such securities in cash, as determined in good faith by the Board of Directors, whose determination shall be final and binding. Without limitation of the foregoing, any Transaction contemplated by Section 10.04 or Section 10.05 may provide for payment in cash equal to the Fair Market Value (as determined in good faith by the Board of Directors) of the securities to which such Members would otherwise receive as of the date of the issuance of such securities in exchange for Units to Members that are not “accredited investors” (as defined in Rule 501(a) under the Securities Act).
Section 10.08    Forfeiture and Repurchase Rights Relating to the Units.
(a)    Unless otherwise provided in a Management Member’s Employment Agreement, Management Subscription Agreement or IU Award Agreement, if a Management Member’s employment with any Company Group Member terminates for any reason, irrespective of whether such Management Member receives, in connection with such Termination, any severance or other payment from the Company or any of its Affiliates under any employment agreement or otherwise, any unvested Incentive Units held by such Management Member shall be forfeited for no consideration and the Company shall have the right, at its option, exercisable by delivery of a written notice (a “Call Notice”) (which Call Notice shall set forth the number of Common Units or vested Incentive Units being purchased pursuant to Section 10.08(a) the aggregate consideration to be paid by the Company to the Terminated Management Member and the time and place of the Call Closing) to such Management Member during the Call Period, to repurchase (a “Call”) all or any portion of the Units held by such Management Member as of the date of such Termination at such price as described below:

(i)    If any Company Group Member Terminates such Management Member for Cause or the Management Member engages in a Prohibited Activity during the term of such Management Member’s employment with the Company Group (such Termination or engagement in a Prohibited Activity, a “Bad Leaver Termination”), the purchase price with respect to all of the Units held by such Management Member shall be the lesser of (x) the Management Member’s cost with respect to such Units (less any distributions) and (y) the Fair Market Value of such Units on the Bad Leaver Termination.
(ii)    If such Management Member’s Termination occurs for any reason other than a Bad Leaver Termination, the purchase price shall be the Fair Market Value of such Units on the date of the Bad Leaver Termination.
(b)    The closing (the “Call Closing”) of any purchase of Units which the Company has elected to purchase pursuant to Section 10.08(a) (the “Called Units”) shall take place on a date specified by the Company at the principal office of the Company (i) within thirty (30) days after the Notice Date or (ii) if the Management Member’s employment Terminates by reason of death, Disability or adjudicated incompetency, within ten (10) days after the appointment of a Legal Representative (or, in either case, if the final day of such period is not a Business Day, on the first Business Day thereafter) (such applicable date, the “Scheduled Closing Date”). At the Call Closing, the Management Member shall sell, convey, transfer, assign and deliver to the Company all right, title and interest in and to the Called Units, which shall constitute (and, at the Call Closing, such Management Member shall represent, warrant and certify the same to the Company in writing) good and unencumbered title to such Called Units, free and clear of all liens, security interests, encumbrances and adverse claims of any kind and nature (other than those in favor of the Company pursuant to this Agreement), and, if the Called Units are certificated, shall deliver to the Company the certificate(s) representing the Called Units duly endorsed for transfer, or accompanied by appropriate transfer powers duly executed, and with all necessary transfer tax stamps affixed thereto at the expense of such Management Member, and the Company shall deliver to such Management Member, in full payment of the purchase price for the Called Units, either a wire transfer to an account designated by such Management Member or a cashier’s, certified or official bank check, payable to the order of such Management Member (the method of payment to be at the option of the Company), in an amount equal to the applicable per Unit purchase price for each type of Called Unit multiplied by the aggregate number of Called Units of each such type; provided that, at the Company’s discretion, the Company shall be permitted to pay the consideration for the Called Units by issuing a promissory note to such Management Member in a principal amount equal to the purchase price for such Called Units, which promissory note will bear interest at the Prime Rate and have a maturity reasonably determined by the Company. Despite anything herein to the contrary, from and after the Notice Date, such Management Member shall not have any rights with respect to any of the Called Units (including any rights pursuant to Section 10.04 or rights to receive distributions pursuant to Article VI), except to receive the purchase price therefor.
(c)    Despite the provisions of Section 10.08(a), if the Company exercises its Call pursuant to Section 10.08(a)(i), but the Company does not have and is unable to obtain sufficient funds to pay the purchase price for the Called Units from its Subsidiaries due to, or is prohibited from effecting the Call Closing on the Scheduled Closing Date by, any financing arrangement with a Third Party to which any Company Group Member is subject or by applicable Law (collectively, “Prohibitions”), then the Call Closing shall take place on the earlier of (i) first practicable date on which no Prohibitions are applicable and (ii) the consummation of a Sale of the Company, and, at the Call Closing, the Company shall pay to such Management Member additional purchase price computed as though it were interest (compounded quarterly) on the unpaid purchase price from and including the Scheduled Closing Date to, but not including, the date of the Call Closing at a rate equal to the Prime Rate. The Company shall use commercially reasonable efforts to seek a waiver of any Prohibition under any financing arrangement with a Third Party to which any Company Group Member is subject and, if at any time the Prohibitions shall cease to be applicable to any portion of the Called Units not purchased, then the Company shall purchase such portion on the first practicable date on which the Company is permitted to do so.
(d)    Despite anything to the contrary contained in this Section 10.08, a Management Member subject to a Call shall retain its right to receive any distributions made or declared by the Company through the applicable Notice Date and shall be entitled to retain any distributions received from the Company prior to the Call Closing with respect to distributions made or declared through such Notice Date.
(e)    Despite anything to the contrary contained in this Section 10.08, in the event of any inconsistency between this Section 10.08 and the provisions of any Employment Arrangement, IU

Award Agreement or Management Subscription Agreement to which a Management Member is a party, the provisions of such Employment Arrangement, IU Award Agreement or Management Subscription Agreement shall apply and supersede any inconsistent provisions contained in this Section 10.08.
Section 10.09    Aztec Change of Control.
(a)    Aztec shall provide the Fernweh Members with written notice as promptly as practicable following Aztec’s entry into a definitive agreement contemplating an Aztec Change of Control or upon the occurrence of an event that constitutes an Aztec Change of Control, as applicable, which notice shall contain all material facts relating to such Aztec Change of Control, including the name of the counterparty to such transaction, the anticipated date of consummation and the value ascribed to the Units held by the Aztec Members. The Fernweh Members shall have the right, in their sole discretion exercisable upon written notice delivered to Aztec (an “Aztec CoC Exercise Notice”) at any time after the Fernweh Members become aware of the Aztec Change of Control (including through the public announcement of the Aztec Change of Control) and no later than fifteen (15) Business Days after receipt of such written notice from Aztec to, effective upon, and subject to the consummation of such Aztec Change of Control, either: (a) terminate all rights afforded to the Aztec Members in their capacities as such and in their capacities as Principal Members under this Agreement (including the right to designate Aztec Directors and any rights under Section 5.13) other than with respect the rights afforded to the Aztec Members pursuant to Section 5.06 and the rights afforded to the Principal Members pursuant to Section 10.01(c), but, in each case, subject to the limitations contained therein (such termination, an “Aztec CoC Rights Termination”); provided that (i) an Aztec CoC Rights Termination shall not prejudice any claims of the Aztec Members arising prior to such termination and (ii) the Aztec Members shall retain any and all rights afforded to Members generally under this Agreement or applicable Law following the Aztec CoC Rights Termination; or (b) acquire all Units held by the Aztec Members in accordance with Section 10.09(b) (such acquisition, an “Aztec CoC Transfer”). In the event of an Aztec CoC Rights Termination, the Company shall be permitted to amend this Agreement, subject to the approval of the form of such amendment by the Board of Directors and the holders of a majority of the outstanding Common Units, to reflect such termination of the rights of the Aztec Members (it being understood that such amendment is for convenience only and such rights shall be deemed to terminate from and after the Aztec CoC Rights Termination).
(b)    The purchase price for the Aztec CoC Transfer shall equal the Fair Market Value of the Units held by the Aztec Members. As promptly as practicable following the delivery of an Aztec CoC Exercise Notice that provides for an Aztec CoC Transfer, the Board of Directors shall determine in good faith the Fair Market Value of the Units held by the Aztec Members (the “Aztec Units Fair Market Value”) and promptly notify the Principal Members of its determination. In the event that the Board approves the Aztec Units Fair Market Value by less than unanimous consent, the Aztec Members shall have the right, by written notice to the Fernweh Members and the Board of Directors delivered no later than ten (10) Business Days following the Board of Directors’ notification (a “Dispute Notice”), to dispute such calculation and propose an alternative Aztec Units Fair Market Value. Following delivery of the Dispute Notice, the Board of Directors and the Principal Members shall work cooperatively and in good faith to resolve such dispute as promptly as practicable thereafter. If such dispute has not been resolved in writing within ten (10) Business Days following the delivery of the Dispute Notice (as such period may be extended by mutual agreement of the Principal Members), then, at the option of the Fernweh Members exercised by written notice to the Board and Aztec: (i) the Fernweh Members may effect an Aztec CoC Rights Termination effective upon delivery of such written notice instead of continuing to pursue such Aztec CoC Transfer, following which the parties shall have no further obligations under this Section 10.09(b) or (ii) the Aztec Units Fair Market Value shall be determined by an appraiser of nationally recognized standing selected by the Fernweh Members and the Aztec Members in good faith or, if they cannot agree on an appraiser within five (5) Business Days following the expiry of such ten (10) Business Day period, the Fernweh Members and the Aztec Members shall each select an appraiser of recognized standing and the two appraisers shall promptly designate a third appraiser of recognized standing, whose appraisal shall be determinative of the Aztec Units Fair Market Value. Such appraiser shall act as an expert and not an arbitrator. The Principal Members shall instruct such appraiser to render its written decision as promptly as practicable after the dispute is submitted to it, and in any event within 30 days. Such appraiser’s determination of the Aztec Units Fair Market Value must be within the range of the valuations provided by the Fernweh Members and the Aztec Members and shall be final and binding on, and non-appealable by, the Principal Members or any other Person absent manifest error or intentional fraud. The cost of such appraisal shall be borne equally by the Fernweh Members and the Aztec Members. Despite the foregoing in no event shall the Fernweh Members be required to consummate the Aztec CoC Transfer unless and until definitive agreements in respect thereof are executed, and then only on the terms and subject to the conditions set forth therein.

(c)    Once the purchase price for the Aztec CoC Transfer has been finally determined in accordance with Section 10.09(b), the Aztec CoC Transfer shall be effected pursuant to a customary unit transfer power effective upon, and subject to the consummation of such Aztec Change of Control. If necessary, Aztec shall cause the acquiror or such other counterparty to such Aztec Change of Control to cooperate with the Fernweh Members and negotiate and execute such agreement as promptly as practicable, and in any event, within twenty (20) Business Days following the later of (i) the delivery of the Aztec CoC Exercise Notice and (ii) the final determination of the purchase price for the Aztec CoC Transfer in accordance with Section 10.09(b). Despite anything to the contrary in this Agreement (other than compliance with this Section 10.09), including any Transfer restrictions, tag along rights or rights of first refusal, the Fernweh Members shall be permitted to consummate the Aztec CoC Transfer effective upon, and subject to the consummation of such Aztec Change of Control without prior notice to or the consent of the Company or the other Members. If requested by the Fernweh Members, the Principal Members shall cooperate with each other and use their respective commercially reasonable efforts to cause the closing of the Aztec CoC Transfer to occur on the date of the consummation of the Aztec Change of Control.
(d)    Any Transfer of Units by the Aztec Members in connection with the occurrence of an Aztec Change of Control shall be void ab initio unless the Aztec Members and any acquiror or counterparty to such Aztec Change of Control comply with this Section 10.09 and enable the Fernweh Members to exercise in full their rights thereunder. The Board of Directors shall determine the effect of any such voided Transfer (assuming for such purpose that an Aztec CoC Rights Termination shall have occurred).
(e)    The provisions of this Section 10.09 shall terminate upon the consummation of an Initial Public Offering.
Section 10.10    Initial Public Offering. At any time after the date hereof and prior to the consummation of an Initial Public Offering, so long as the Fernweh Members have the right to designate at least a majority of the Board of Directors, the Fernweh Members shall be permitted to, upon written notice to the Board of Directors describing in reasonable detail the proposed transaction and the proposed timing therefor, require the Company to effect an Initial Public Offering on the terms and subject to the conditions set forth in such notice. Promptly following the delivery of such notice, the Board of Directors shall adopt resolutions approving the transactions set forth in such notice (to the extent consistent with this Section 10.10) and the Fernweh Members and the Board of Directors shall reasonably cooperate to determine the timing and process to be followed in undertaking such an Initial Public Offering, which may materially differ from the terms and conditions provided by the Fernweh Members in such written notice, but shall include, if requested by the Fernweh Members, engaging one or more investment banks or other financial advisors to the Company to act as underwriters for or advise on such transaction. Despite the foregoing, in no event shall any Member be required to sell Units (or any shares of a Successor Corporation issued to such member in respect of its Units following a Conversion) in an Initial Public Offering (other than in connection with a SPAC Transaction that constitutes a Sale of the Company).
Section 10.11    Management Member Prohibited Activities(a)    . Each Management Member understands and agrees that the Company has provided for such Management Member to hold Units in the Company to reward such Management Member for such Management Member’s future efforts and loyalty to the Company and its Affiliates by giving such Management Member the opportunity to participate in the future potential future appreciation of the Company. Accordingly, if a Management Member (i) breaches Section 10.01 after reasonable notice and an opportunity to cure, or (ii) engages in any Prohibited Activity prior to the Termination of such Management Member after written notice and a reasonable opportunity to cure, then all of the Units held by such Management Member shall be subject to repurchase by the Company or forfeiture by applying the provisions of Section 10.08 as if the date of such breach or such engagement in any Prohibited Activity was the date that the Management Member Terminated in a Bad Leaver Termination. The provisions of this Section 10.11 shall terminate upon the consummation of an Initial Public Offering.
Section 10.12    No Liens on Units by Management Members(a)    . Each Management Member understands and agrees that it will not create or incur any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind upon such Management Member’s Units during any time such Management Member is an employee of any Company Group Member. The provisions of this Section 10.12 shall terminate upon the consummation of an Initial Public Offering.

Section 10.13    No Right to Resign or Withdraw. Except in connection with a Transfer of all of such Member’s Units, no Member shall have any right to voluntarily resign or otherwise withdraw as a Member.
Section 10.14    Withholding. In the event any Transfer is permitted pursuant to this Article X, the transferring parties shall demonstrate to the satisfaction of the Board of Directors either that no withholding is required in connection with such Transfer under applicable U.S. federal, state, local, or non-U.S. Law (including under Section 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such Transfer under applicable U.S. federal, state, local, or non-U.S. Law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4) of the Code) have been so withheld.
ARTICLE XI
DISSOLUTION, LIQUIDATION AND TERMINATION
Section 11.01    Dissolving Events. The Company shall be dissolved and its affairs wound up in the manner hereinafter provided upon the happening of any of the following events:
(a)    the unanimous decision of the Board of Directors to dissolve the Company; or
(b)    any event which, under applicable Law, would cause the dissolution of the Company; provided, that, unless required by applicable Law, the Company shall not be wound up as a result of any such event and the business of the Company shall continue; provided, further, that the holders of a majority of the Common Units may vote to continue the business of the Company within ninety (90) days after the occurrence of such event.
Despite the foregoing, the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company under the Act shall not, in and of itself, cause the dissolution of the Company. In such event, the remaining Member(s) shall continue the business of the Company without dissolution.
Section 11.02    Dissolution and Winding-Up. Upon the dissolution of the Company, the assets of the Company shall be liquidated or distributed under the direction of, and to the extent reasonably determined by, the Board of Directors, and the business of the Company shall be wound up. Within a reasonable time after the effective date of dissolution of the Company, the Company’s assets shall be distributed in the following manner and order:
(a)    First, to creditors in satisfaction of indebtedness (other than any loans or advances that may have been made by any of the Members to the Company), whether by payment or the making of reasonable provision for payment, and the expenses of liquidation, whether by payment or the making of reasonable provision for payment, including the establishment of reasonable reserves (which may be funded by a liquidating trust) determined by the Board of Directors or the liquidating trustee, as the case may be, to be reasonably necessary for the payment of the Company’s expenses, liabilities and other obligations (whether fixed, conditional, unmatured or contingent);
(b)    Second, to the payment of loans or advances that may have been made by any of the Members to the Company in accordance with the terms of this Agreement;
(c)    Third, in accordance with Section 6.03; provided, that no payment or distribution in any of the foregoing categories shall be made until all payments in each prior category shall have been made in full (or reasonable provision shall have been made for payment of the same), and provided, further, that, if the payments due to be made in clauses (b) and (c) exceed the remaining assets available for such purpose, such payments shall be made to the Persons entitled to receive the same, pro rata in accordance with the respective amounts due to them.
Section 11.03    Distributions in Cash or in Kind. Upon the dissolution of the Company, the Board of Directors shall use all commercially reasonable efforts to liquidate all of the Company’s assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 11.02; provided, that the Board of Directors shall in good faith attempt to liquidate sufficient Company assets to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 11.02.

Section 11.04    Termination. The Company shall terminate when the winding up of the Company’s affairs has been completed, all of the assets of the Company have been distributed and a certificate of cancellation has been issued by the Secretary of State of the State of Delaware, all in accordance with the Act.
Section 11.05    Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.
ARTICLE XII
CONVERSION OF THE COMPANY
Section 12.01    Conversion of the Company. In connection with any proposed Initial Public Offering approved by the Board of Directors (including an Initial Public Offering initiated by the Fernweh Members pursuant to Section 10.10), the Board of Directors may, in its sole discretion (and without the approval or consent of, or any other action by, any Member (subject to Section 5.13)), (i) amend this Agreement or the Certificate of Formation, or take any other action it deems appropriate, to provide for a conversion of the Company in accordance with the Laws of Delaware to a corporation or such other entity as the Board of Directors may determine, using such means as the Board of Directors may select, including by requiring a transfer of Members’ Units to a new entity in a contribution or by merger, (ii) distribute shares of any Subsidiary of the Company to the Members, (iii) form a subsidiary holding corporation and distribute its shares to the Members, (iv) relocate the jurisdiction of organization of the Company or any successor to another jurisdiction to facilitate any of the foregoing, or (v) take such other steps as it deems reasonably necessary to create a suitable vehicle for purposes of conducting an Initial Public Offering and becoming a public entity, in each such case in accordance with the Securities Act and applicable Law (the resulting entity identified in clauses (i) — (v), the “Successor Corporation” and, such reorganization or other transactions, a “Conversion”); provided, in each such case the Board of Directors shall effect the Conversion in such a manner as fairly represents the relative economics, governance and other rights of the Members and Units provided in this Agreement.
Section 12.02    Shares of Successor Corporation. Without limiting the generality of Section 12.01, in connection with any proposed Conversion, in the reasonable discretion of the Board of Directors, all or any portion of the Units may be converted into or redeemed for shares of capital stock (or other equity securities or equity awards based upon their Fair Market Value, and after taking into account the equity interests or equity awards in any Subsidiary held by any Person other than the Company immediately prior to such Conversion) of the Successor Corporation. In all cases, any such conversion or redemption will be based on the relative Fair Market Value of the Units converted or redeemed as of any date on or preceding an Initial Public Offering as reasonably selected by the Board of Directors in its sole discretion; provided, that each holder of a particular class of Unit shall receive the same form of securities or other property and the same amount of securities or other property per Unit of such class.
Section 12.03    Cooperation. By acceptance of its Units in the Company, each Member hereby agrees and shall be required to cooperate fully with any Conversion, including by (a) entering into a stockholders’ agreement on terms substantially equivalent to those contained in this Agreement, including with respect to governance rights, restrictions on Transfers and repurchase rights (to the extent such restrictions do not terminate upon such Initial Public Offering) and lock-up provisions no less favorable to such Members than those set forth in Section 10.02, such stockholders’ agreement to be in a form reasonably acceptable to the Board of Directors, and (b) executing any necessary or appropriate documents or forms reasonably requested by the Board of Directors. It is the intent of the Members that the Conversion and the conversion or reorganization of any of the Company’s operating divisions or Subsidiaries, whether currently existing or existing in the future, into corporate or other form are part of each Member’s investment decision with respect to the Units of such Member and no further action or consent shall be required of any Member prior to the Conversion, or any such conversion or reorganization, including with respect to a Conversion effected in connection with an Initial Public Offering.
Section 12.04    Registration Rights. Concurrently with any Conversion (or any Initial Public Offering to be completed without a Conversion), the Principal Members and the Management Members shall enter into (and, in the case of a Conversion, cause the Successor Corporation to enter into) a registration rights agreement reasonably satisfactory to such Principal Members and Management Members providing for customary terms, including demand registration rights and piggyback registration rights for all Members party to the registration rights agreement, providing such Members with the opportunity to participate in any registration of securities, pro rata cutbacks, and containing customary “market stand-off” provisions.
Section 12.05    Attorney in Fact. Each Person (other than the Fernweh Members and the Aztec Members) which now or hereafter is a Member, by execution of this Agreement, a joinder agreement hereto or an instrument acknowledging that such Person is bound hereby, irrevocably constitutes and appoints the Board of Directors and any Person designated by the Board of Directors to act on its behalf for the purposes of this Article XII, and each of them acting singly, such Person’s true and lawful agent and attorney-in-fact with full power and authority in such Person’s name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices any and all agreements, instruments and other documents (including the organizational documents of the Successor Corporation, the stockholders’ agreement of the Successor Corporation, the consent or approval of the conversion of the Company into the Successor Corporation and any certificate of merger to effect the Conversion, all as set forth in this Article XII, and instruments of assignment and transfer assigning the assets of the Company or the Members’ respective Units, as the case may be, to the Successor Corporation in order to effectuate the Conversion) as are necessary or appropriate, in the reasonable opinion of the Board of Directors or such Person designated by it, to implement and effectuate the provisions of this Article XII, which power of attorney is hereby agreed and acknowledged to be irrevocable and coupled with an interest, in recognition of the fact that the Board of Directors will be relying upon its power or the power of such Person designated by the Board of Directors to act as contemplated by this Article XII in connection with the Conversion and the other matters contemplated by this Article XII, and shall survive any death, retirement, resignation, withdrawal, expulsion, removal, bankruptcy, dissolution or adjudication of incompetence or insanity of any Member until such time as the provisions of this Article XII have been implemented and effectuated to the reasonable satisfaction of the Board of Directors or their relevant designee.
Section 12.06    Treatment of Blocker Corps in a Conversion. Despite anything to the contrary in this Article XII, the Company and the Members hereby agree that, if requested by the Fernweh Members, the Company shall use reasonable best efforts to cause the Conversion to be structured in such a manner so as to enable the Blocker Owners to contribute, exchange or transfer their Blocker Corp shares to the entity resulting from such Conversion (or merge the Blocker Corp into such entity) and receive in exchange directly the number and class of both equity and debt securities of such resulting entity that the applicable Blocker Corp would otherwise be entitled to receive (directly or indirectly) pursuant to this Article XII in the absence of this Section 12.06, in a transaction intended to qualify as a tax-deferred exchange pursuant to Section 351 of the Code or Section 368(a) of the Code; provided that with respect to a Conversion undertaken using an “Up-C” or similar structure, with respect to equity held by the Blocker Corps, one (1) share of the corporation that issues shares to the public in such structure shall be considered consideration that the applicable Blocker Corp would otherwise be entitled to receive with respect to each unit held by the Blocker Corp of the resulting tax partnership, which may be the Company (assuming such unit is exchangeable into a share of such corporation on a one-for-one basis, with appropriate adjustments if not).
ARTICLE XIII
COVENANTS
Section 13.01    Regulatory Proceedings. The Company shall keep the Board of Directors and the Principal Members informed, on a current basis, of any events, discussions, notices or changes with respect to any tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving any Company Group Member, and shall reasonably cooperate with the Principal Members and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).
Section 13.02    Logos. The Company grants the Principal Members and the Co-Investors permission to use the Company’s and its Subsidiaries’ names and logos in such Members’ or their respective Affiliates’ marketing materials. Such Members or their respective Affiliates, as applicable, shall include a trademark attribution notice giving notice of the Company’s or its applicable Subsidiary’s ownership of its trademarks in the marketing materials in which the Company’s or its Subsidiaries’ names and logos appear.

Section 13.03    No Publicity or Promotion. None of the Company or the Members will, without the prior written consent of the applicable Principal Member or applicable Co-Investor, as the case may be, (i) use in advertising or publicity the name of any Principal Member or any Co-Investor or any of their respective Affiliates, or any equity holder, officer, manager, director or employee of any such Affiliates, nor any trade name, trademark, trade device, service mark, symbol, logo or any abbreviation, contraction or simulation thereof owned by such Principal Member, such Co-Investor or any of their respective Affiliates, or any equity holder, officer, manager, director or employee of any such Affiliates, or (i) represent, directly or indirectly, that any product or any service provided by any Company Group Member has been approved or endorsed by such Principal Member or the Co-Investors, or any of their respective Affiliates, or any partner, manager, director or employee of such Affiliates.
Section 13.04    No Fiduciary Duty of Certain Members. Each Member acknowledges and agrees that nothing in this Agreement, or any other documents required to be entered into by the Members in connection with this Agreement, shall create a fiduciary duty of any Aztec Member, Fernweh Member, Fernweh Group or any Affiliate thereof to the Company or any of its Members; it being understood that the Management Members shall have fiduciary duties to the extent, and only to the extent, such duties arise out of such Management Members’ services as directors or Officers as set forth in Section 5.11, during their period of service. Despite anything to the contrary herein or in any other document required to be entered into by the Members or any actions or omissions by representatives of any Aztec Member, Fernweh Member, Fernweh Group or any of their respective Affiliates in whatever capacity, including as a Director or observer to the Board of Directors, it is understood that none of the Aztec Members, Fernweh Members, Fernweh Group or any their respective Affiliates is acting as a financial advisor, agent or underwriter to the Company or any of its Affiliates or otherwise on behalf of the Company or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement, which agreement shall itself govern the terms and condition on which such services are provided and all related matters.
Section 13.05    No Non-Compete. The Company shall not, and shall cause its Subsidiaries not to, enter into any contract, agreement, arrangement or understanding containing any provision or covenant that purports to, or could reasonably be expected to, limit in any respect the ability of the Aztec Members, the Fernweh Members, the Co-Investors, the Fund Investors or any of their respective Affiliates to (i) sell any products or services to any Person or in any geographic region, (ii) engage in any line of business, (iii) compete with any Person, (iv) obtain products or services from any Person or (v) invest in any of the foregoing.
Section 13.06    Regulatory Matters.
(a)    International Trade. The Company shall, and shall cause all of its Controlled Affiliates to, comply with all applicable Laws related to international trade, including, but not limited to, Title 19 of the U.S. Code of Federal Regulations; the Export Administration Regulations, 15 C.F.R. Parts 730-774; Section 38 of the Arms Export Control Act, 22 U.S.C. § 2778; the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130; the Trading with the Enemy Act, 50 U.S.C. App. §§ 5, 16; the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; 31 C.F.R. Parts 500-598; the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff; and any similar or successor provisions to any such Laws (collectively, “International Trade Laws”).
(b)    Political Contributions. The Company shall not, and shall cause its Subsidiaries and officers, managers, directors and employees acting on behalf of any Company Group Member not to, maintain, form, sponsor or in any way contribute money or anything of value to, any political action committee or political candidate, including any state, district, local or national party committee.
(c)    Securities Trading. The Company shall not, and shall cause its Subsidiaries not to, engage in the trading of any securities, other than in connection with ordinary cash management activities and credit transactions.
(d)    Anti-Corruption.
(i)    The Company shall, and shall; cause its Subsidiaries to, comply in all material respects with all Anti-Money Laundering Laws and Anti-Corruption Laws.
(ii)    The Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, use the proceeds from any investment by the Members, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture or other person or entity, for the purpose of financing or facilitating any activity that would violate Anti-Corruption Laws.
(iii)    The Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, (A) contribute or otherwise make available all or any part of the proceeds of any investment by the Members, to, or for the benefit of, any individual or entity (whether or not related to any Member of the Company) for the purpose of financing the activities or business of, other transactions with, or investments in, any Restricted Party; or (B) engage in any transaction, activity or conduct that would violate Sanctions, that would cause any Person to be in breach of any Sanctions or that could reasonably be expected to result in any Company Group Member being designated as a Restricted Party.
(e)    Regulated Business. The Company shall not, and shall cause its Subsidiaries not to, become engaged in insurance, banking or financing services, telecommunications or public utility businesses or any other similarly regulated businesses.
Section 13.07    MEPP Matters.
(a)    MEPP Liability Allocation. In the event that any MEPP Party is assessed any Specified MEPP Liability (whether due and payable at one time or in multiple installments) with respect to a Withdrawal Event that occurs during the period commencing on the Closing Date and ending on December 31, 2024 (such period, the “MEPP Liability Allocation Period”), such Specified MEPP Liability shall be paid to the relevant MEPP Plan by the MEPP Assessed Party as such payments become due (“Specified MEPP Payments”) and the Aztec Members, the Company and Fernweh Members shall reimburse the MEPP Assessed Party for such Specified MEPP Payments as follows:
(i)    First, the Company shall promptly reimburse the MEPP Assessed Party (unless the Company or its ERISA Affiliates are the MEPP Assessed Party) for Specified MEPP Payments as such payments become due up to an aggregate amount of $10 million;
(ii)    Second, if the Specified MEPP Liability is greater than $10 million, the Aztec Members shall promptly reimburse the MEPP Assessed Party (unless Aztec or its ERISA Affiliates (excluding any member of the Company Group) are the MEPP Assessed Party) for up to the next $12 million of Specified MEPP Payments as such payments become due;
(iii)    Third, if the Specified MEPP Liability is greater than $22 million, the Fernweh Members shall promptly reimburse the MEPP Assessed Party for payments made by the MEPP Assessed Party for up to the next $18 million of Specified MEPP Payments as such payments become due; and
(iv)    Fourth, if the Specified MEPP Liability is greater than $40 million, the Company shall promptly reimburse the MEPP Assessed Party (unless the Company or its ERISA Affiliates are the MEPP Assessed Party) for any remaining Specified MEPP Payments as such payments become due.
(b)    Withdrawal Negotiation. In the event that a Withdrawal Event occurs during the MEPP Liability Allocation Period, the Company, the Aztec Members and the Fernweh Members shall mutually agree upon the person or persons (the "MEPP Representative") who shall be authorized to engage in any negotiation (including any related arbitration, review or appeal) of the amount of Specified MEPP Liability assessed by a MEPP Plan in connection with such Withdrawal Event, including the negotiation of a lump sum settlement amount (the "Withdrawal Negotiations"). The Company, the Aztec Members and the Fernweh Members shall take all actions reasonably necessary to permit the MEPP Representative to represent the MEPP Assessed Party in the Withdrawal Negotiations, including all actions reasonably necessary to allow the MEPP Representative to negotiate, arbitrate, review or appeal the accuracy of the amount of Specified MEPP Liability initially assessed (or at any time thereafter assessed) by the relevant MEPP Plan. The MEPP Assessed Party shall make timely payments of monthly or quarterly withdrawal liability installments while any such arbitration, review, appeal or negotiations are pending and, in the event of a lump sum settlement, to timely pay the lump sum settlement amount (and any installments due prior to payment of the lump sum settlement amount) to the relevant MEPP Plan, subject to Section 13.07(a). Notwithstanding the foregoing, the final result of any Withdrawal Negotiations must be approved by the Company, the Aztec Members and the Fernweh Members, and the Company, the Aztec Members and the Fernweh Members shall share equally the reasonable and documented out of pocket costs and expenses of the MEPP Representative in connection with its conduct of the Withdrawal Negotiations (it being understood that the MEPP Representative shall not receive any compensation for carrying out its duties). In the event that the final result of the Withdrawal Negotiations approved pursuant to the immediately preceding sentence is a settlement payable in installments in respect of which one or more Principal Members will have reimbursement obligations pursuant to Section 13.07(a), each such Principal Member shall implement an escrow arrangement or other surety or guarantee arrangement reasonably acceptable to the other Principal Member and the Company covering such reimbursement obligations in full (unless otherwise agreed by such other Principal Member and the Company).
(c)     For the avoidance of doubt, in the event that any MEPP Party (other the Company or its ERISA Affiliates) is assessed any Specified MEPP Liability (whether due and payable at one time or in multiple installments) with respect to a Withdrawal Event that occurs after the MEPP Liability Allocation Period, the Company shall indemnify such MEPP Party for any such Specified MEPP Liability to the extent such indemnity is available on the terms, and subject to the conditions, set forth in the Transaction Agreement.
Section 13.08    Right to Conduct Activities. The Company hereby acknowledges that Fernweh Group, the Fernweh Members and certain of the Co-Investors and their respective affiliated advisors and funds (together, the “Fund Investors”) are professional investment managers or funds, and as such, invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as conducted or proposed to be conducted). Neither the Fund Investors nor their Affiliates (including affiliated advisors and funds) shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by a Fund Investor or any affiliated fund in any entity competitive to the Company, or (ii) actions taken by any advisor, partner, officer or other representative of a Fund Investor or any affiliated fund to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise; provided, however, that the foregoing shall not relieve (x) any Principal Member of liability in respect of a breach of Section 3.07(a), (y) the Fund Investors or any other party from liability associated with the intentional misuse of the Company’s confidential information that is a breach of Section 3.06 hereof or any other agreement between the Company and such Fund Investor, or (z) subject to Section 13.04 any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.
ARTICLE XIV
MISCELLANEOUS
Section 14.01    Rules of Construction.
Unless the context otherwise requires:
(a)    A capitalized term has the meaning assigned to it in this Agreement.
(b)    An accounting term used herein but not otherwise defined has the meaning assigned to it under GAAP.
(c)    References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be.
(d)    References to Articles and Sections shall refer to articles and sections of this Agreement, unless otherwise specified.
(e)    The table of contents and headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision thereof.
(f)    This Agreement has been drafted jointly through the exchange of drafts hereof, and shall be construed without regard to any presumption, burden of proof or other rule favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.
(g)    Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken no later than 5:00 PM, Dallas time, on the last day of the time period, which shall be calculated starting with the day immediately following the date of the event; provided that if the last day of the period is not a Business Day, then such action shall be required to be taken no later than 5:00 PM, Dallas time, on the following Business Day. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(h)    A monetary figure given in United States dollars shall be deemed to refer to the equivalent amount of foreign currency when used in a context which refers to or includes operations conducted principally outside of the United States.
(i)    References to “including” (or other like terms) in this Agreement shall mean “including, without limitation,” whether or not so specified. The words “hereof,” “herein” and “hereunder” and other like terms, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(j)    References to “or” in this Agreement shall mean “and/or” unless used in conjunction with “either”.
(k)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The rule known as the ejusdem generis rule shall not apply, and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.
(l)    References to “written” or “in writing” include documents in electronic form or transmission by email.
Section 14.02    Further Actions. Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Company in connection with the continuation of the Company and the achievement of its purposes, including (a) any documents that the Company deems necessary or appropriate to continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct business and (b) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company.
Section 14.03    Notices. All notices and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier service to the Person for whom it is intended or (b) sent by email, as provided in this Section 14.03, provided that no message of non-delivery is received with respect to such email from the intended recipient:
If to the Company:
AIS Investment Holdings LLC
560 Horizon Drive, Suite 100
Suwanee, GA 30024
Attn:     Nick Santhanam
Email:     nick.santhanam@fernweh.com
with copies (which shall not constitute notice) to:
Cooley LLP
55 Hudson Yards
New York, NY 10001
Attn:     Ian Nussbaum
Bill Roegge
Email:     inussbaum@cooley.com
broegge@cooley.com
If to any Member, at the address or email set forth below such Member’s name on the signature page hereto, or at such other address or email as such Member may hereafter designate by written notice to the Company.

Section 14.04    Governing Law. This Agreement and any demand, suit, action, claim or proceeding that may be based upon, arise out of or relate or be incidental to this Agreement, the negotiation, execution, performance thereof or the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Dispute”), will be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.
Section 14.05    Specific Performance. The Units cannot readily be purchased or sold in the open market, and for that reason, among others, the parties acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the terms or provisions of this Agreement were not performed or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, despite anything to the contrary contained in this Agreement, each of the parties hereto shall be entitled to an injunction or injunctions to prevent such breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages (and each party hereto hereby waives any requirement for security or posting of any bond in connection with such remedy), such remedy being in addition to any other remedy to which any party may be entitled at law or in equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the parties hereto otherwise have an adequate remedy at law.
Section 14.06    Entire Agreement. This Agreement and the Transaction Documents (and all exhibits and schedules hereto and thereto) collectively constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, among the parties respecting the subject matter hereof and thereof.
Section 14.07    Severability. The provisions of this Agreement shall be deemed severable and if any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law or as a matter of public policy, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any covenant, restriction, term or provision hereof is invalid, illegal, void or unenforceable, or application of such covenant, restriction, term or provision to any Person or any circumstance is invalid, illegal, void or unenforceable, the parties agree that (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such covenant, restriction, term or provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the covenants, restrictions, terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 14.08    Amendments and Waiver.
(a)    Except as expressly provided herein, this Agreement, the Certificate of Formation and any of the provisions hereof or thereof may be amended, modified or supplemented, in whole or in part, only by a written agreement signed by the Company and each of the Principal Members; provided, that if such amendment, modification or supplement adversely affects the Management Members as Interest Holders materially and disproportionately to the Principal Members, then such amendment, modification or supplement shall require the written consent of Management Members holding a majority of the Units then owned by the Management Members.
(b)    The observance of any provision of this Agreement may be waived if, any only if, such waiver is in writing and signed by the party that will lose the benefit of such provision as a result of such waiver; provided, that any such waiver by the Company, or any waiver by the Company of any breach by another party hereto of any provision of this Agreement, shall require the prior written consent of the Company; provided, further, that any provision providing a benefit to any group of Members (e.g., Management Members, Fernweh Members or Aztec Members) may only be waived in writing by the Members of such group holding a majority of the Units then held by all Members of such group. The waiver by a party hereto of a breach by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of such breach by any other party hereto except as otherwise explicitly provided for in the writing evidencing such waiver. Except as otherwise expressly provided herein, no failure on the part of any party or parties to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at Law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party or parties preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law. Subject to Article IX, if applicable, a Person who becomes a Member on or after the date hereof shall become a party to this Agreement by executing a counterpart signature page or a separate joinder to this Agreement in the form attached hereto as Schedule B, and the foregoing shall not be deemed an amendment to this Agreement. Except as may otherwise be provided by applicable Law in connection with the winding-up, liquidation and dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.
Section 14.09    No Third Party Beneficiaries. Other than Section 3.07, Article VIII, Section 10.02, and Section 13.07, nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective Legal Representatives, successors and assigns) any legal or equitable right, remedy, cause of action or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise. The Business Venture Persons shall be third-party beneficiaries of the provisions of Section 3.07 and shall be entitled to enforce such provisions directly. The Exculpated Persons and Covered Persons (and their heirs, successors, assigns and administrators) and the Outside Indemnitors (and their successors, assigns and administrators) shall be third party beneficiaries of the applicable provisions of Article VIII, and shall be entitled to enforce such provisions directly. The underwriters of any Public Offering are intended third party beneficiaries of the provision of Section 10.02 and shall be entitled to enforce such provisions directly.
Section 14.10    Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the Members hereto and their respective Legal Representatives, successors and permitted assigns; provided, that no Member may assign any of its rights or delegate any of its obligations hereunder (directly or indirectly, including by operation of Law or in connection with a change of control of such Member, including a direct or indirect acquisition of a majority of the equity interests or voting power of such Member) without the prior written consent of the Company and each Member, unless such assignment is in connection with a Transfer explicitly permitted by this Agreement, and prior to such assignment, such assignee complies with the requirements of this Agreement, including Section 10.01. Any purported assignment in violation of this Agreement is void.
Section 14.11    Jurisdiction; Court Proceedings; Waiver of Jury Trial.
(a)    Any Dispute shall exclusively be brought and resolved in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, in the event that such court declines jurisdiction or does not have subject matter jurisdiction over such Dispute, first to any federal, or second, to any state court, each located in Wilmington, Delaware (such courts, the “Chosen Courts”). In that context, and without limiting the generality of the foregoing, each party irrevocably and unconditionally:
(i)    submits for itself and its property to the exclusive jurisdiction of such Chosen Courts with respect to any Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Dispute shall be heard and determined in such courts;
(ii)    agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have (A) to the laying of venue in any such action or proceeding in the Chosen Courts; and (B) that any such court is an improper or inconvenient forum for the resolution of any Dispute; and
(iii)    agrees that the mailing of process or other papers in connection with any such Dispute in the manner provided in Section 14.03 will be valid and sufficient service thereof; provided, however, that nothing herein will be deemed to prevent a party from making service of process by any means authorized by the Laws of the State of Delaware.

(b)    EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DEMAND, SUIT, ACTION, CLAIM OR PROCEEDING, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO AFFILIATE, REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 14.11(B). Each party may file an original counterpart or a copy of this Section 14.11 with any court as written evidence of the consent of each party to the waiver of its right to trial by jury.
Section 14.12    Expenses. Except as otherwise provided in this Section 14.12 and in Section 14.13 or as provided in another Transaction Document, all costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of counsel, financial advisors, consultants and accountants) shall be borne by the Company.
Section 14.13    Attorneys’ Fees. In the event that any Action is brought for the purpose of determining or enforcing the right of any party or parties hereunder, the party or parties prevailing (as determined by a court of competent jurisdiction) in such Action shall be entitled to recover from the non-prevailing party or parties all reasonable costs and expenses incurred by the prevailing party or parties, including reasonable attorneys’ fees.
Section 14.14    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.
Section 14.15    Adjustments. Wherever in this Agreement there is a reference to a specific number or percentage of Units of any class or series, or a price per Unit, or consideration received in respect of such Units, then upon the occurrence of any subdivision, combination, reclassification, Unit split, or Unit dividend or similar event affecting such class or series of Units, the specific number or percentage of Units, or price or consideration, so referenced in this Agreement shall automatically be adjusted to reflect the effect on the outstanding Units of such class or series by such subdivision, combination, reclassification, Unit split, Unit dividend or similar event.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Members have executed or caused this Agreement to be executed as of the date first written above.

FERNWEH AIS ACQUISITION LP
By: Fernweh AIS Acquisition GP LLC
Its: General Partner

By:     /s/ Narendra K. Santhanam
Name: Narendra K. Santhanam
Title: Authorized Person
Address:
AIS Investment Holdings LLC
560 Horizon Drive, Suite 100
Suwanee, GA 30024
Attn:     Nick Santhanam
Email: nick.santhanam@fernweh.com

AZZ INC.
By:     /s/ Philip A. Schlom
Name: Philip A. Schlom
Title: Chief Financial Officer
Address:
AZZ Inc.
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107
Attn: Tara D. Mackey
Email: TaraMackey@AZZ.com

ATKINSON HOLDING COMPANY LLC
By:     /s/ Philip A. Schlom
Name: Philip A. Schlom
Title: Vice President and Treasurer
Address:
Atkinson Holding Company LLC
c/o AZZ Inc.
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107
Attn: Tara D. Mackey
Email: TaraMackey@AZZ.com

[Signature Page to Amended and Restated Limited Liability Company Agreement of AIS Investment Holdings LLC]

Schedules A through E
Members and Units
THESE SCHEDULES HAVE BEEN OMITTED BECAUSE THEY ARE NOT MATERIAL, WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED AND ARE THE TYPE OF INFORMATION THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.